Exhibit 10.1

Execution Copy

CREDIT AGREEMENT

Dated as of June 14, 2013

among

DELIA*S, INC.,

as the Lead Borrower

For

The Borrowers Named Herein

The Guarantors Named Herein

SALUS CAPITAL PARTNERS, LLC

as Administrative Agent and Collateral Agent,

and

The Other Lenders Party Hereto

i

SCHEDULES

1.01	Borrowers
1.02	Guarantors
1.03	Inactive Subsidiaries
2.01	Commitments and Applicable Percentages
5.01	Loan Parties Organizational Information
5.08(b)(1)	Owned Real Estate
5.08(b)(2)	Leased Real Estate
5.09	Environmental Matters
5.10	Insurance
5.13	Subsidiaries; Other Equity Investments; Equity Interests in the Borrower
5.18	Collective Bargaining Agreements
5.21(a)	DDAs
5.21(b)	Credit Card Arrangements
5.24	Material Contracts
6.02	Financial and Collateral Reporting
7.01	Existing Liens
7.02	Existing Investments
7.03	Existing Indebtedness
7.09	Affiliate Transactions
10.02	Agent’s Office; Certain Addresses for Notices

EXHIBITS

Form of

A	Committed Loan Notice
B	Note
C	Compliance Certificate
D	Assignment and Assumption
E	Borrowing Base Certificate
F	Credit Card Notification
G	DDA Notification
H	Business Plan

Execution Copy

CREDIT AGREEMENT

This CREDIT AGREEMENT (“Agreement”) is entered into as of June 14, 2013, among DELIA*S, INC., a Delaware corporation (the “Lead Borrower”), the Persons named on Schedule 1.01 hereto (collectively, the “Borrowers”), the Persons named on Schedule 1.02 hereto (collectively, the “Guarantors”), each Lender from time to time party hereto, and SALUS CAPITAL PARTNERS, LLC, as Administrative Agent and Collateral Agent.

The Borrowers have requested that the Lenders provide a revolving credit facility and certain other financial accommodations, and the Lenders have indicated their willingness to lend, in each case on the terms and conditions set forth herein.

All Obligations of the Loan Parties to the Agent and Lenders hereunder and under the other Loan Documents shall be full recourse to each of the Loan Parties and secured by the Agent’s security interest in and liens on all or substantially all of the assets of the Loan Parties included in the Collateral.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

1.01 Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“ACH” means automated clearing house transfers.

“Accommodation Payment” as defined in Section 10.22(d).

“Account” means “accounts” as defined in the UCC, and also means a right to payment of a monetary obligation, whether or not earned by performance, (a) for property that has been or is to be sold, leased, licensed, assigned, or otherwise disposed of, (b) for services rendered or to be rendered, (c) for a policy of insurance issued or to be issued, (d) for a secondary obligation incurred or to be incurred, (e) for energy provided or to be provided, (f) for the use or hire of a vessel under a charter or other contract, (g) arising out of the use of a credit or charge card or information contained on or for use with the card, or (h) as winnings in a lottery or other game of chance operated or sponsored by a state, governmental unit of a state, or person licensed or authorized to operate the game by a state or governmental unit of a state. The term “Account” includes health-care-insurance receivables.

“Acquisition” means, with respect to any Person (a) an investment in, or a purchase of, a Controlling interest in the Equity Interests of any other Person, (b) a purchase or other acquisition of all or substantially all of the assets or properties of, another Person or of any business unit of another Person, (c) any merger or consolidation of such Person with any other Person or other transaction or series of transactions resulting in the acquisition of all or substantially all of the assets, or a Controlling interest in the Equity Interests, of any Person, or (d) any acquisition of any Store locations of any Person (other than of a Loan Party by another Loan Party), in each case in any transaction or group of transactions which are part of a common plan.

“Act” shall have the meaning provided in Section 10.17.

“Administrative Agent” means Salus in its capacity as administrative agent under any of the Loan Documents, or any successor thereto in such capacities.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Agent.

“Affiliate” means, with respect to any Person, (i) another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified, (ii) any director, officer, managing member, partner, trustee, or beneficiary of that Person, (iii) any other Person directly or indirectly holding fifteen percent (15%) or more of any class of the Equity Interests of that Person, and (iv) any other Person fifteen percent (15%) or more of any class of whose Equity Interests is held directly or indirectly by that Person.

“Agent” means Salus in its capacity as Administrative Agent and Collateral Agent under any of the Loan Documents, or any successor thereto in such capacities.

“Agent’s Office” means the Agent’s address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as the Agent may from time to time notify the Lead Borrower and the Lenders.

“Agent Party” shall have the meaning specified in Section 10.02(c).

“Aggregate Commitments” means the Commitments of all of the Lenders. As of the Closing Date, the Aggregate Commitments are $30,000,000.

“Agreement” means this Credit Agreement, as the same may be amended, restated, supplemented, or modified from time to time.

“Allocable Amount” has the meaning specified in Section 10.22(d).

“Applicable Interest Rate” has the meaning specified in the Fee Letter.

“Applicable Lenders” means the Required Lenders, all affected Lenders, or all Lenders, as the context may require.

“Applicable Percentage” means, with respect to any Lender at any time, the percentage (carried out to the ninth decimal place) of the Aggregate Commitments represented by such Lender’s Commitment at such time. If the commitment of each Lender to make Loans has been terminated pursuant to Section 2.06 or Section 8.02 or if the Aggregate Commitments have expired, then the Applicable Percentage of each Lender shall be determined based on the Applicable Percentage of such Lender most recently in effect, after giving effect to any subsequent assignments. The initial Applicable Percentage of each Lender is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“Appraisal Percentage” means ninety five percent (95%).

“Appraised Value” means (a) with respect to Eligible Inventory, the appraised orderly liquidation value, net of costs and expenses to be incurred in connection with any such liquidation, which value is expressed as a percentage of Cost of Eligible Inventory as set forth in the inventory stock ledger of the

Borrowers, which value shall be determined from time to time by the most recent appraisal undertaken by an independent appraiser engaged by the Agent, or (b) with respect to Eligible Real Estate, the fair market value of Eligible Real Estate as set forth in the most recent appraisal of Eligible Real Estate as determined from time to time by an independent appraiser engaged by the Agent, which appraisal shall assume, among other things, a marketing time of not greater than twelve (12) months or less than three (3) months; provided that the Appraised Value of Eligible Real Estate shall in no event exceed the maximum amount of the Obligations at any time specified to be secured by a Mortgage thereon, or (c) with respect to Eligible Intellectual Property, the appraised orderly liquidation value of Eligible Intellectual Property as set forth in the most recent appraisal of Eligible Intellectual Property as determined from time to time by an independent appraiser engaged by the Agent.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender, (c) an entity or an Affiliate of an entity that administers or manages a Lender or (d) the same investment advisor or an advisor under common control with such Lender, Affiliate or advisor, as applicable.

“Assignee Group” means two or more assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 10.06(b)), and accepted by the Agent, in substantially the form of Exhibit D or any other form approved by the Agent.

“Attributable Indebtedness” means, on any date, (a) in respect of any Capital Lease Obligation of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease or similar payments under the relevant lease or other applicable agreement or instrument that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease, agreement or instrument were accounted for as a capital lease.

“Audited Financial Statements” means the audited consolidated balance sheet of the Lead Borrower and its Subsidiaries for the Fiscal Year ended February 2, 2013, and the related consolidated statements of income or operations, Shareholders’ Equity and cash flows for such Fiscal Year of the Lead Borrower and its Subsidiaries, including the notes thereto.

“Availability” means, as of any date of determination thereof by the Agent, the result, if a positive number, of:

(a)	the Maximum Loan Amount

minus

(b)	the Total Outstandings.

In calculating Availability at any time and for any purpose under this Agreement, the Lead Borrower shall certify to the Agent that all current accounts payable and Taxes (other than accounts payable and Taxes being contested in good faith with adequate reserves established by the Lead Borrower) are being paid in a manner consistent with the Loan Parties’ business practices in effect on the Closing Date.

“Availability Block” means an amount equal to $550,000 or, if a Default or Event of Default exists, such other amount established by the Agent.

“Availability Period” means the period from and including the Closing Date to the earliest of (a) the Maturity Date, (b) the date of termination of the Aggregate Commitments pursuant to Section 2.06, and (c) the date of termination of the commitment of each Lender to make Committed Loans pursuant to Section 8.02.

“Availability Reserves” means, without duplication of any other Reserves or items to the extent such items are otherwise addressed or excluded through eligibility criteria, such reserves as the Agent from time to time determines in its Permitted Discretion as being appropriate (a) to reflect the impediments to the Agent’s ability to realize upon the Collateral, (b) to reflect claims and liabilities that the Agent determines will need to be satisfied in connection with the realization upon the Collateral, (c) to reflect criteria, events, conditions, contingencies or risks which adversely affect any component of the Borrowing Base, or (d) to reflect that a Default or an Event of Default then exists. Without limiting the generality of the foregoing, Availability Reserves may include, in the Agent’s Permitted Discretion, (but are not limited to) reserves based on: (i) rent payable to any lessor in such amounts as Agent shall determine in respect of any leased store, distribution center, warehouse or other location where Collateral is located unless, with respect to any such leased location, the Loan Parties have delivered to Agent a landlord agreement from the lessor with respect to such location which is satisfactory in form and substance to Agent that addresses such matters; (ii) customs duties, and other costs to release Inventory which is being imported into the United States; (iii) past due Taxes and other governmental charges, including, without limitation, ad valorem, real estate, personal property, sales, claims of the PBGC and other Taxes which may have priority over the interests of the Agent in the Collateral; (iv) Customer Credit Liabilities; (v) Customer Deposits; (vi) reserves for reasonably anticipated changes in the Appraised Value of Eligible Inventory between appraisals; (vii) warehousemen’s or bailee’s charges (to the extent a warehousemen’s or bailee’s waiver has not provided which is satisfactory in form and substance to Agent and addresses such matters), and other Permitted Encumbrances which may have priority over the interests of the Agent in the Collateral; (viii) amounts due to vendors on account of consigned goods; (ix) Realty Reserves; (x) amounts past due under the Daisy License Agreement, and (xi) royalties payable in respect of licensed merchandise.

“Base Rate” means a variable rate of interest per annum equal to the prime rate of interest from time to time published by www.bankrate.com. The applicable prime rate for any date not set forth therein shall be the rate set forth the immediately preceding date. In the event that www.bankrate.com ceases to publish a prime rate or its equivalent, the term “Base Rate” shall mean a variable rate of interest per annum equal to the “prime rate” as published in The Wall Street Journal from time to time.

“Blocked Account” has the meaning provided in Section 6.13(a)(ii).

“Blocked Account Agreement” means with respect to an account established by a Loan Party, an agreement, in form and substance satisfactory to the Agent, establishing control (as defined in the UCC) of such account by the Agent and whereby the bank maintaining such account agrees to comply only with the instructions originated by the Agent without the further consent of any Loan Party.

“Blocked Account Bank” means each bank with whom deposit accounts are maintained in which any funds of any of the Loan Parties from one or more DDAs or other accounts are concentrated and with whom a Blocked Account Agreement has been, or is required to be, executed in accordance with the terms hereof.

“Borrower Materials” means any Borrowing Base information, reports, financial statements and other materials delivered by the Borrowers hereunder, as well as other Reports and information provided by the Agent to the Lenders.

“Borrowers” has the meaning specified in the introductory paragraph hereto.

“Borrowing Base” means, at any time of calculation, an amount equal to:

(a) the face amount of Eligible Credit Card Receivables multiplied by the Credit Card Advance Rate;

plus

(b) the Cost of Eligible Inventory, net of Inventory Reserves, multiplied by the product of the Appraisal Percentage multiplied by the Appraised Value of Eligible Inventory;

plus

(c) the Appraised Value of Eligible Real Estate, net of any Realty Reserves, multiplied by the Real Estate Advance Rate; provided, however, the availability generated pursuant to this clause (c) shall at no time exceed thirty-five percent (35%) of the Maximum Loan Amount;

plus

(d) the Appraised Value of the Eligible Intellectual Property, net of Intellectual Property Reserves, multiplied by the Intellectual Property Advance Rate;

minus

(e) the Availability Block;

minus

(f) without duplication, the amount of all Availability Reserves.

“Borrowing Base Certificate” means a certificate substantially in the form of Exhibit E hereto (with such changes therein as may be required by the Agent to reflect the components of and reserves against the Borrowing Base as provided for hereunder from time to time), executed and certified as accurate and complete by a Responsible Officer of the Lead Borrower which shall include appropriate exhibits, schedules, supporting documentation, and additional reports as reasonably requested by the Agent.

“Business” means a multi-channel retail company, marketing to teenage girls through websites, direct mail catalogues, and retail stores.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Agent’s Office is located.

“Business Plan” means, with respect to any Fiscal Year, (i) a reasonably detailed forecast prepared by management of the Borrowers for such Fiscal Year, which shall include (without limitation) an Availability model, Consolidated income statement, balance sheet, and statement of cash flow, by month, each prepared in conformity with GAAP and consistent with the Borrowers’ then current practices, the amount of any proposed distributions to be made pursuant to Section 7.06 and such other information (financial or otherwise) as is reasonably requested by the Agent, and (ii) any revisions to such forecast, in each case in form and substance satisfactory to the Agent in its Permitted Discretion. For the avoidance of doubt, a draft or preliminary plan submitted by the Borrowers to the Agent shall be deemed the “Business Plan” hereunder until it has been finalized and accepted by the Borrowers and the Agent. A true and complete copy of the initial Business Plan delivered hereunder is annexed hereto as Exhibit H.

“Capital Expenditures” means, with respect to any Person for any period, (a) all expenditures made (whether made in the form of cash or other property) or costs incurred for the acquisition or improvement of fixed or capital assets of such Person (excluding normal replacements and maintenance which are properly charged to current operations), in each case that are (or should be) set forth as capital expenditures in a Consolidated statement of cash flows of such Person for such period, in each case prepared in accordance with GAAP, and (b) Capital Lease Obligations incurred by a Person during such period.

“Capital Lease Obligations” means, with respect to any Person for any period, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as liabilities on a balance sheet of such Person under GAAP and the amount of which obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. § 9601 et seq.

“CERCLIS” means the Comprehensive Environmental Response, Compensation, and Liability Information System maintained by the United States Environmental Protection Agency.

“CFC” means a Person that is a controlled foreign corporation under Section 957 of the Code.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided, however, for the purposes of this Agreement: (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means an event or series of events by which:

(a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of thirty-five percent (35%) or more of the Equity Interests of the Lead Borrower entitled to vote for members of the board of directors or equivalent governing body of the Lead Borrower on a fully-diluted basis (and taking into account all such Equity Interests that such “person” or “group” has the right to acquire pursuant to any option right); or

(b) during any period of twelve (12) consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Lead Borrower cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body (excluding, in the case of both clause (ii) and clause (iii), any individual whose initial nomination for, or assumption of office as, a member of that board or equivalent governing body occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the board of directors); or

(c) the Lead Borrower fails at any time to own, directly or indirectly, one-hundred percent (100%) of the Equity Interests of each other Loan Party free and clear of all Liens (other than the Liens in favor of the Agent), except where such failure is as a result of a transaction permitted by the Loan Documents.

“Closing Date” means the first date all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 10.01.

“Code” means the Internal Revenue Code of 1986, and the regulations promulgated thereunder, as amended and in effect.

“Collateral” means any and all “Collateral” or “Mortgaged Property” as defined in any applicable Security Document and all other property that is or is intended under the terms of the Security Documents to be subject to Liens in favor of the Agent.

“Collateral Access Agreement” means an agreement reasonably satisfactory in form and substance to the Agent executed by (a) a bailee or other Person in possession of Collateral, or (b) any landlord of Real Estate leased by any Loan Party, in each case, pursuant to which such Person makes such agreements with the Agent as the Agent may reasonably require.

“Collateral Agent” means Salus in its capacity as collateral agent under any of the Loan Documents, or any successor thereto in such capacities.

“Commitment” means, as to each Lender, its obligation to make Committed Loans to the Borrowers pursuant to Section 2.01 in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Committed Borrowing” means a borrowing consisting of simultaneous Committed Loans made by each of the Lenders pursuant to Section 2.01.

“Committed Loan” has the meaning specified in Section 2.01(b).

“Committed Loan Notice” means a notice of a Committed Borrowing, pursuant to Section 2.02, which, if in writing, shall be substantially in the form of Exhibit A.

“Compliance Certificate” means a certificate substantially in the form of Exhibit C.

“Concentration Account” has the meaning provided in Section 6.13(c).

“Consent” means actual consent given by a Lender from whom such consent is sought; or the passage of five (5) Business Days from receipt of written notice to a Lender from the Agent of a proposed course of action to be followed by the Agent without such Lender giving the Agent written notice of that Lender’s objection to such course of action.

“Consolidated” means, when used to modify a financial term, test, statement, or report of a Person, the application or preparation of such term, test, statement or report (as applicable) based upon the consolidation, in accordance with GAAP, of the financial condition or operating results of such Person and its Subsidiaries.

“Contractual Obligation” means, as to any Person, any provision of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Cost” means the lower of cost or market value of Inventory, based upon the Borrowers’ accounting practices, known to the Agent, which practices are in effect on the Closing Date (or have otherwise been consented to by the Agent in its Permitted Discretion) as such calculated cost is determined from invoices received by the Borrowers, the Borrowers’ purchase journals or the Borrowers’ stock ledger. “Cost” does not include inventory capitalization costs or other non-purchase price charges (such as freight) used in the Borrowers’ calculation of cost of goods sold.

“Credit Card Advance Rate” means ninety five percent (95%).

“Credit Card Issuer” shall mean any person (other than a Borrower or other Loan Party) who issues or whose members issue credit cards, including, without limitation, MasterCard or VISA bank credit or debit cards or other bank credit or debit cards issued through MasterCard International, Inc., Visa, U.S.A., Inc. or Visa International and American Express, Discover, Diners Club, Carte Blanche and other non-bank credit or debit cards, including, without limitation, credit or debit cards issued by or through American Express Travel Related Services Company, Inc., Novus Services, Inc., PayPal, and other issuers approved by the Agent.

“Credit Card Processor” shall mean any servicing or processing agent or any factor or financial intermediary who facilitates, services, processes or manages the credit authorization, billing transfer and/or payment procedures with respect to any Borrower’s sales transactions involving credit card or debit card purchases by customers using credit cards or debit cards issued by any Credit Card Issuer.

“Credit Card Notifications” has the meaning provided in Section 6.13(a)(i).

“Credit Card Receivables” means each “payment intangible” (as defined in the UCC) and Account, together with all income, payments and proceeds thereof, owed by a Credit Card Issuer or Credit Card Processor to a Loan Party resulting from charges by a customer of a Loan Party on credit or debit cards issued by such issuer in connection with the sale of goods by a Loan Party, or services performed by a Loan Party, in each case in the ordinary course of its business.

“Credit Extensions” mean each Committed Borrowing.

“Credit Party” or “Credit Parties” means (a) individually, (i) each Lender and its Affiliates, (ii) the Agent, (iii) each beneficiary of each indemnification obligation undertaken by any Loan Party under any Loan Document, (iv) any other Person to whom Obligations under this Agreement and other Loan Documents are owing, and (v) the successors and assigns of each of the foregoing, and (b) collectively, all of the foregoing.

“Credit Party Expenses” means, without limitation, (a) all reasonable out-of-pocket expenses incurred by the Agent and its Affiliates, in connection with this Agreement and the other Loan Documents, including without limitation (i) the reasonable fees, charges and disbursements of (A) counsel for the Agent, (B) outside consultants for the Agent, (C) appraisers, (D) commercial finance examinations, and (E) all such reasonable out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of the Obligations, (ii) in connection with (A) the syndication or financing of the credit facilities provided for herein, including any reasonable fees or expenses incurred in connection with obtaining a rating for such credit facilities, (B) the preparation, negotiation, administration, management, execution and delivery of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), or (C) the enforcement or protection of the rights of the Credit Parties in connection with this Agreement or the Loan Documents or efforts to monitor, preserve, protect, collect, or enforce the Collateral; (b) all customary fees and charges (as adjusted from time to time) of the Agent with respect to access to online Loan information, compliance with applicable Laws and regulations, the disbursement of funds (or the receipt of funds) to or for the account of Loan Parties (whether by wire transfer or otherwise), together with any out-of-pocket costs and expenses incurred in connection therewith; and (c) upon the occurrence and during the continuance of an Event of Default or upon any increase in the amount of Aggregate Commitments after the Closing Date, all reasonable out-of-pocket expenses incurred by the Credit Parties who are not the Agent or any Affiliate of the Agent, provided that such Credit Parties shall be entitled to reimbursement for no more than one counsel representing all such Credit Parties (absent a conflict of interest in which case the Credit Parties may engage and be reimbursed for additional counsel).

“Customer Credit Liabilities” means at any time, the aggregate remaining value at such time of (a) outstanding gift certificates and gift cards of the Borrowers issued within twelve (12) months of the date of determination and entitling the holder thereof to use all or a portion of the certificate or gift card to pay all or a portion of the purchase price for any Inventory, (b) outstanding merchandise credits of the Borrowers, and (c) liabilities in connection with frequent shopping programs of the Borrowers.

“Customer Deposits” means at any time, the aggregate amount at such time of (a) deposits made by customers with respect to the purchase of goods or the performance of services and (b) layaway obligations of the Borrowers.

“Customs Broker/Carrier Agreement” means an agreement in form and substance satisfactory to the Agent among a Borrower, a customs broker, freight forwarder, consolidator or carrier, and the Agent, in which the customs broker, freight forwarder, consolidator or carrier acknowledges that it has control over and holds the documents evidencing ownership of the subject Inventory for the benefit of the Agent and agrees, upon notice from the Agent, to hold and dispose of the subject Inventory solely as directed by the Agent.

“Daisy Letter Agreement” means that certain letter agreement regarding the Daisy License Agreement, dated as of the date hereof, entered into by JLP Daisy LLC in favor of the Agent, in form and substance satisfactory to the Agent.

“Daisy License Agreement” means that certain Master License Agreement dated as of February 24, 2003 by and between certain of the Loan Parties, as licensor, and JLP Daisy LLC, as licensee, as amended, restated or otherwise modified from time to time in accordance with the terms hereunder.

“DDA” means each checking, savings or other demand deposit account maintained by any of the Loan Parties. All funds in each DDA shall be conclusively presumed to be Collateral and proceeds of Collateral and the Agent and the Lenders shall have no duty to inquire as to the source of the amounts on deposit in any DDA.

“DDA Notification” has the meaning provided therefor in Section 6.13(a)(iii).

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means an interest rate equal to (i) the Applicable Interest Rate, plus (ii) 2% per annum.

“Defaulting Lender” means, subject to Section 2.16(b), any Lender that (a) has failed to (i) fund all or any portion of its Committed Loans within two Business Days of the date such Committed Loans were required to be funded hereunder, or (ii) pay to the Agent or any other Lender any other amount required to be paid by it hereunder within two Business Days of the date when due, (b) has notified the Lead Borrower or the Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect, (c) has failed, within three Business Days after written request by the Agent or the Borrower, to confirm in writing to the Agent and the Lead Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership of acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the

Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above, and of the effective date of such status, shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.16(b)) as of the date established therefor by the Agent in a written notice of such determination, which shall be delivered by the Agent to the Borrower, and each other Lender promptly following such determination.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (whether in one transaction or in a series of transactions, and including any sale and leaseback transaction and any sale, transfer, license or other disposition) of any property (including, without limitation, any Equity Interests) by any Person (or the granting of any option or other right to do any of the foregoing), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Disqualified Stock” means any Equity Interest that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is ninety-one (91) days after the date on which the Loans mature; provided, however, that (i) only the portion of such Equity Interests which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date shall be deemed to be Disqualified Stock and (ii) with respect to any Equity Interests issued to any employee or to any plan for the benefit of employees of the Loan Parties or by any such plan to such employees, such Equity Interest shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Loan Parties in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, resignation, death or disability and if any class of Equity Interest of such Person that by its terms authorizes such Person to satisfy its obligations thereunder by delivery of an Equity Interest that is not Disqualified Stock, such Equity Interests shall not be deemed to be Disqualified Stock. Notwithstanding the preceding sentence, any Equity Interest that would constitute Disqualified Stock solely because the holders thereof have the right to require a Loan Party to repurchase such Equity Interest upon the occurrence of a change of control or an asset sale shall not constitute Disqualified Stock. The amount of Disqualified Stock deemed to be outstanding at any time for purposes of this Agreement will be the maximum amount that the Loan Parties may become obligated to pay upon maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock or portion thereof, plus accrued dividends.

“Dollars” and “$” mean lawful money of the United States.

“Early Termination Fee” has the meaning set forth in the Fee Letter.

“Eligible Assignee” means (a) a Credit Party or any of its Affiliates; (b) a bank, insurance company, or other Person engaged in the business of making commercial loans, which Person, together with its Affiliates, has a combined capital and surplus in excess of $250,000,000; (c) an Approved Fund; (d) any Person to whom a Credit Party assigns its rights and obligations under this Agreement as part of an assignment and transfer of such Credit Party’s rights in and to a material portion of such Credit Party’s portfolio of asset based credit facilities, and (e) any other Person (other than a natural person) approved by (i) the Agent, and (ii) unless a Default or Event of Default has occurred and is continuing, the Lead Borrower (each such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include a Loan Party or any of the Loan Parties’ Affiliates or Subsidiaries.

“Eligible Credit Card Receivables” means at the time of any determination thereof, each Credit Card Receivable that satisfies the following criteria at the time of creation and continues to meet the same at the time of such determination: such Credit Card Receivable (i) has been earned by performance and represents the bona fide amounts due to a Borrower from a Credit Card Issuer or Credit Card Processor, and in each case originated in the ordinary course of business of such Borrower, and (ii) in each case is acceptable to the Agent in its Permitted Discretion, and is not ineligible for inclusion in the calculation of the Borrowing Base pursuant to any of clauses (a) through (j) below. Without limiting the foregoing, to qualify as an Eligible Credit Card Receivable, such Credit Card Receivable shall indicate no Person other than a Borrower as payee or remittance party. In determining the amount to be so included, the face amount of a Credit Card Receivable shall be reduced by, without duplication, to the extent not reflected in such face amount, (i) the amount of all accrued and actual discounts, claims, credits or credits pending, promotional program allowances, price adjustments, finance charges or other allowances (including any amount that a Borrower may be obligated to rebate to a customer, a Credit Card Issuer or Credit Card Processor pursuant to the terms of any agreement or understanding (written or oral)) and (ii) the aggregate amount of all cash received in respect of such Credit Card Receivable but not yet applied by the Loan Parties to reduce the amount of such Credit Card Receivable. Except as otherwise agreed by the Agent, any Credit Card Receivable included within any of the following categories shall not constitute an Eligible Credit Card Receivable:

(a) any Credit Card Receivable which does not constitute a “payment intangible” (as defined in the UCC) or Account;

(b) Credit Card Receivables that have been outstanding for more than three (3) (or, solely with respect to American Express, five (5)) Business Days from the date of sale;

(c) Credit Card Receivables (i) that are not subject to a perfected first priority security interest in favor of the Agent, or (ii) with respect to which a Borrower does not have good, valid and marketable title thereto, free and clear of any Lien (other than Liens granted to the Agent pursuant to the Security Documents and other Permitted Encumbrances with respect to which the Agent has established Reserves in its Permitted Discretion);

(d) Credit Card Receivables which are disputed, are with recourse, or with respect to which a claim, counterclaim, offset or chargeback has been asserted (to the extent of such claim, counterclaim, offset or chargeback);

(e) Credit Card Receivables as to which the Credit Card Issuer or Credit Card Processor has the right under certain circumstances to require a Loan Party to repurchase the Credit Card Receivables from such Credit Card Issuer or Credit Card Processor;

(f) Credit Card Receivables due from any Credit Card Issuer or Credit Card Processor which is the subject of any bankruptcy or insolvency proceedings;

(g) Credit Card Receivables which are not a valid, legally enforceable obligation of the applicable Credit Card Issuer or Credit Card Processor with respect thereto;

(h) Credit Card Receivables which do not conform in all material respects to all representations, warranties or other provisions in the Loan Documents relating to Credit Card Receivables;

(i) Credit Card Receivables which are evidenced by “chattel paper” or an “instrument” of any kind unless such “chattel paper” or “instrument” is in the possession of the Agent, and to the extent necessary or appropriate, endorsed to the Agent; or

(j) Credit Card Receivables which the Agent determines in its Permitted Discretion to be uncertain of collection or which do not meet such other reasonable eligibility criteria for Credit Card Receivables as the Agent may determine in its Permitted Discretion.

“Eligible Intellectual Property” means Intellectual Property deemed by the Agent in its sole discretion to be eligible for inclusion in the calculation of the Borrowing Base. Except as otherwise agreed by the Agent, in its sole discretion, the following items of Intellectual Property shall not be included in Intellectual Property:

(a) any Intellectual Property is not validly registered with the U.S. Patent and/or Trademark Office or the U.S. Copyright Office, as applicable (except for customer lists);

(b) any Intellectual Property that a Borrower does not solely own or exclusively license from a third party, or any Intellectual Property that is subject to an exclusive outbound license in favor of any third party (including, without limitation, pursuant to the Daisy License Agreement);

(c) any Intellectual Property where the applicable Borrower is not in compliance in all material respects with the representations, warranties and covenants set forth in the Security Agreement relating to such Intellectual Property;

(d) any Intellectual Property for which the Agent has not received evidence that all actions that the Agent may reasonably deem necessary or appropriate in order to create valid first and subsisting Liens (subject only to Permitted Encumbrances (other than Encumbrances securing Indebtedness) which have priority over the Lien of the Agent by operation of Law) on such Intellectual Property (including, without limitation, filings at the U.S. Patent and Trademark Office or the U.S. Copyright Office, as applicable) has been taken; and

(e) any Intellectual Property for which the Agent has not received an appraisal of such Intellectual Property by a third party appraiser reasonably acceptable to the Agent and otherwise in form and substance satisfactory to the Agent;

provided, that the Agent may, in its discretion, exclude any particular Intellectual Property from the definition of “Eligible Intellectual Property” in the event the Agent determines that the rights of any other Person or any event has occurred or is reasonably anticipated by the Agent to arise which may otherwise adversely impact the ability of the Agent to realize upon such Inventory. As of the Closing Date, there is no Eligible Intellectual Property.

“Eligible Inventory” means, as of the date of determination thereof, without duplication, items of Inventory of a Borrower that are finished goods, merchantable and readily saleable to the public in the ordinary course of the Borrowers’ business and deemed by the Agent in its Permitted Discretion to be eligible for inclusion in the calculation of the Borrowing Base, in each case that, except as otherwise agreed by the Agent, (A) complies in all material respects with each of the representations and warranties respecting Inventory made by the Borrowers in the Loan Documents, and (B) is not excluded as ineligible by virtue of one or more of the criteria set forth below. Except as otherwise agreed by the Agent, in its Permitted Discretion, the following items of Inventory shall not be included in Eligible Inventory:

(a) Inventory that is not solely owned by a Borrower or a Borrower does not have good and valid title thereto;

(b) Inventory that is leased by or is on consignment to a Borrower or which is consigned by a Borrower to a Person which is not a Loan Party;

(c) Inventory that is not located in the United States of America (excluding territories or possessions of the United States);

(d) Inventory that is not located at a location that is owned or leased by a Borrower, except (i) Inventory in transit between such owned or leased locations or locations which meet the criteria set forth in clause (iii) below, or (ii) once located in the United States of America, gross In-Transit Inventory in transit to any such owned or leased location in an aggregate amount not to exceed fifteen percent (15%) of gross Inventory, or (iii) to the extent that the Borrowers have furnished the Agent with (A) any documents that the Agent may determine to be reasonably necessary to perfect its security interest in such Inventory at such location, and (B) a Collateral Access Agreement executed by the Person owning any such location on terms reasonably acceptable to the Agent;

(e) Inventory that is located: (i) in a distribution center leased by a Borrower unless the applicable lessor has delivered to the Agent a Collateral Access Agreement, or (ii) at any leased location in a Landlord Lien State unless the applicable lessor has delivered to the Agent a Collateral Access Agreement or the Agent has implemented Reserves for such location;

(f) Inventory that is comprised of goods which (i) are damaged, defective, “seconds,” or otherwise unmerchantable, (ii) are to be returned to the vendor, (iii) are obsolete, or custom items, work in process, raw materials, or that constitute samples, spare parts, promotional, marketing, labels, bags and other packaging and shipping materials or supplies used or consumed in a Borrower’s business, (iv) not in compliance with all material standards imposed by any Governmental Authority having regulatory authority over such Inventory, its use or sale, or (v) are bill and hold goods;

(g) Inventory that is not subject to a perfected first priority security interest in favor of the Agent (other than Permitted Encumbrances with respect to which the Agent has established Reserves in its Permitted Discretion);

(h) Inventory that is not insured in compliance with the provisions of Section 5.10 hereof;

(i) Inventory that has been sold but not yet delivered or as to which a Borrower has accepted a deposit;

(j) Inventory that is subject to any licensing, patent, royalty, trademark, trade name or copyright agreement with any third party from which any Borrower or any of its Subsidiaries has received notice of a dispute in respect of any such agreement; or

(k) Inventory which is not of the type usually sold in the ordinary course of the Borrowers’ business, unless and until the Agent has completed or received (A) an appraisal of such Inventory from appraisers satisfactory to the Agent and establishes an Appraised Value and Inventory Reserves (if applicable) therefor, and otherwise agrees that such Inventory shall be deemed Eligible Inventory, and (B) such other due diligence as the Agent may require, all of the results of the foregoing to be reasonably satisfactory to the Agent.

“Eligible Real Estate” means Real Estate located at 348 Poplar Street, Hanover, PA and deemed by the Agent in its discretion to be eligible for inclusion in the calculation of the Borrowing Base and which, except as otherwise agreed by the Agent, in its discretion, satisfies all of the following conditions:

(a) A Borrower owns such Real Estate in fee simple absolute;

(b) the Agent shall have received evidence that all actions that the Agent may reasonably deem necessary or appropriate in order to create valid first and subsisting Liens (subject only to Permitted Encumbrances (other than Encumbrances securing Indebtedness) which have priority over the Lien of the Agent by operation of Law or otherwise reasonably acceptable to the Agent) on the property described in the Mortgages have been taken;

(c) the Agent shall have received an appraisal (based upon Appraised Value) of such Real Estate complying with the requirements of FIRREA by a third party appraiser reasonably acceptable to the Agent and otherwise in form and substance reasonably satisfactory to the Agent; and

(d) the Real Estate Eligibility Requirements have been satisfied.

“Environmental Compliance Reserves” means, with respect to Eligible Real Estate, any reserve which the Agent, from time to time in its Permitted Discretion establishes for estimable amounts that are reasonably likely to be expended by any of the Loan Parties in order for such Loan Party and its operations and property (a) to comply with any notice from a Governmental Authority asserting non-compliance with Environmental Laws, or (b) to correct any such non-compliance with Environmental Laws or to provide for any Environmental Liability.

“Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“Environmental Liability” means any liability, obligation, damage, loss, claim, action, suit, judgment, order, fine, penalty, fee, expense, or cost, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of any Borrower, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal or presence of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equipment” has the meaning set forth in the UCC.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with any Loan Party within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 and 4971 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by any Loan Party or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by any Loan Party or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a plan amendment as a termination of a Pension Plan or a Multiemployer Plan under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon a Borrower or any ERISA Affiliate; or (g) the determination that any Pension Plan is considered to be an “at-risk” plan or that any Multiemployer Plan is considered to be in “endangered” or “critical” status within the meaning of Sections 430, 431 and 432 of the Code or Sections 303, 304 and 305 of ERISA.

“Event of Default” has the meaning specified in Section 8.01. An Event of Default shall be deemed to be continuing unless and until that Event of Default has been duly waived as provided in Section 10.01 hereof.

“Excluded Account” means the following segregated DDAs, so long as used solely for the following purposes, and so long as no other amounts are deposited into such accounts: (i) the charity, “Cancer Kickers” account at PNC Bank, National Association with account number ending in—1673, (ii) the postage account at PNC Bank, National Association with account number ending in—1242, (iii) the “FSA” account at JPMorgan Chase Bank, N.A. with account number ending in—0074; and (iv) “Empire Blue Cross” account at JPMorgan Chase Bank, N.A. with account number ending in—3834.

“Excluded Taxes” means, with respect to the Agent, any Lender, or any other recipient of any payment to be made by or on account of any obligation of the Loan Parties hereunder, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) pursuant to the laws of the jurisdiction under which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located, (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which any Loan Party is located, (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Lead Borrower under Section 10.13), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party hereto (or designates a new Lending Office) or is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in

Law) to comply with Section 3.01(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from the Loan Parties with respect to such withholding tax pursuant to Section 3.01(a), (d) any U.S. federal, state or local backup withholding tax, and (e) any U.S. federal withholding tax imposed under FATCA.

“Executive Order” has the meaning set forth in Section 10.18.

“Existing Credit Agreement” means that certain Credit Agreement dated as of May 26, 2011 among the Loan Parties, General Electric Capital Corporation, as agent, and a syndicate of lenders, as amended and in effect on the date hereof.

“Extraordinary Receipt” means any cash received by or paid to or for the account of any Person not in the ordinary course of business, including tax refunds, pension plan reversions, proceeds of insurance (other than proceeds of business interruption insurance to the extent such proceeds constitute compensation for lost earnings), condemnation awards (and payments in lieu thereof), indemnity payments and any purchase price adjustments.

“Facility Guaranty” means any Guarantee made by a Guarantor in favor of the Agent and the other Credit Parties, in form and substance reasonably satisfactory to the Agent, as the same now exists or may hereafter be amended, modified, supplemented, renewed, restated or replaced.

“FATCA” means current Section 1471 through 1474 of the Code or any amended version or successor provision that is substantively similar to and, in each case, any regulations promulgated thereunder and any interpretation and other guidance issued in connection therewith.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided, that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to money center banks on such day on such transactions as determined by the Agent.

“Fee Letter” means the letter agreement, dated as of the Closing Date, among the Lead Borrower, and the Agent.

“FIRREA” means the Financial Institutions Reform, Recovery and Enforcement Act of 1989, as amended from time to time.

“Fiscal Month” means any fiscal month of any Fiscal Year, which month shall generally end on the Saturday nearest to the last day of each calendar month in accordance with the fiscal accounting calendar of the Loan Parties.

“Fiscal Quarter” means any fiscal quarter of any Fiscal Year, which quarters shall generally end on the Saturday nearest to the last day of each April, July, October and January of such Fiscal Year in accordance with the fiscal accounting calendar of the Loan Parties.

“Fiscal Year” means any period of twelve (12) consecutive months ending on the Saturday nearest to the last day of January of each year.

“Foreign Asset Control Regulations” has the meaning set forth in Section 10.18.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Lead Borrower is resident for tax purposes. For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“GE Letter of Credit Facility” means that certain Letter of Credit Agreement, dated as of June 14, 2013, entered into between certain of the Loan Parties and General Electric Capital Corporation, pursuant to which General Electric Capital Corporation has agreed to provide the Loan Parties with certain letters of credit secured solely by cash collateral.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof. The term “Guarantee” as a verb has a corresponding meaning.

“Guarantor” has the meaning specified in the introductory paragraph hereto, and each other Subsidiary of the Lead Borrower that shall be required to execute and deliver a Facility Guaranty pursuant to Section 6.12.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Inactive Subsidiary” means, at any time of determination, any Subsidiary that does not own or lease assets having an aggregate fair market value of equal to or greater than one thousand Dollars ($1,000). As of the Closing Date, the Immaterial Subsidiaries are listed on Schedule 1.03 attached hereto.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b) the maximum amount of all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(c) net obligations of such Person under any Swap Contract;

(d) all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business and, in each case, not past due for more than sixty (60) days after the date on which such trade account payable was created);

(e) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f) all Attributable Indebtedness of such Person;

(g) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interest in such Person or any other Person (including, without limitation, Disqualified Stock, or any warrant, right or option to acquire such Equity Interest), valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; and

(h) all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date.

“Indemnified Taxes” means Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document.

“Indemnitees” has the meaning specified in Section 10.04(b).

“Information” has the meaning specified in Section 10.07.

“Intellectual Property” means all present and future: customer lists, trade secrets, know-how and other proprietary information; trademarks, trademark applications, internet domain names, service marks, trade dress, trade names, business names, designs, logos, slogans (and all translations, adaptations, derivations and combinations of the foregoing) indicia and other source and/or business identifiers, and all registrations or applications for registrations which have heretofore been or may hereafter be issued thereon throughout the world; copyrights and copyright applications; (including copyrights for computer programs) and all tangible and intangible property embodying the copyrights, unpatented inventions (whether or not patentable); patents and patent applications; industrial design applications and registered industrial designs; license agreements related to any of the foregoing and income therefrom; books, records, writings, computer tapes or disks, flow diagrams, specification sheets, computer software, source codes, object codes, executable code, data, databases and other physical manifestations, embodiments or incorporations of any of the foregoing; all other intellectual property; and all common law and other rights throughout the world in and to all of the foregoing.

“Intellectual Property Advance Rate” means fifty percent (50%).

“Intellectual Property Reserves” means such reserves as the Agent from time to time determines in its Permitted Discretion as being appropriate to reflect the impediments to the Agent’s ability to realize upon any Eligible Intellectual Property or to reflect claims and liabilities that the Agent determines will need to be satisfied in connection with the realization upon any Eligible Intellectual Property.

“Interest Payment Date” means the first day after the end of each month and the Maturity Date.

“Internal Control Event” means a material weakness in, or fraud that involves management or other employees who have a significant role in, the Lead Borrower’s and/or its Subsidiaries’ internal controls over financial reporting, in each case as described in the Securities Laws.

“In-Transit Inventory” means Inventory of a Borrower which is in the possession of a common carrier and is in transit from a Person that sells In-Transit Inventory to a Borrower from a location outside of the continental United States to a location of a Borrower that is within the continental United States.

“Inventory” has the meaning given that term in the UCC, and shall also include, without limitation, all: (a) goods which (i) are leased by a Person as lessor, (ii) are held by a Person for sale or lease or to be furnished under a contract of service, (iii) are furnished by a Person under a contract of service, or (iv) consist of raw materials, work in process, or materials used or consumed in a business; (b) goods of said description in transit; (c) goods of said description which are returned, repossessed or rejected; and (d) packaging, advertising, and shipping materials related to any of the foregoing.

“Inventory Reserves” means such reserves as may be established from time to time by the Agent in its Permitted Discretion with respect to the determination of the saleability, at retail, of the Eligible Inventory, which reflect such other factors as affect the market value of the Eligible Inventory or which reflect claims and liabilities that the Agent determines will need to be satisfied in connection with the realization upon the Inventory. Without limiting the generality of the foregoing, Inventory Reserves may, in the Agent’s Permitted Discretion, include (but are not limited to) reserves based on:

(a) Obsolescence;

(b) Shrink;

(c) Change in Inventory character;

(d) Change in Inventory composition;

(e) Change in Inventory mix; and

(f) Out-of-date and/or expired Inventory.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or interest in, another Person, or (c) any Acquisition, or (d) any other investment of money or capital in order to obtain a profitable return. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“IRS” means the United States Internal Revenue Service.

“Joinder” means an agreement, in form and substance satisfactory to the Agent pursuant to which, among other things, a Person becomes a party to, and bound by the terms of, this Agreement and/or the other Loan Documents in the same capacity and to the same extent as either a Borrower or a Guarantor, as the Agent may determine.

“Landlord Lien State” means such state(s) in which a landlord’s claim for rent may have priority over the Lien of the Agent in any of the Collateral, which, as of the Closing Date, consist of the Commonwealth of Pennsylvania, the Commonwealth of Virginia, and the State of Washington.

“Laws” means each international, foreign, Federal, state and local statute, treaty, rule, guideline, regulation, ordinance, code and administrative or judicial precedent or authority, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and each applicable administrative order, directed duty, request, license, authorization and permit of, and agreement with, any Governmental Authority, in each case whether or not having the force of law.

“Lead Borrower” has the meaning assigned to such term in the preamble of this Agreement.

“Lease” means any agreement, whether written or oral, no matter how styled or structured, pursuant to which a Loan Party is entitled to the use or occupancy of any space in a structure, land, improvements or premises for any period of time.

“Lender” has the meaning specified in the introductory paragraph hereto.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Lead Borrower and the Agent.

“Lien” means (a) any mortgage, deed of trust, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale, Capital Lease Obligation, Synthetic Lease Obligation, or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing) and (b) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Liquidation” means the exercise by the Agent of those rights and remedies accorded to the Agent under the Loan Documents and applicable Law as a creditor of the Loan Parties with respect to the realization on the Collateral, including (after the occurrence and during the continuation of an Event of Default) the conduct by the Loan Parties acting with the consent of the Agent, of any public, private or “going out of business”, “store closing”, or other similarly themed sale or other disposition of the Collateral for the purpose of liquidating the Collateral. Derivations of the word “Liquidation” (such as “Liquidate”) are used with like meaning in this Agreement.

“Loan” means any extension of credit by a Lender to the Borrowers under Article II in the form of a Committed Loan or otherwise.

“Loan Account” has the meaning assigned to such term in Section 2.11(a).

“Loan Documents” means this Agreement, each Note, the Fee Letter, all Borrowing Base Certificates, the Blocked Account Agreements, the Daisy Letter Agreement, the DDA Notifications, the Credit Card Notifications, the Security Documents, each Facility Guaranty, and any other instrument or agreement now or hereafter executed and delivered in connection herewith, each as amended and in effect from time to time.

“Loan Parties” means, collectively, the Borrowers and each Guarantor.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, liabilities (actual or contingent), or financial condition of any Loan Party or the Lead Borrower and its Subsidiaries taken as a whole; (b) a material impairment of the ability of any Borrower (or of the Loan Parties taken as a whole) to perform its obligations under any Loan Document to which it is a party; or (c) a material impairment of the rights and remedies of the Agent or any Lender under any Loan Document or a material adverse effect upon the legality, validity, binding effect or enforceability against any Borrower (or the Loan Parties taken as a whole) of any Loan Document to which it is a party. In determining whether any individual event would result in a Material Adverse Effect, notwithstanding that such event in and of itself does not have such effect, a Material Adverse Effect shall be deemed to have occurred if the cumulative effect of such event and all other then existing events would result in a Material Adverse Effect.

“Material Contract” means, (a) Daisy License Agreement, (b) the Media Services Agreement, and (c) with respect to any Loan Party, such other contracts or agreements that are otherwise material to the business, financial condition, operations, performance, or properties of such Loan Party.

“Material Environmental Liabilities” means Environmental Liabilities exceeding $500,000 in the aggregate.

“Material Indebtedness” means: (i) the GE Letter of Credit Facility, and (ii) Indebtedness (other than the Obligations) of the Loan Parties in an aggregate principal amount exceeding $500,000. For purposes of determining the amount of Material Indebtedness at any time, (a) the amount of the obligations in respect of any Swap Contract at such time shall be calculated at the Swap Termination Value thereof, (b) undrawn committed or available amounts shall be included, and (c) all amounts owing to all creditors under any combined or syndicated credit arrangement shall be included.

“Maturity Date” means June 14, 2017.

“Maximum Loan Amount” means, at any time of determination, the lesser of (a) the Aggregate Commitments or (b) the Borrowing Base.

“Maximum Rate” has the meaning provided therefor in Section 10.09.

“Measurement Period” means, at any date of determination, the most recently completed four Fiscal Quarters of the Lead Borrower or, if fewer than four consecutive Fiscal Quarters of the Lead Borrower have been completed since the Closing Date.

“Media Services Agreement” means that certain Amended and Restated Media Services Agreement, dated as of November 8, 2010, between Alloy, Inc. and the Lead Borrower, as amended by that certain Partial Assignment of Amended and Restated Media Services Agreement dated as of June 4, 2013 and as further amended, restated or otherwise modified from time to time in accordance with the terms hereunder.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Mortgages” means each and every fee and leasehold mortgage or deed of trust, security agreement and assignment by and between the Loan Party owning or holding the leasehold interest in the Real Estate encumbered thereby in favor of the Agent.

“Mortgage Policy” has the meaning specified in the definition of Real Estate Eligibility Requirements.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Lead Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Net Proceeds” means (a) with respect to any Disposition by any Loan Party or any of its Subsidiaries, or any Extraordinary Receipt received or paid to the account of any Loan Party or any of its Subsidiaries, the excess, if any, of (i) the sum of cash and cash equivalents received in connection with such transaction (including any cash or cash equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) over (ii) the sum of (A) the principal amount of any Indebtedness that is secured by the applicable asset by a Lien permitted hereunder which is senior to the Agent’s Lien on such asset and that is required to be repaid (or to establish an escrow for the future repayment thereof) in connection with such transaction (other than Indebtedness under the Loan Documents), and (B) the actual out-of-pocket expenses incurred by such Loan Party or such Subsidiary in connection with such transaction (including, without limitation, appraisals, and brokerage, legal, title and recording or transfer tax expenses and commissions) paid by any Loan Party to third parties (other than Affiliates)); and

(b) with respect to the sale or issuance of any Equity Interest by any Loan Party or any of its Subsidiaries, or the incurrence or issuance of any Indebtedness by any Loan Party or any of its Subsidiaries, the excess of (i) the sum of the cash and cash equivalents received in connection with such transaction over (ii) the underwriting discounts and commissions, and other actual out-of-pocket expenses, incurred by such Loan Party or such Subsidiary in connection therewith.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Note” means a promissory note made by the Borrowers in favor of a Lender evidencing the Committed Loans made or to be made by such Lender, substantially in the form of Exhibit B, as each may be amended, restated, supplemented or modified from time to time.

“NPL” means the National Priorities List under CERCLA.

“Obligations” means all advances to, and debts (including principal, interest, fees, costs, and expenses), liabilities, obligations, covenants, indemnities, and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan (including payments in respect of reimbursement of disbursements, interest thereon and obligations to provide cash collateral therefor), whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest, fees, costs, expenses and indemnities that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest, fees, costs, expenses and indemnities are allowed claims in such proceeding.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity, and (d) in each case, all shareholder or other equity holder agreements, voting trusts and similar arrangements to which such Person is a party or which is applicable to its Equity Interests and all other arrangements relating to the Control or management of such Person.

“Other Connection Taxes” means, with respect to any recipient, Taxes imposed on overall net income however denominated and franchise leases imposed (in lieu of net income taken) as a result of a present or former connection between such recipient and the jurisdiction imposing such Tax (other than connections arising from such recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment pursuant to Section 10.13).

“Outstanding Amount” means, with respect to Committed Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Committed Loans occurring on such date.

“Overadvance” means a Credit Extension to the extent that, immediately after its having been made, Availability is less than zero.

“Participant” has the meaning specified in Section 10.06(d).

“Participation Register” has the meaning provided therefor in Section 10.06(d).

“Payment Conditions” means, at the time of determination with respect to any specified transaction or payment, that (a) no Default or Event of Default then exists or would arise as a result of entering into such transaction or the making of such payment, (b) either (i) after giving effect to such transaction or payment, the Pro Forma Availability Condition has been satisfied, or (ii) the Loan Parties shall have provided the Agent with a solvency opinion (including an analysis of future Availability demonstrating that the Pro Forma Availability Condition will be satisfied) from an unaffiliated third party valuation firm reasonably satisfactory to the Agent. Prior to undertaking any transaction or payment which is subject to the Payment Conditions, the Loan Parties shall deliver to the Agent either (i) evidence of satisfaction of the conditions contained in clause (b) (i) above on a basis (including, without limitation, giving due consideration to results for prior periods) reasonably satisfactory to the Agent or (ii) the solvency opinion referred to in clause (b)(ii).

“PBGC” means the Pension Benefit Guaranty Corporation.

“PCAOB” means the Public Company Accounting Oversight Board.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by the Lead Borrower or any ERISA Affiliate or to which the Lead Borrower or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.

“Perfection Certificate” means that certain perfection certificate dated as of the date hereof, executed and delivered by the Loan Parties in favor of the Agent, for the benefit of the Credit Parties, and each other Perfection Certificate (which shall be in form and substance reasonably acceptable to the Agent) executed and delivered by the applicable Borrower or Guarantor in favor of the Agent for the benefit of the Credit Parties contemporaneously with the execution and delivery of Joinder executed in accordance with Section 6.12, in each case, as the same may be amended, restated, supplemented or otherwise modified from time to time in accordance herewith.

“Permitted Discretion” means a determination made in good faith and in the exercise of reasonable business judgment from the perspective of a secured, asset-based commercial lender.

“Permitted Disposition” means any of the following:

(a) Dispositions of inventory in the ordinary course of business;

(b) bulk sales or other Dispositions of the Inventory of a Loan Party not in the ordinary course of business in connection with Store closings, at arm’s length; provided, that such

Store closures and related Inventory Dispositions shall not exceed (i) in any Fiscal Year of the Lead Borrower and its Subsidiaries, five percent (5%) of the number of the Loan Parties’ Stores as of the beginning of such Fiscal Year (net of new Store openings) and (ii) in the aggregate from and after the Closing Date, ten percent (10%) of the number of the Loan Parties’ Stores in existence as of the Closing Date (net of new Store openings); provided, further that all sales of Inventory in connection with Store closings shall be in accordance with liquidation agreements and with professional liquidators reasonably acceptable to the Agent; provided, further that all Net Proceeds received in connection therewith are applied to the Obligations if then required in accordance with Section 2.05 hereof;

(c) non-exclusive licenses of Intellectual Property of a Loan Party or any of its Subsidiaries in the ordinary course of business, and any exclusive licenses of Intellectual Property granted pursuant to the Daisy License Agreement prior to the Closing Date;

(d) licenses for the conduct of licensed departments within the Loan Parties’ Stores in the ordinary course of business; provided that, if requested by the Agent, the Agent shall have entered into an intercreditor agreement with the Person operating such licensed department on terms and conditions reasonably satisfactory to the Agent;

(e) Dispositions of Equipment in the ordinary course of business that is substantially worn, damaged, obsolete or, in the judgment of a Loan Party, no longer useful or necessary in its business or that of any Subsidiary and is replaced with similar property having at least equivalent value;

(f) sales, transfers and Dispositions among the Loan Parties or by any Subsidiary to a Loan Party;

(g) sales, transfers and Dispositions by any Subsidiary which is not a Loan Party to another Subsidiary;

(h) the liquidation or dissolution of any Inactive Subsidiary; provided that the Net Proceeds, if any, of any such liquidation or dissolution shall be paid to a Loan Party;

(i) dispositions to salvage companies of worn-out, shop-worn, surplus or other similar items of Inventory in the ordinary course of business of the Loan Parties; provided that no Event of Default shall exist at the time of any disposition or shall result from such disposition; and

(j) disposition of any Real Estate; provided that (i) no Event of Default shall exist at the time of any disposition or shall result from such disposition, (ii) such disposition is made for no less than seventy five percent (75%) of the Appraised Value of the Real Estate, and, with respect to any Eligible Real Estate, the Net Proceeds paid in cash are in an amount at least equal to or greater than the amounts advanced or available to be advanced against such Eligible Real Estate under the Borrowing Base , (iii) not less than 100% of the aggregate sales price from such disposition shall be paid in immediately available funds, and (iv) promptly upon receipt by a Loan Party of the Net Proceeds of such disposition, the Borrowers shall deliver, or cause to be delivered, such Net Proceeds to Agent for application in accordance with the terms of this Agreement.

“Permitted Encumbrances” means:

(a) Liens imposed by law for Taxes that are not yet due or are being contested in compliance with Section 6.04;

(b) Carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by applicable Law, arising in the ordinary course of business and securing obligations that are not overdue or are being contested in compliance with Section 6.04;

(c) Pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations, other than any Lien imposed by ERISA;

(d) Deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(e) Liens in respect of judgments that would not constitute an Event of Default hereunder;

(f) Easements, covenants, conditions, restrictions, building code laws, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or materially interfere with the ordinary conduct of business of a Loan Party and such other minor title defects or survey matters that are disclosed by current surveys that, in each case, do not materially interfere with the current use of the real property;

(g) Liens existing on the Closing Date and listed on Schedule 7.01 and any Permitted Refinancings thereof;

(h) Liens on fixed or capital assets acquired by any Loan Party which are permitted under clause (c) of the definition of Permitted Indebtedness so long as (i) such Liens and the Indebtedness secured thereby are incurred prior to or within ninety (90) days after such acquisition, (ii) the Indebtedness secured thereby does not exceed the cost of acquisition of such fixed or capital assets and (iii) such Liens shall not extend to any other property or assets of the Loan Parties;

(i) Liens in favor of the Agent;

(j) Statutory Liens of landlords and lessors in respect of rent not in default;

(k) Possessory Liens in favor of brokers and dealers arising in connection with the acquisition or disposition of Investments owned as of the Closing Date and Permitted Investments, provided that such liens (a) attach only to such Investments and (b) secure only obligations incurred in the ordinary course and arising in connection with the acquisition or disposition of such Investments and not any obligation in connection with margin financing;

(l) Liens arising solely by virtue of any statutory or common law provisions relating to banker’s liens, liens in favor of securities intermediaries, rights of setoff or similar rights and remedies as to deposit accounts or securities accounts or other funds maintained with depository institutions or securities intermediaries;

(m) Liens arising from precautionary UCC filings regarding “true” operating leases or, to the extent permitted under the Loan Documents, the consignment of goods to a Loan Party;

(n) [Reserved];

(o) Liens in favor of customs and revenues authorities imposed by applicable Law arising in the ordinary course of business in connection with the importation of goods and securing obligations that are (A) being contested in good faith by appropriate proceedings, (B) the applicable Loan Party or Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (C) such contest effectively suspends collection of the contested obligation and enforcement of any Lien securing such obligation;

(p) encumbrances referred to in Schedule B of the Mortgage Policies insuring the Mortgages; and

(q) Liens in favor of JPL Daisy LLC pursuant to the Daisy License Agreement;

(r) Liens in favor of collecting banks arising by operation of law under Section 4-210 of the Uniform Commercial Code or, with respect to collecting banks located in the State of New York, under 4-208 of the Uniform Commercial Code;

(s) Liens (including the right of set-off) in favor of a bank or other depository institution arising as a matter of Law encumbering deposits; and

(t) Liens on cash collateral in favor of, and deposited with, General Electric Capital Corporation securing amounts owed under the GE Letter of Credit Facility in an amount not to exceed $15,750,000 at any time.

“Permitted Indebtedness” means each of the following as long as no Default or Event of Default exists or would arise from the incurrence thereof:

(a) Indebtedness outstanding on the Closing Date and listed on Schedule 7.03 and any, other than with respect to any Indebtedness owed under, or in connection with, the Daisy License Agreement, Permitted Refinancing thereof;

(b) Indebtedness of any Loan Party to any other Loan Party;

(c) Purchase money Indebtedness of any Loan Party to finance the acquisition of any personal property consisting solely of fixed or capital assets, including Capital Lease Obligations, and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and Permitted Refinancings thereof; provided, however, that the aggregate principal amount of Indebtedness permitted by this clause (c) shall not exceed $500,000 at any time outstanding; provided further that, if reasonably requested by the Agent, the Loan Parties shall use commercially reasonable efforts to cause the holders of such Indebtedness to enter into a Collateral Access Agreement on terms reasonably satisfactory to the Agent;

(d) Contingent liabilities under surety bonds or similar instruments incurred in the ordinary course of business in connection with the construction or improvement of Stores;

(e) Indebtedness incurred for the construction or acquisition or improvement of, or to finance or to refinance, any Real Estate owned by any Loan Party (including therein any Indebtedness incurred in connection with sale-leaseback transactions permitted hereunder and any Synthetic Lease Obligations), provided that, (A) with respect to any Eligible Real Estate, the Net Proceeds paid in cash are in an amount at least equal to the greater of the amounts advanced or available to be advanced against such Eligible Real Estate under the Borrowing Base, and (B) all Net Proceeds received in connection with any such Indebtedness are applied to the Obligations, and;

(f) the Obligations;

(g) without duplication of anything listed on Schedule 7.03, reimbursement obligations owed by any Loan Party to General Electric Capital Corporation with respect to the GE Letter of Credit Facility in an aggregate amount not to exceed $15,750,000 at any time;

(h) Indebtedness consisting of Guarantees of one Loan Party of Permitted Indebtedness of another Loan Party; and

(i) Indebtedness not otherwise specifically described herein in an aggregate principal amount not to exceed $250,000 at any time outstanding.

“Permitted Investments” means each of the following as long as no Default or Event of Default exists or would arise from the making of such Investment:

(a) readily marketable obligations issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof having maturities of not more than 360 days from the date of acquisition thereof; provided that the full faith and credit of the United States of America is pledged in support thereof;

(b) commercial paper issued by any Person organized under the laws of any state of the United States of America and rated at least “Prime-1” (or then equivalent grade) by Moody’s or at least “A-1” (or then equivalent grade) by S&P, in each case with maturities of not more than 180 days from the date of acquisition thereof;

(c) time deposits with, or insured certificates of deposit or bankers’ acceptances of, any commercial bank that (i) (A) is a Lender or (B) is organized under the laws of the United States of America, any state thereof or the District of Columbia or is the principal banking subsidiary of a bank holding company organized under the laws of the United States of America, any state thereof or the District of Columbia, and is a member of the Federal Reserve System, (ii) issues (or the parent of which issues) commercial paper rated as described in clause (c) of this definition and (iii) has combined capital and surplus of at least $1,000,000,000, in each case with maturities of not more than 180 days from the date of acquisition thereof;

(d) Fully collateralized repurchase agreements with a term of not more than thirty (30) days for securities described in clause (a) above (without regard to the limitation on maturity contained in such clause) and entered into with a financial institution satisfying the criteria described in clause (c) above or with any primary dealer and having a market value at the time that such repurchase agreement is entered into of not less than one hundred percent (100%) of the repurchase obligation of such counterparty entity with whom such repurchase agreement has been entered into;

(e) Investments, classified in accordance with GAAP as current assets of the Loan Parties, in any money market fund, mutual fund, or other investment companies that are registered under the Investment Company Act of 1940, as amended, which are administered by financial institutions that have the highest rating obtainable from either Moody’s or S&P, and which invest solely in one or more of the types of securities described in clauses (a) through (d) above;

(f) Investments existing on the Closing Date, and set forth on Schedule 7.02, but not any increase in the amount thereof or any other modification of the terms thereof;

(g)(i) Investments by any Loan Party and its Subsidiaries in their respective Subsidiaries outstanding on the Closing Date, (ii) additional Investments by any Loan Party and its Subsidiaries in Loan Parties, and (iii) so long as no Default or Event of Default has occurred and is continuing or would result from such Investment and the Payment Conditions are satisfied, additional Investments by the Loan Parties in wholly-owned Subsidiaries that are not Loan Parties in an aggregate amount invested after the Closing Date hereof not to exceed $250,000;

(h) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;

(i) Guarantees constituting Permitted Indebtedness;

(j) Investments by any Loan Party in Swap Contracts entered into in the ordinary course of business and for bona fide business (and not speculative) purposes to protect against fluctuations in interest rates in respect of the Obligations;

(k) Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business;

(l) advances to officers, directors and employees of the Loan Parties and Subsidiaries in the ordinary course of business in an aggregate amount not to exceed $150,000 at any time outstanding, for travel, entertainment, relocation and analogous ordinary business purposes;

(m) re-acquisition of the Intellectual Property that is the subject of the Daisy License Agreement; provided that (i) no Event of Default shall exist at the time of such re-acquisition or shall result from such re-acquisition, (ii) not less than 100% of the aggregate purchase price for the re-acquisition of such rights shall be paid with balance sheet cash, and (iii) immediately prior to such re-acquisition, and after giving effect thereto, the Payment Conditions have been satisfied;

(n) Capital contributions made by any Loan Party to another Loan Party;

(o) re-acquisition of the “dELiA*s Domain” (under and as defined in the Media Services Agreement); provided that (i) no Event of Default shall exist at the time of such re-acquisition or shall result from such re-acquisition, (ii) not less than 100% of the aggregate purchase price for the re-acquisition of such rights shall be paid with balance sheet cash, and (iii) immediately prior to such re-acquisition, and after giving effect thereto, the Payment Conditions are satisfied; and

(p) Other Investments not otherwise specifically described herein and not exceeding $250,000 in the aggregate at any time outstanding.

provided, however, that notwithstanding the foregoing, no such Investments specified in clauses (a) through (e) shall be permitted unless (i) no Loans are then outstanding, and (ii) such Investments shall be pledged to the Agent as additional collateral for the Obligations pursuant to such agreements as may be reasonably required by the Agent.

“Permitted Overadvance” means an Overadvance made by the Agent, in its Permitted Discretion, which:

(a) Is made to maintain, protect or preserve the Collateral and/or the Credit Parties’ rights under the Loan Documents; or

(b) Is made to pay any other amount chargeable to any Loan Party hereunder.

provided however, that the foregoing shall not result in any claim or liability against the Agent (regardless of the amount of any Overadvance) for Unintentional Overadvances and such Unintentional Overadvances shall not reduce the amount of Permitted Overadvances allowed hereunder; provided further that in no event shall the Agent make an Overadvance, if after giving effect thereto, the principal amount of the Credit Extensions would exceed the Aggregate Commitments (as in effect prior to any termination of the Commitments pursuant to Section 2.06 hereof).

“Permitted Refinancing” means, with respect to any Person, any Indebtedness issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund (collectively, to “Refinance”), the Indebtedness being Refinanced (or previous refinancings thereof constituting a Permitted Refinancing); provided, that (a) the principal amount (or accreted value, if applicable) of such Permitted Refinancing does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so Refinanced (plus unpaid accrued interest and premiums thereon and underwriting discounts, defeasance costs, fees, commissions and expenses), (b) the weighted average life to maturity of such Permitted Refinancing is greater than or equal to the weighted average life to maturity of the Indebtedness being Refinanced (c) such Permitted Refinancing shall not require any scheduled principal payments due prior to the Maturity Date in excess of, or prior to, the scheduled principal payments due prior to such Maturity Date for the Indebtedness being Refinanced, (d) if the Indebtedness being Refinanced is subordinated in right of payment to the Obligations under this Agreement, such Permitted Refinancing shall be subordinated in right of payment to such Obligations on terms at least as favorable to the Credit Parties as those contained in the documentation governing the Indebtedness being Refinanced (e) no Permitted Refinancing shall have direct or indirect obligors who were not also obligors of the Indebtedness being Refinanced, or greater guarantees or security, than the Indebtedness being Refinanced, (f) such Permitted Refinancing shall be otherwise on terms not materially less favorable to the Credit Parties than those contained in the documentation governing the Indebtedness being Refinanced, including, without limitation, with respect to financial and other covenants and events of default, (g) the interest rate applicable to any such Permitted Refinancing shall not exceed then applicable market interest rate, and (h) at the time thereof, no Default or Event of Default shall have occurred and be continuing.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, limited partnership, Governmental Authority or other entity.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by the Lead Borrower or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.

“Prepayment Event” means:

(a) Any Disposition (including pursuant to a sale and leaseback transaction) of any property or asset of a Loan Party, other than sales of Inventory in the ordinary course of business;

(b) Any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of (and payments in lieu thereof), any property or asset of a Loan Party in an amount in excess of $200,000, unless the proceeds therefrom are required to be paid to the holder of a Lien on such property or asset having priority over the Lien of the Agent;

(c) The issuance by a Loan Party of any Equity Interests, other than any such issuance of Equity Interests (i) to a Loan Party, or (ii) as a compensatory issuance to any employee, officer, director, or consultant (including under any option plan);

(d) The incurrence by a Loan Party of any Indebtedness for borrowed money other than Permitted Indebtedness; or

(e) The receipt by any Loan Party of any Extraordinary Receipts.

“Pro Forma Availability Condition” shall mean, for any date of calculation with respect to any transaction or payment, the Pro Forma Excess Availability following, and after giving effect to, such transaction or payment, will be equal to or greater than $2,500,000.

“Pro Forma Excess Availability” shall mean, for any date of calculation, after giving pro forma effect to the transaction or payment then to be consummated the projected Availability as of the end of each Fiscal Month during any subsequent projected twelve (12) Fiscal Months.

“Real Estate” means all Leases and all land, together with the buildings, structures, parking areas, and other improvements thereon, now or hereafter owned by any Loan Party, including all easements, rights-of-way, and similar rights relating thereto and all leases, tenancies, and occupancies thereof.

“Real Estate Advance Rate” means seventy percent (70%).

“Real Estate Eligibility Requirements: means collectively, each of the following:

(a) The applicable Loan Party has executed and delivered to the Agent a Mortgage with respect to any Real Estate intended, by such Loan Party, to be included in Eligible Real Estate;

(b) Such Real Estate is used by a Loan Party for offices or as a Store or distribution center;

(c) As to any particular property, the Loan Party is in compliance in all material respects with the representations, warranties and covenants set forth in the Mortgage relating to such Real Estate;

(d) The Agent shall have received fully paid American Land Title Association Lender’s Extended Coverage title insurance policies or marked-up title insurance commitments having the effect of a policy of title insurance) (the “Mortgage Policies”) in form and substance, with the endorsements reasonably required by the Agent (to the extent available at commercially reasonable rates) and in amounts reasonably acceptable to the Agent, issued, coinsured and reinsured (to the extent required by the Agent) by title insurers reasonably acceptable to the Agent, insuring the Mortgages to be valid first and subsisting Liens on the property or leasehold interests described therein, free and clear of all defects (including, but not limited to, mechanics’ and materialmen’s Liens) and encumbrances, excepting only Permitted Encumbrances having priority over the Lien of the Agent under applicable Law or otherwise reasonably acceptable to the Agent;

(e) With respect to any Real Estate owned by a Borrower or any other Loan Party (excluding interests as lessee under a Lease) which is intended by such Borrower or such other Loan Party to be included in Eligible Real Estate, the Agent shall have received American Land Title Association/American Congress on Surveying and Mapping form surveys, for which all necessary fees (where applicable) have been paid, certified to the Agent and the issuer of the Mortgage Policies in a manner reasonably satisfactory to the Agent by a land surveyor duly registered and licensed in the states in which the property described in such surveys is located and reasonably acceptable to the Agent, showing all buildings and other improvements, the location of any easements, parking spaces, rights of way, building set-back lines and other dimensional regulations and the absence of encroachments, either by such improvements or on to such property, and other defects, other than encroachments and other defects reasonably acceptable to the Agent;

(f) [Reserved];

(g) With respect to any Real Estate intended by any Borrower or other Loan Party to be included in Eligible Real Estate, the Agent shall have received a Phase I Environmental Site Assessment in accordance with ASTM Standard E1527-05, in form and substance reasonably satisfactory to the Agent, from an environmental consulting firm reasonably acceptable to the Agent, which report shall identify recognized environmental conditions and shall to the extent possible quantify any related costs and liabilities, associated with such conditions and the Agent shall be satisfied with the nature and amount of any such matters. The Agent may, upon the receipt of a Phase I Environmental Site Assessment require the delivery of further environmental assessments or reports to the extent such further assessments or reports are recommended in the Phase I Environmental Site Assessment;

(h) The applicable Loan Party shall have delivered to the Agent evidence of flood insurance naming the Agent as mortgagee as required by the National Flood Insurance Program as set forth in the Flood Disaster Protection Act of 1973, as amended and in effect, which shall be reasonably satisfactory in form and substance to the Agent; and

(i) The applicable Loan Party shall have delivered such other information and documents as may be reasonably requested by the Agent, including, without limitation, such as may be necessary to comply with FIRREA.

“Realty Reserves” means such reserves as the Agent from time to time determines in the Agent’s Permitted Discretion as being appropriate to reflect the impediments to the Agent’s ability to realize upon any Eligible Real Estate or to reflect claims and liabilities that the Agent determines will need to be satisfied in connection with the realization upon any Eligible Real Estate. Without limiting the generality of the foregoing, Realty Reserves may include (but are not limited to) (i) Environmental Compliance Reserves, (ii) reserves for (A) municipal taxes and assessments actually due, (B) repairs reasonably deemed by the Agent to be improvements impacting marketability, and (C) remediation of title defects, and (iii) reserves for Indebtedness secured by Liens having priority over the Lien of the Agent on such Real Estate.

“Receipts and Collections” has the meaning specified in Section 6.13(c).

“Register” has the meaning specified in Section 10.06(c).

“Registered Public Accounting Firm” has the meaning specified by the Securities Laws and shall be independent of the Lead Borrower and its Subsidiaries as prescribed by the Securities Laws.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the thirty (30) day notice period has been waived.

“Reports” has the meaning provided in Section 9.12(b).

“Request for Credit Extension” means, with respect to a Committed Borrowing, a Committed Loan Notice.

“Required Lenders” means, as of any date of determination, Lenders holding more than fifty percent (50%) of the sum of the Aggregate Commitments or, if the Aggregate Commitments have been terminated pursuant to Section 8.02, Lenders holding in the aggregate more than fifty percent (50%) of the Total Outstandings; provided that the Commitment of, and the portion in the aggregate of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Reserves” means all Inventory Reserves, Availability Reserves, Realty Reserves, and Intellectual Property Reserves.

“Responsible Officer” means the chief executive officer, president, chief financial officer, treasurer or assistant treasurer of a Loan Party or any of the other individuals designated in writing to the Agent by an existing Responsible Officer of a Loan Party as an authorized signatory of any certificate or other document to be delivered hereunder and for whom the Agent has received satisfactory background checks. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other Equity Interest of any Person or any of its Subsidiaries, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such capital stock or other Equity Interest, or on account of any return of capital to such Person’s stockholders, partners or members (or the equivalent of any thereof), or any option, warrant or other right to acquire any such dividend or other distribution or payment. Without limiting the foregoing, “Restricted Payments” with respect to any Person shall also include all payments made by such Person with any proceeds of a dissolution or liquidation of such Person.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. and any successor thereto.

“Salus” means Salus Capital Partners, LLC and its successors.

“Salus Entity” has the meaning provided in Section 10.06(i).

“Sarbanes-Oxley” means the Sarbanes-Oxley Act of 2002.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Securities Laws” means the Securities Act of 1933, the Securities Exchange Act of 1934, Sarbanes-Oxley, and the applicable accounting and auditing principles, rules, standards and practices promulgated, approved or incorporated by the SEC or the PCAOB.

“Security Agreement” means the Security Agreement dated as of the Closing Date among the Loan Parties and the Agent, as the same now exists or may hereafter be amended, modified, supplemented, renewed, restated or replaced.

“Security Documents” means the Security Agreement, the Blocked Account Agreements, the Mortgages, the DDA Notifications, the Credit Card Notifications, and each other security agreement or other instrument or document executed and delivered to the Agent pursuant to this Agreement or any other Loan Document granting a Lien to secure any of the Obligations.

“Settlement Date” has the meaning provided in Section 2.14(a).

“Shareholders’ Equity” means, as of any date of determination, consolidated shareholders’ equity of the Lead Borrower and its Subsidiaries as of that date determined in accordance with GAAP.

“Shrink” means Inventory which has been lost, misplaced, stolen, or is otherwise unaccounted for.

“Solvent” and “Solvency” means, with respect to any Person on a particular date, that on such date (a) at fair valuation, all of the properties and assets of such Person are greater than the sum of the debts, including contingent liabilities, of such Person, (b) the present fair saleable value of the properties and assets of such Person is not less than the amount that would be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person is able to pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, and (d) such Person is not engaged in a business or a transaction, and is not about to engage in a business or transaction, for which such Person’s properties and assets would constitute unreasonably small capital after giving due consideration to the prevailing practices in the industry in which such Person is engaged. The amount of all guarantees at any time shall be computed as the amount that, in light of all the facts and circumstances existing at the time, can reasonably be expected to become an actual or matured liability.

“Spot Rate” has the meaning given to such term in Section 1.07 hereof.

“Store” means any retail store (which may include any real property, fixtures, equipment, inventory and other property related thereto) operated, or to be operated, by any Loan Party.

“Subordinated Indebtedness” means Indebtedness which is expressly subordinated in right of payment to the prior payment in full of the Obligations and which is in form and on terms approved in writing by the Agent.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the Equity Interests having ordinary voting power for the election of directors or other governing body are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of a Loan Party.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property (including sale and leaseback transactions), in each case, creating obligations that do not appear on the balance sheet of such Person but which, upon the application of any Debtor Relief Laws to such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Termination Date” means the earliest to occur of (i) the Maturity Date, (ii) the date on which the maturity of the Obligations is accelerated (or deemed accelerated) and the Commitments are irrevocably terminated (or deemed terminated) in accordance with Article VIII, or (iii) the termination of the Commitments in accordance with the provisions of Section 2.06(a) hereof.

“Total Outstandings” means the aggregate Outstanding Amount of all Committed Loans.

“Trading with the Enemy Act” has the meaning set forth in Section 10.18.

“UCC” or “Uniform Commercial Code” means the Uniform Commercial Code as in effect from time to time in the State of New York; provided, however, that if a term is defined in Article 9 of the Uniform Commercial Code differently than in another Article thereof, the term shall have the meaning set forth in Article 9 of the Uniform Commercial Code; provided further that, if by reason of mandatory provisions of law, perfection, or the effect of perfection or non-perfection, of a security interest in any Collateral or the availability of any remedy hereunder is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “Uniform Commercial Code” means the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection or effect of perfection or non-perfection or availability of such remedy, as the case may be.

“UFCA” has the meaning specified in Section 10.22(d).

“UFTA” has the meaning specified in Section 10.22(d).

“Unfunded Pension Liability” means the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.

“Unintentional Overadvance” means an Overadvance which, to the Agent’s knowledge, did not constitute an Overadvance when made but which has become an Overadvance resulting from changed circumstances beyond the control of the Credit Parties, including, without limitation, a reduction in the Appraised Value of property or assets included in the Borrowing Base or misrepresentation by the Loan Parties.

“United States” and “U.S.” mean the United States of America.

1.02 Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv)

all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

(d) Any reference herein or in any other Loan Document to the satisfaction, repayment, or payment in full of the Obligations shall mean the repayment in Dollars in full in cash or immediately available funds (or, in the case of any contingent Obligations, providing cash collateralization or other collateral as may be requested by the Agent) of all of the Obligations other than unasserted contingent indemnification Obligations.

1.03 Accounting Terms Generally.

(a) Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with GAAP, applied on a consistent basis, as in effect from time to time, except as otherwise specifically prescribed herein.

(b) Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Lead Borrower or the Required Lenders shall so request, the Agent, the Lenders and the Lead Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Lead Borrower shall provide to the Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

1.04 Rounding. Any financial ratios required to be maintained by the Borrowers pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

1.06 [Reserved].

1.07 Currency Equivalents Generally. Any amount specified in this Agreement (other than in Article II, Article IX and Article X) or any of the other Loan Documents to be in Dollars shall also include the equivalent of such amount in any currency other than Dollars, such equivalent amount thereof in the applicable currency to be determined by the Agent at such time on the basis of the Spot Rate (as defined below) for the purchase of such currency with Dollars. For purposes of this Section 1.07, the “Spot Rate” for a currency means the rate determined by the Agent to be the rate quoted by the Person acting in such capacity as the spot rate for the purchase by such Person of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. on the date two Business Days prior to the date of such determination; provided that the Agent may obtain such spot rate from another financial institution designated by the Agent if the Person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency.

ARTICLE II

THE COMMITMENTS AND CREDIT EXTENSIONS

2.01 Committed Loans; Reserves.

(a) [Reserved]

(b) Subject to the terms and conditions set forth herein, each Lender severally agrees to make loans (each such loan, a “Committed Loan”) to the Borrowers from time to time, on any Business Day during the Availability Period on which the Agent’s offices are open to conduct business, in an aggregate amount not to exceed at any time outstanding the lesser of (x) the amount of such Lender’s Commitment, or (y) such Lender’s Applicable Percentage of the Borrowing Base; subject in each case to the following limitations:

(i) after giving effect to any Committed Borrowing, the Total Outstandings shall not exceed the Maximum Loan Amount;

(ii) after giving effect to any Committed Borrowing, the aggregate Outstanding Amount of the Committed Loans of any Lender shall not exceed the lesser of (A) such Lender’s Commitment and (B) such Lender’s Applicable Percentage of the Borrowing Base; and

Within the limits of each Lender’s Commitment, and subject to the other terms and conditions hereof, the Borrowers may borrow under this Section 2.01, prepay under Section 2.05, and reborrow Committed Loans under this Section 2.01.

(c) The Inventory Reserves, Availability Reserves, and Realty Reserves as of the Closing Date are set forth in the Borrowing Base Certificate delivered pursuant to Section 4.01(c) hereof. There is no Eligible Intellectual Property as of the Closing Date.

(d) The Agent shall have the right, at any time and from time to time after the Closing Date in its Permitted Discretion to establish, modify or eliminate Reserves.

2.02 Borrowings of Committed Loans.

(a) [Reserved]

(b) Each Committed Loan shall be made upon the Lead Borrower’s irrevocable notice to the Agent, which notice must be received by the Agent not later than 12:00 p.m. on the same Business Day of the requested date of any Committed Borrowing, and must be made by delivery to the Agent of a written Committed Loan Notice, appropriately completed and signed by a Responsible Officer of the Lead Borrower. Each Committed Borrowing shall be in a principal amount of $100,000 or a whole multiple of $50,000 in excess thereof. Each Committed Loan Notice shall specify (i) the requested date of the Committed Borrowing (which shall be a Business Day), and (ii) the principal amount of Committed Loans to be borrowed.

(c) Following receipt of a Request for Credit Extension, the Agent shall promptly notify each Lender of the amount of its Applicable Percentage of the applicable Committed Loans. In the case of a Committed Borrowing, each Lender shall make the amount of its Committed Loan available to the Agent in immediately available funds at the Agent’s Office not later than 1:00 p.m. on the Business Day specified in the applicable Committed Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if such Committed Borrowing is the initial Credit Extension, Section 4.01), the Agent shall use reasonable efforts to make all funds so received available to the Borrowers in like funds by no later than 4:00 p.m. on the day of receipt by the Agent by wire transfer of such funds, in accordance with instructions provided to (and reasonably acceptable to) the Agent by the Lead Borrower.

(d) The Agent, without the request of the Lead Borrower, may advance as a Loan any interest, fee, service charge (including direct wire fees), Credit Party Expenses, or other payment to which any Credit Party is entitled from the Loan Parties pursuant hereto or any other Loan Document and may charge the same to the Loan Account notwithstanding that an Overadvance may result thereby. The Agent shall advise the Lead Borrower of any such advance or charge promptly after the making thereof. Such action on the part of the Agent shall not constitute a waiver of the Agent’s rights and the Borrowers’ obligations under Section 2.05(c). Any amount which is added to the principal balance of the Loan Account as provided in this Section 2.02(c) shall bear interest at the interest rate then and thereafter applicable to the Loans.

(e) Each Committed Borrowing shall be made by the Lenders pro rata in accordance with their respective Applicable Percentage. The failure of any Lender to make any Loan shall neither relieve any other Lender of its obligation to fund its Loan in accordance with the provisions of this Agreement nor increase the obligation of any such other Lender.

(f) [Reserved].

(g) At any time that any Loans are outstanding, the Agent shall notify the Lead Borrower and the Lenders of any change in Salus’ prime rate used in determining the Base Rate.

(h) [Reserved].

(i) The Agent and the Lenders shall have no obligation to make any Loan if an Overadvance would result. The Agent may, in its Permitted Discretion, make Permitted Overadvances without the consent of the Borrowers, the Lenders, and the Borrowers and each Lender shall be bound thereby. A Permitted Overadvance is for the account of the Borrowers and shall constitute a Loan and an Obligation and shall be repaid by the Borrowers in accordance with the provisions of Section 2.05(c). The making of any such Permitted Overadvance on any one occasion shall not obligate the Agent or any Lender to make or permit any Permitted Overadvance on any other occasion or to permit such Permitted Overadvances to remain outstanding. The Agent shall have no liability for, and no Loan Party or Credit Party shall have the right to, or shall, bring any claim of any kind whatsoever against the Agent with respect to Unintentional Overadvances regardless of the amount of any such Overadvance(s).

2.03 [Reserved].

2.04 [Reserved].

2.05 Prepayments.

(a) [Reserved].

(b) [Reserved].

(c) If for any reason the Total Outstandings at any time exceed the Maximum Loan Amount as then in effect, the Borrowers shall immediately prepay the Committed Loans in an aggregate amount equal to such excess.

(d) The Borrowers shall prepay the Loans with proceeds and collections received by the Loan Parties to the extent so required under the provisions of Section 6.13 hereof.

(e) The Borrowers shall prepay the Loans in an amount equal to the Net Cash Proceeds received by a Loan Party on account of a Prepayment Event;

(f) Upon the expiration of any letter of credit, or any reduction in the amount of any letter of credit under the GE Letter of Credit Facility, the Borrowers shall immediately prepay the Loans then outstanding with the cash collateral held by General Electric Capital Corporation on account of such letter of credit in an amount equal to (i) in the case of the expiration of such letter of credit, the aggregate amount of cash collateral held by General Electric Capital Corporation on account of such letter of credit prior to giving effect to such prepayment, and (ii) in the case of any reduction in the amount of such letter of credit, (A) the aggregate amount of cash collateral held by General Electric Capital Corporation on account of such letter of credit prior to giving effect to such prepayment minus (ii) the amount of cash collateral required to cash collateralize the aggregate undrawn amount available to be drawn on such letter of credit.

(g) Prepayments made pursuant to Section (d), (e), and (f) above, first, shall be applied ratably to the outstanding Committed Loans; and second, the amount remaining, if any, after the prepayment in full of all Committed Loans outstanding at such time may be retained by the Borrowers for use in the ordinary course of its business.

2.06 Termination or Reduction of Commitments.

(a) Subject to the payment of any Early Termination Fee required under the Fee Letter, the Borrowers may, upon irrevocable notice from the Lead Borrower to the Agent, terminate the Aggregate Commitments or from time to time permanently reduce the Aggregate Commitments; provided that (i) any such notice shall be received by the Agent not later than 11:00 a.m. three (3) Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $1,000,000 or any whole multiple of $100,000 in excess thereof, (iii) the Borrowers shall not terminate or reduce the Aggregate Commitments if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Outstandings would exceed the Aggregate Commitments.

(b) [Reserved].

(c) The Agent will promptly notify the Lenders of any termination or reduction of the Aggregate Commitments under this Section 2.06. Upon any reduction of the Aggregate Commitments, the Commitment of each Lender shall be reduced by such Lender’s Applicable Percentage of such reduction amount. All fees (including, without limitation, commitment fees and Early Termination Fees) and interest in respect of the Aggregate Commitments accrued until the effective date of any termination of the Aggregate Commitments shall be paid on the effective date of such termination.

2.07 Repayment of Loans.

The Borrowers shall repay to the Lenders on the Termination Date the aggregate principal amount of Committed Loans outstanding on such date.

2.08 Interest.

(a) Subject to the provisions of Section 2.08(b) below, each Committed Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Applicable Interest Rate.

(b) (i) If any amount payable under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws, until paid in full.

(ii) If any other Event of Default exists and is continuing, then the Agent may, and upon the request of the Required Lenders shall, notify the Lead Borrower that all outstanding Obligations shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate and thereafter such Obligations shall bear interest at the Default Rate to the fullest extent permitted by applicable Laws until such Event of Default is no longer continuing.

(iii) Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c) Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.09 Fees. The Borrowers shall pay to the Agent the fees in the amounts and at the times specified in the Fee Letter. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

2.10 Computation of Interest and Fees. All computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed. Interest shall accrue on each Loan for the day on which the Loan is made. For purposes of the calculation of interest on the Loans and the Outstanding Amount, all payments made by or on account of the Borrowers shall be deemed to have been applied to the Loans two (2) Business Days after receipt of such payments by the Agent (as such receipt is determined pursuant to Section 2.12). Each determination by the Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent actual error.

2.11 Evidence of Debt.

(a) The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by the Agent (the “Loan Account”) in the ordinary course of business. In addition, each Lender may record in such Lender’s internal records, an appropriate notation evidencing the date and amount of each Loan from such Lender, each payment and prepayment of principal of any such Loan, and each payment of interest, fees and other amounts due in connection with the Obligations due to such Lender. The accounts or records maintained by the Agent and each Lender shall be conclusive absent actual error of the amount of the Credit Extensions made by the Lenders to the Borrowers and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrowers hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Agent in respect of such matters, the accounts and records of the Agent shall control in the absence of actual error. Upon the request of any Lender made through the Agent, the Borrowers shall execute and deliver to such Lender (through the Agent) a Note, which shall evidence such Lender’s Committed Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, amount and maturity of its Loans and payments with respect thereto. Upon receipt of an affidavit of a Lender as to the loss, theft, destruction or mutilation of such Lender’s Note and upon cancellation of such Note, the Borrowers will issue, in lieu thereof, a replacement Note in favor of such Lender, in the same principal amount thereof and otherwise of like tenor.

(b) [Reserved].

(c) Agent shall render monthly statements regarding the Loan Account to the Lead Borrower including principal, interest, fees, and including an itemization of all charges and expenses constituting Credit Party Expenses owing, and such statements, absent manifest error, shall be conclusively presumed to be correct and accurate and constitute an account stated between Borrowers and the Credit Parties unless, within thirty (30) days after receipt thereof by the Lead Borrower, the Lead Borrower shall deliver to Agent written objection thereto describing the error or errors contained in any such statements.

2.12 Payments Generally; Agent’s Clawback.

(a) General. All payments to be made by the Borrowers shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrowers hereunder shall be made to the Agent, for the account of the respective Lenders to which such payment is owed, at the Agent’s Office in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein. The Agent will promptly distribute to each Lender its Applicable Percentage (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Agent after 2:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue and shall be calculated pursuant to Section 2.10. If any payment to be made by the Borrowers shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(b) (i) Funding by Lenders; Presumption by Agent. Unless the Agent shall have received notice from a Lender prior to 12:00 noon on the date of such Committed Borrowing that such Lender will not make available to the Agent such Lender’s share of such Committed Borrowing, the Agent may assume that such Lender has made such share available on such date in accordance with and at the time required by Section 2.02 and may, in reliance upon such assumption, make available to the Borrowers a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Committed Borrowing available to the Agent, then the applicable Lender and the Borrowers severally agree to pay to the Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrowers to but excluding the date of payment to the Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Agent in accordance with banking industry rules on interbank compensation plus any administrative processing or similar fees customarily charged by the Agent in connection with the foregoing, and (B) in the case of a payment to be made by the Borrowers, the interest rate applicable to Committed Loans. If the Borrowers and such Lender shall pay such interest to the Agent for the same or an overlapping period, the Agent shall promptly remit to the Borrowers the amount of such interest paid by the Borrowers for such period. If such Lender pays its share of the applicable Committed Borrowing to the Agent, then the amount so paid shall constitute such Lender’s Committed Loan included in such Committed Borrowing. Any payment by the Borrowers shall be without prejudice to any claim the Borrowers may have against a Lender that shall have failed to make such payment to the Agent.

(ii) Payments by Borrowers; Presumptions by Agent. Unless the Agent shall have received notice from the Lead Borrower prior to the time at which any payment is due to the Agent for the account of the Lenders hereunder that the Borrowers will not make such payment, the Agent may assume that the Borrowers have made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrowers have not in fact made such payment, then each of the Lenders severally agrees to repay to the Agent forthwith on demand the amount so distributed to such Lender, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Agent, at the greater of the Federal Funds Rate and a rate determined by the Agent in accordance with banking industry rules on interbank compensation.

A notice of the Agent to any Lender or the Lead Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent actual error.

(c) Failure to Satisfy Conditions Precedent. If any Lender makes available to the Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrowers by the Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof (subject to the provisions of the last paragraph of Section 4.02 hereof), the Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d) Obligations of Lenders Several. The obligations of the Lenders hereunder to make Committed Loans and to make payments hereunder are several and not joint. The failure of any Lender to make any Committed Loan or to make any payment hereunder on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its portion of its Committed Loan or to make its payment hereunder.

(e) Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

2.13 Sharing of Payments by Lenders. If any Credit Party shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of, interest on, or other amounts with respect to, any of the Obligations resulting in any Lender’s receiving payment of a proportion of the aggregate amount of Obligations in respect of Committed Loans greater than its pro rata share thereof as provided herein, (including, in each case, as in contravention of the priorities of payment set forth in Section 8.03), then the Credit Party receiving such greater proportion shall (a) notify the Agent of such fact, and (b) purchase (for cash at face value) participations in the Obligations of the other Lenders or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Credit Parties ratably and in the priorities set forth in Section 8.03, provided that:

(i) if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii) the provisions of this Section shall not be construed to apply to (x) any payment made by the Loan Parties pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender) or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its portion of its Committed Loans to any assignee or participant, other than to the Borrowers or any Subsidiary thereof (as to which the provisions of this Section shall apply).

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.

2.14 Settlement Amongst Lenders.

(a) The amount of each Lender’s Applicable Percentage of outstanding Committed Loans shall be adjusted upward or downward based on all Committed Loans and repayments of Committed Loans received by the Agent as of 3:00 p.m. on the first Business Day (such date, the “Settlement Date”) following the end of the period specified by the Agent.

(b) The Agent shall deliver to each of the Lenders promptly after a Settlement Date a summary statement of the amount of outstanding Committed Loans for the period and the amount of repayments received for the period. As reflected on the summary statement, (i) the Agent shall transfer to each Lender its Applicable Percentage of repayments, and (ii) each Lender shall transfer to the Agent (as provided below) or the Agent shall transfer to each Lender, such amounts as are necessary to insure that, after giving effect to all such transfers, the amount of Committed Loans made by each Lender shall be equal to such Lender’s Applicable Percentage of all Committed Loans outstanding as of such Settlement Date. If the summary statement requires transfers to be made to the Agent by the Lenders and is received prior to 1:00 p.m. on a Business Day, such transfers shall be made in immediately available funds no later than 3:00 p.m. that day; and, if received after 1:00 p.m., then no later than 3:00 p.m. on the next Business Day. The obligation of each Lender to transfer such funds is irrevocable, unconditional and without recourse to or warranty by the Agent. If and to the extent any Lender shall not have so made its transfer to the Agent, such Lender agrees to pay to the Agent, forthwith on demand such amount, together with interest thereon, for each day from such date until the date such amount is paid to the Agent, equal to the greater of the Federal Funds Rate and a rate determined by the Agent in accordance with banking industry rules on interbank compensation plus any administrative, processing, or similar fees customarily charged by the Agent in connection with the foregoing.

2.15 [Reserved].

2.16 Defaulting Lenders.

(a) Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i) Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of “Required Lenders” and Section 10.01.

(ii) Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise) or received by the Agent from a Defaulting Lender pursuant to Section 10.08 shall be applied at such time or times as may be determined by the Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Agent hereunder; second, as the Lead Borrower may request (so long as no Default or Event of Default exists), to the funding of any Committed Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Agent; third, if so determined by the Agent and the Lead Borrower, to be held in a deposit account and released pro rata in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to Committed Loans under this

Agreement; fourth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; fifth, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrowers as a result of any judgment of a court of competent jurisdiction obtained by the Borrowers against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Committed Loans in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Committed Loans were made at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Committed Loans of all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Committed Loans of such Defaulting Lender until such time as all Committed Loans are held by the Lenders pro rata in accordance with the Commitments hereunder. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) Certain Fees.

(A) No Defaulting Lender shall be entitled to receive any fee payable under the Fee Letter for any period during which that Lender is a Defaulting Lender (and the Borrowers shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(B) [Reserved].

(iv) [Reserved].

(v) [Reserved].

(b) Defaulting Lender Cure. If the Lead Borrower and the Agent agree in writing that a Lender is no longer a Defaulting Lender, the Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any cash collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Committed Loans of the other Lenders or take such other actions as the Agent may determine to be necessary to cause the Committed Loans to be held on a pro rata basis by the Lenders in accordance with their Applicable Percentages, whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrowers while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lenders having been a Defaulting Lender.

ARTICLE III

TAXES, YIELD PROTECTION AND ILLEGALITY;

APPOINTMENT OF LEAD BORROWER

3.01 Taxes.

(a) Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrowers hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes, provided that if the Borrowers shall be required by applicable law to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Agent, or the Lender, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrowers shall make such deductions and (iii) the Borrowers shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b) Payment of Other Taxes by the Borrowers. Without limiting the provisions of subsection (a) above, the Borrowers shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) Indemnification by the Loan Parties. The Loan Parties shall indemnify the Agent and each Lender, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by the Agent or such Lender, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Lead Borrower by a Lender (with a copy to the Agent), or by the Agent on its own behalf or on behalf of the Agent, a Lender, shall be conclusive absent manifest error.

(d) Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrowers to a Governmental Authority, the Lead Borrower shall deliver to the Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Agent. Upon the written request of the Lead Borrower after any payment of Indemnified Taxes or Other Taxes by the Agent to a Governmental Authority, the Agent shall deliver to the Lead Borrower the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment.

(e) Status of Lenders. Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which any Borrower is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Loan Document shall deliver to the Lead Borrower (with a copy to the Agent), at the time or times prescribed by applicable law or reasonably requested by the Lead Borrower or the Agent, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate of withholding. Such delivery shall be provided on the Closing Date and on or before such documentation expires or becomes obsolete or after the occurrence of an event requiring a change in the documentation most recently delivered. In addition, any Lender, if requested by the Lead Borrower or the Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Lead Borrower or the Agent as will enable the Lead Borrower or the Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.

Without limiting the generality of the foregoing, in the event that any Borrower is resident for tax purposes in the United States, any Foreign Lender shall deliver to the Lead Borrower and the Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Lead Borrower or the Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:

(i) duly completed copies of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party,

(ii) duly completed copies of Internal Revenue Service Form W-8ECI,

(iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrowers within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (y) duly completed copies of Internal Revenue Service Form W-8BEN, or

(iv) any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit the Lead Borrower to determine the withholding or deduction required to be made.

(f) Treatment of Certain Refunds. If the Agent or any Lender determines, in its Permitted Discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrowers or with respect to which the Borrowers have paid additional amounts pursuant to this Section, it shall pay to the Borrowers an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrowers under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Agent or such Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrowers, upon the request of the Agent or such Lender, agree to repay the amount paid over to the Borrowers (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Agent or such Lender in the event the Agent, such Lender is required to repay such refund to such Governmental Authority. This subsection shall not be construed to require the Agent or any Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrowers or any other Person.

3.02 Reserved.

3.03 Reserved.

3.04 Increased Costs.

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender;

(ii) subject any Lender to any tax of any kind whatsoever with respect to this Agreement, or change the basis of taxation of payments to such Lender in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 3.01 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender); or

(iii) impose on any Lender any other condition, cost or expense affecting this Agreement or Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Loan (or of maintaining its obligation to make any such Loan), or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or any other amount) then, upon request of such Lender, the Borrowers will pay to such Lender, such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered. In such event, such Lender will provide the Lead Borrower with reasonably detailed evidence of such additional costs or reductions and the Change in Law giving rise thereto.

(b) Capital Requirements. If any Lender determines that any Change in Law affecting such Lender or any Lending Office of such Lender or such Lender’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by such Lender, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrowers will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement. A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, together with delivery to the Lead Borrower of reasonably detailed evidence of such the Change in Law, amount of increased capital, additional costs or reductions, as specified in subsection (a) or (b) of this Section and delivered to the Lead Borrower shall be conclusive absent manifest error. The Borrowers shall pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(d) Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s right to demand such compensation, provided that the Borrowers shall not be required to compensate a Lender pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender notifies the Lead Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

3.05 Reserved.

3.06 Mitigation Obligations; Replacement of Lenders.

(a) Designation of a Different Lending Office. If any Lender requests compensation under Section 3.04, or the Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if the Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, the Borrowers may replace such Lender in accordance with Section 10.13.

3.07 Survival. All of the Borrowers’ obligations under this Article III shall survive termination of the Aggregate Commitments and repayment of the Committed Loans and all other Obligations hereunder.

3.08 Designation of Lead Borrower as Borrowers’ Agent.

(a) Each Borrower hereby irrevocably designates and appoints the Lead Borrower as such Borrower’s agent to obtain Credit Extensions, the proceeds of which shall be available to each Borrower for such uses as are permitted under this Agreement. As the disclosed principal for its agent, each Borrower shall be obligated to each Credit Party on account of Credit Extensions so made as if made directly by the applicable Credit Party to such Borrower, notwithstanding the manner by which such Credit Extensions are recorded on the books and records of the Lead Borrower and of any other Borrower. In addition, each Loan Party other than the Borrowers hereby irrevocably designates and appoints the Lead Borrower as such Loan Party’s agent to represent such Loan Party in all respects under this Agreement and the other Loan Documents.

(b) Each Borrower recognizes that credit available to it hereunder is in excess of and on better terms than it otherwise could obtain on and for its own account and that one of the reasons therefor is its joining in the credit facility contemplated herein with all other Borrowers. Consequently, each Borrower hereby assumes and agrees to discharge all Obligations of each of the other Borrowers.

(c) The Lead Borrower shall act as a conduit for each Borrower (including itself, as a “Borrower”) on whose behalf the Lead Borrower has requested a Credit Extension. Neither the Agent nor any other Credit Party shall have any obligation to see to the application of such proceeds therefrom.

ARTICLE IV

CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

4.01 Conditions of Initial Credit Extension. The obligation of each Lender to make its initial Credit Extension hereunder is subject to satisfaction of the following conditions precedent:

(a) The Agent’s receipt of the following, each of which shall be originals, telecopies or other electronic image scan transmission (e.g., “pdf” or “tif “ via e-mail) (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party or the Lenders, as applicable, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance satisfactory to the Agent:

(i) executed counterparts of this Agreement sufficient in number for distribution to the Agent, each Lender and the Lead Borrower;

(ii) a Note executed by the Borrowers in favor of each Lender requesting a Note;

(iii) such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Agent may require evidencing (A) the authority of each Loan Party to enter into this Agreement and the other Loan Documents to which such Loan Party is a party or is to become a party and (B) the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party or is to become a party;

(iv) copies of each Loan Party’s Organization Documents and such other documents and certifications as the Agent may reasonably require to evidence that each Loan Party is duly organized or formed, and that each Loan Party is validly existing, in good standing and qualified to engage in business in each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, except to the extent that failure to so qualify in such jurisdiction could not reasonably be expected to have a Material Adverse Effect;

(v) favorable opinions of Troutman Sanders LLP and Lamm Rubenstone LLC, counsel to the Loan Parties, in each case, addressed to the Agent and each Lender, as to such matters concerning the Loan Parties and the Loan Documents as the Agent may reasonably request;

(vi) a certificate signed by a Responsible Officer of the Lead Borrower certifying (A) that the conditions specified in Sections 4.02(a) and 4.02(b) have been satisfied, (B) that there has been no event or circumstance since the date of the Audited Financial Statements that has had or could be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect, (C) to the Solvency of the Loan Parties as of the Closing Date after giving effect to the transactions contemplated hereby, and (D) either that (1) no consents, licenses or approvals are required in connection with the execution, delivery and performance by such Loan Party and the validity against such Loan Party of the Loan Documents to which it is a party, or (2) that all such consents, licenses and approvals have been obtained and are in full force and effect;

(vii) [Reserved];

(viii) evidence that all insurance required to be maintained pursuant to the Loan Documents and all endorsements in favor of the Agent required under the Loan Documents have been obtained and are in effect;

(ix) a payoff letter from the agent for the lenders under the Existing Credit Agreement satisfactory in form and substance to the Agent evidencing that the Existing Credit Agreement has been or concurrently with the Closing Date is being terminated, all obligations thereunder are being paid in full, and all Liens securing obligations under the Existing Credit Agreement have been or concurrently with the Closing Date are being released;

(x) the Security Documents (including, without limitation, the Mortgages) and certificates evidencing any stock being pledged thereunder, together with undated stock powers executed in blank, each duly executed by the applicable Loan Parties;

(xi) all other Loan Documents, each duly executed by the applicable Loan Parties (including, without limitation, the Daisy Letter Agreement);

(xii) (A) appraisals (based on net liquidation value) by a third party appraiser acceptable to the Agent of all Inventory, and Intellectual Property of the Borrowers, the results of which are satisfactory to the Agent and (B) a written report regarding the results of a commercial finance examination of the Loan Parties, which shall be satisfactory to the Agent;

(xiii) results of searches or other evidence reasonably satisfactory to the Agent (in each case dated as of a date reasonably satisfactory to the Agent) indicating the absence of Liens on the assets of the Loan Parties, except for Permitted Encumbrances and Liens for which termination statements and releases, satisfactions and discharges of any mortgages, and releases or subordination agreements satisfactory to the Agent are being tendered concurrently with such extension of credit or other arrangements satisfactory to the Agent for the delivery of such termination statements and releases, satisfactions and discharges have been made;

(xiv) (A) all documents and instruments, including Uniform Commercial Code financing statements, required by law or reasonably requested by the Agent to be filed, registered or recorded to create or perfect the first priority Liens (subject only to those Permitted Encumbrances having priority under applicable Law) intended to be created under the Loan Documents and all such documents and instruments shall have been so filed, registered or recorded to the satisfaction of the Agent, (B) the DDA Notifications, Credit Card Notifications, and Blocked Account Agreements required pursuant to Section 6.13 hereof, (C) control agreements with respect to the Loan Parties’ securities and investment accounts, and (D) Collateral Access Agreements as required by the Agent;

(xv) evidence that all other actions that the Agent may deem necessary or desirable in order to create valid first and subsisting Liens on the property described in the Mortgages has been taken;

(xvi) an appraisal of each of the properties described in the Mortgages complying with the requirements of FIRREA by a third party appraiser acceptable to the Agent and otherwise in form and substance satisfactory to the Agent;

(xvii) flood certificates with respect to each of the properties described in the Mortgages certifying that such properties are not in a flood zone otherwise the Agent shall be named as loss payee and additional insured on flood insurance reasonably acceptable to the Agent with respect to such properties; and

(xviii) such other assurances, certificates, documents, consents or opinions as the Agent or its counsel reasonably may require.

(b) After giving effect to (i) the first funding under the Loans, and (ii) any charges to the Loan Account made in connection with the establishment of the credit facility contemplated hereby, Availability shall be not less than $4,500,000.

(c) The Agent shall have received a Borrowing Base Certificate dated the Closing Date, relating to the week ended on June 8, 2013, and executed by a Responsible Officer of the Lead Borrower.

(d) The Agent shall be reasonably satisfied that any financial statements delivered to it fairly present the business and financial condition of the Loan Parties and that there has been no Material Adverse Effect since the date of the Audited Financial Statements (which is February 2, 2013).

(e) The Agent shall be reasonably satisfied that the Real Estate Eligibility Conditions have been satisfied.

(f) The Agent shall have received and be satisfied in its Permitted Discretion with the Borrower’s Business Plan and such other information (financial or otherwise) reasonably requested by the Agent.

(g) There shall not be pending any litigation or other proceeding, the result of which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

(h) There shall not have occurred any default of any Material Contract of any Loan Party.

(i) The consummation of the transactions contemplated hereby shall not violate any applicable Law or any Organization Document.

(j) All fees and expenses required to be paid to the Agent on or before the Closing Date shall have been paid in full, and all fees and expenses required to be paid to the Lenders on or before the Closing Date shall have been paid in full.

(k) The Borrowers shall have paid all fees, charges and disbursements of counsel to the Agent to the extent invoiced prior to or on the Closing Date, plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the Closing Date (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrowers and the Agent).

(l) The Agent and the Lenders shall have completed satisfactory background checks of the Loan Parties’ owners, shareholders and management and shall have received all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the USA PATRIOT Act.

(m) No material changes in governmental regulations or policies adversely affecting any Loan Party or any Credit Party shall have occurred prior to the Closing Date.

(n) There shall not have occurred any material negative development with respect to any ongoing litigation involving the Loan Parties since May 6, 2013.

(o) The Agent shall have received a capital expenditure plan of the Loan Parties, which shall be in form and substance acceptable to Agent in its Permitted Discretion.

(p) The Closing Date shall have occurred on or before June 14, 2013. The Agent shall notify the Lead Borrower and the Lenders of the Closing Date, and such notice shall be conclusive and binding on the Loan Parties.

Without limiting the generality of the provisions of Section 9.04, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have Consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be Consented to or approved by or acceptable or satisfactory to a Lender unless the Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

4.02 Conditions to all Credit Extensions. The obligation of each Lender to honor any Request for Credit Extension is subject to the following conditions precedent:

(a) The representations and warranties of each other Loan Party contained in Article V or in any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects on and as of the date of such Credit Extension, except (i) in the case of any representation and warranty qualified by materiality, they shall be true and correct in all respects, (ii) to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct (if applicable, in all material respects) as of such earlier date, and (iii) for purposes of this Section 4.02, the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01;

(b) No Default or Event of Default shall exist, or would result from such proposed Credit Extension or from the application of the proceeds thereof;

(c) The Agent shall have received a Request for Credit Extension in accordance with the requirements hereof;

(d) No event or circumstance which would reasonably be expected to result in a Material Adverse Effect shall have occurred; and

(e) No Overadvance shall result from such Credit Extension.

Each Request for Credit Extension submitted by the Borrowers shall be deemed to be a representation and warranty by the Borrowers that the conditions specified in Sections 4.02(a) and (b) have been satisfied on and as of the date of the applicable Credit Extension. The conditions set forth in this Section 4.02 are for the sole benefit of the Credit Parties but until the Required Lenders otherwise direct the Agent to cease making Committed Loans, the Lenders will fund their Applicable Percentage of all Committed Loans whenever made, which are requested by the Lead Borrower and which, notwithstanding the failure of the Loan Parties to comply with the provisions of this Article IV, agreed to by the Agent, provided, however, the making of any such Loans shall not be deemed a modification or waiver by any Credit Party of the provisions of this Article IV on any future occasion or a waiver of any rights or the Credit Parties as a result of any such failure to comply.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

To induce the Credit Parties to enter into this Agreement and to make Loans hereunder, each Loan Party represents and warrants to the Agent and the other Credit Parties that:

5.01 Existence, Qualification and Power. Each Loan Party and each Subsidiary thereof (a) is a corporation, limited liability company, partnership or limited partnership, duly incorporated, organized or formed, validly existing and, where applicable, in good standing under the Laws of the jurisdiction of its incorporation, organization, or formation, (b) has all requisite power and authority and all requisite governmental licenses, permits, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, and (c) is duly qualified and is licensed and, where applicable, in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in clause (b)(i) or (c), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect. Schedule 5.01 annexed hereto sets forth, as of the Closing Date, each Loan Party’s name as it appears in official filings in its state of incorporation or organization, its state of incorporation or organization, organization type, organization number, if any, issued by its state of incorporation or organization, and its federal employer identification number.

5.02 Authorization; No Contravention. The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is or is to be a party has been duly authorized by all necessary corporate or other organizational action, and does not and will not (a) contravene the terms of any of such Person’s Organization Documents; (b) conflict with or result in any breach, termination, or contravention of, or constitute a default under, or require any payment to be made under (i) any Material Contract or any Material Indebtedness to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; (c) result in or require the creation of any Lien upon any asset of any Loan Party (other than Liens in favor of the Agent under the Security Documents); or (d) violate any material Law.

5.03 Governmental Authorization; Other Consents. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document, except for (a) the perfection or maintenance of the Liens created under the Security Documents (including the first priority nature thereof) or (b) such as have been obtained or made and are in full force and effect.

5.04 Binding Effect. This Agreement has been, and each other Loan Document, when delivered, will have been, duly executed and delivered by each Loan Party that is party thereto. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

5.05 Financial Statements; No Material Adverse Effect.

(a) The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present the financial condition of the Lead Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) show all Material Indebtedness and other liabilities, direct or contingent, of the Lead Borrower and its Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Indebtedness.

(b) The unaudited Consolidated balance sheet of the Lead Borrower and its Subsidiaries dated May 4, 2013, and the related Consolidated statements of income or operations, Shareholders’ Equity and cash flows for the Fiscal Quarter ended on that date (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present the financial condition of the Lead Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments.

(c) Since the date of the Audited Financial Statements, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

(d) To the best knowledge of the Lead Borrower, no Internal Control Event exists or has occurred since the date of the Audited Financial Statements that has resulted in or could reasonably be expected to result in a misstatement in any material respect, (i) in any financial information delivered or to be delivered to the Agent or the Lenders, (ii) of the Borrowing Base, (iii) of covenant compliance calculations provided hereunder or (iv) of the assets, liabilities, financial condition or results of operations of the Lead Borrower and its Subsidiaries on a Consolidated basis.

5.06 Litigation. There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Loan Parties after due and diligent investigation, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against any Loan Party or any of its Subsidiaries or against any of its properties or revenues that (a) purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby, or (b) either individually or in the aggregate, if determined adversely, could reasonably be expected to have a Material Adverse Effect.

5.07 No Default. No Loan Party or any Subsidiary is in default under or with respect to, or party to, any Material Contract or any Material Indebtedness. No Default or Event of Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

5.08 Ownership of Property; Liens.

(a) Each of the Loan Parties and each Subsidiary thereof has good record and marketable title in fee simple to or valid leasehold interests in, all Real Estate necessary or used in the ordinary conduct of its business, other than with respect to any Eligible Real Estate, except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each of the Loan Parties and each Subsidiary has good and marketable title to, valid leasehold interests in, or valid licenses to use all personal property and assets material to the ordinary conduct of its business.

(b) Schedule 5.08(b)(1) sets forth the address (including street address, county and state) of all Real Estate that is owned by the Loan Parties, together with a list of the holders of any mortgage or other Lien thereon as of the Closing Date. Each Loan Party has good, marketable and insurable fee simple title to the Real Estate owned by such Loan Party, free and clear of all Liens, other than Permitted Encumbrances. Schedule 5.08(b)(2) sets forth the address (including street address, county and state) of all Leases of the Loan Parties, together with a list of the lessor and its contact information with respect to each such Lease as of the Closing Date. Each of such Leases is in full force and effect and the Loan Parties are not in default of the terms thereof.

(c) Schedule 7.01 sets forth a complete and accurate list of all Liens on the property or assets of each Loan Party and each of its Subsidiaries, showing as of the Closing Date the lienholder thereof and the property or assets of such Loan Party or such Subsidiary subject thereto. The property of each Loan Party and each of its Subsidiaries is subject to no Liens, other than Permitted Encumbrances.

(d) Schedule 7.02 sets forth a complete and accurate list of all Investments held by any Loan Party or any Subsidiary of a Loan Party on the Closing Date, showing as of the Closing Date the amount, obligor or issuer and maturity, if any, thereof.

(e) Schedule 7.03 sets forth a complete and accurate list of all Indebtedness covered by clause (a) of the definition of “Permitted Indebtedness” of each Loan Party or any Subsidiary of a Loan Party on the Closing Date, showing as of the Closing Date the amount, obligor or issuer and maturity thereof.

5.09 Environmental Compliance.

(a) No Loan Party or any Subsidiary thereof (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Material Environmental Liability or any Environmental Liability with respect to any Eligible Real Estate, (iii) has received notice of any claim with respect to any Material Environmental Liability or any Environmental Liability with respect to any Eligible Real Estate, or (iv) knows of any reasonable basis for any Material Environmental Liability or any Environmental Liability with respect to any Eligible Real Estate.

(b) None of the properties currently or formerly owned or operated by any Loan Party or any Subsidiary thereof is listed or proposed for listing on the NPL or on the CERCLIS or any analogous foreign, state or local list or is adjacent to any such property; except as disclosed on Schedule 5.09, there are no and never have been any underground or above-ground storage tanks or any surface impoundments, septic tanks, pits, sumps or lagoons in which Hazardous Materials are being or have been treated, stored or disposed on any property currently owned or operated by any Loan Party or any Subsidiary thereof or, to the best of the knowledge of the Loan Parties, on any property formerly owned or operated by any Loan Party or Subsidiary thereof; there is no asbestos or asbestos-containing material on any property currently owned or operated by any Loan Party; and Hazardous Materials have not been released, discharged or disposed of on any property currently or formerly owned or operated by any Loan Party or any Subsidiary thereof.

(c) Except as disclosed to the Agent on Schedule 5.09, no Loan Party or any Subsidiary thereof is undertaking, and no Loan Party or any Subsidiary thereof has completed, either individually or together with other potentially responsible parties, any investigation or assessment or remedial or response action relating to any actual or threatened release, discharge or disposal of Hazardous Materials at any site, location or operation, either voluntarily or pursuant to the order of any Governmental Authority or the requirements of any Environmental Law; and all Hazardous Materials generated, used, treated, handled or stored at, or transported to or from, any property currently or formerly owned or operated by any Loan Party or any Subsidiary thereof have been disposed of in a manner not reasonably expected to result in material liability to any Loan Party or any Subsidiary thereof.

5.10 Insurance. The properties of the Loan Parties and their Subsidiaries are insured with financially sound and reputable insurance companies which are not Affiliates of the Loan Parties, in such amounts (after giving effect to any self-insurance), with such deductibles and covering such risks (including, without limitation, workmen’s compensation, public liability, business interruption and property damage insurance) as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Loan Parties or the applicable Subsidiary operates. Schedule 5.10 sets forth a description of all insurance maintained by or on behalf of the Loan Parties and their Subsidiaries as of the Closing Date. Each insurance policy listed on Schedule 5.10 is in full force and effect and all premiums in respect thereof that are due and payable have been paid.

5.11 Taxes. The Loan Parties and their Subsidiaries have filed all Federal, state and other material tax returns and reports required to be filed, and have paid all Federal, state and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings being diligently conducted, for which adequate reserves have been provided in accordance with GAAP, as to which Taxes no Lien has been filed and which contest effectively suspends the collection of the contested obligation and the enforcement of any Lien securing such obligation. There is no proposed tax assessment against any Loan Party or any Subsidiary that would, if made, have a Material Adverse Effect. No Loan Party or any Subsidiary thereof is a party to any tax sharing agreement.

5.12 ERISA Compliance.

(a) Except as could not be reasonably expected to result in a Material Adverse Effect, the Lead Borrower, each of its ERISA Affiliates and each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state Laws. Each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the best knowledge of the Lead Borrower, nothing has occurred which would prevent, or cause the loss of, such qualification. The Loan Parties and each ERISA Affiliate have made all required contributions to each Plan subject to Sections 412 or 430 of the Code and to each Multiemployer Plan, and no application for a funding waiver or an extension of any amortization period pursuant to Sections 412 or 430 of the Code has been made with respect to any Plan. No Lien imposed under the Code or ERISA exists or is likely to arise on account of any Plan or any Multiemployer Plan.

(b) There are no pending or, to the best knowledge of the Lead Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c) (i) Except as could not be reasonably expected to result in a Material Adverse Effect, no ERISA Event has occurred or, to the best knowledge of the Loan Parties, is reasonably expected to occur; (ii) no Pension Plan has any Unfunded Pension Liability; (iii) neither any Loan Party nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) neither any Loan Party nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) neither any Loan Party nor any ERISA Affiliate has engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA.

5.13 Subsidiaries; Equity Interests. As of the Closing Date, the Loan Parties have no Subsidiaries other than those specifically disclosed in Part (a) of Schedule 5.13, which Schedule sets forth the legal name, jurisdiction of incorporation or formation and authorized Equity Interests of each such Subsidiary. All of the outstanding Equity Interests in such Subsidiaries have been validly issued, are fully paid and non-assessable and are owned by a Loan Party (or a Subsidiary of a Loan Party) in the amounts specified on Part (a) of Schedule 5.13 free and clear of all Liens except for those created under the Security Documents. Except as set forth in Schedule 5.13, there are no outstanding rights to purchase any Equity Interests in any Subsidiary. As of the Closing Date, the Loan Parties have no equity investments in any other corporation or entity other than those specifically disclosed in Part(b) of Schedule 5.13. All of the outstanding Equity Interests in the Loan Parties have been validly issued, and are fully paid and non-assessable and are owned in the amounts specified on Part (c) of Schedule 5.13 free and clear of all Liens except for those created under the Security Documents. The copies of the Organization Documents of each Loan Party and each amendment thereto provided pursuant to Section 4.01 are true and correct copies of each such document, each of which is valid and in full force and effect.

5.14 Margin Regulations; Investment Company Act.

(a) No Loan Party is engaged or will be engaged, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock. None of the proceeds of the Credit Extensions shall be used directly or indirectly for the purpose of purchasing or carrying any margin stock, for the purpose of reducing or retiring any Indebtedness that was originally incurred to purchase or carry any margin stock or for any other purpose that might cause any of the Credit Extensions to be considered a “purpose credit” within the meaning of Regulations T, U, or X issued by the FRB.

(b) None of the Loan Parties, any Person Controlling any Loan Party, or any Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

5.15 Disclosure. Each Loan Party has disclosed to the Agent and the Lenders all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. No report, financial statement, certificate or other information furnished (whether in writing or orally) by or on behalf of any Loan Party to the Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case, as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Loan Parties represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

5.16 Compliance with Laws. Each of the Loan Parties and each Subsidiary is in compliance (a) in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (i) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (ii) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, and (b) with Sections 10.17 and 10.18 hereof.

5.17 Intellectual Property; Licenses, Etc. The Loan Parties and their Subsidiaries own, or possess the right to use, all of the Intellectual Property, licenses, permits and other authorizations that are reasonably necessary for the operation of their respective businesses, without conflict with the rights of any other Person. To the best knowledge of the Lead Borrower, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by any Loan Party or any Subsidiary infringes upon any rights held by any other Person. No claim or litigation regarding any of the foregoing is pending or, to the best knowledge of the Lead Borrower, threatened, which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

5.18 Labor Matters. There are no strikes, lockouts, slowdowns or other material labor disputes against any Loan Party or any Subsidiary thereof pending or, to the knowledge of any Loan Party, threatened. The hours worked by and payments made to employees of the Loan Parties comply with the Fair Labor Standards Act and any other applicable federal, state, local or foreign Law dealing with such matters except to the extent that any such violation could not reasonably be expected to have a Material Adverse Effect. No Loan Party or any of its Subsidiaries has incurred any liability or obligation under the Worker Adjustment and Retraining Act or similar state Law. All payments due from any Loan Party and its Subsidiaries, or for which any claim may be made against any Loan Party or any of its Subsidiaries, on account of wages and employee health and welfare insurance and other benefits, have been paid or properly accrued in accordance with GAAP as a liability on the books of such Loan Party. Except as set forth on Schedule 5.18, no Loan Party or any Subsidiary is a party to or bound by any collective bargaining agreement or any similar plan, agreement or arrangement. There are no representation proceedings pending or, to any Loan Party’s knowledge, threatened to be filed with the National Labor Relations Board, and no labor organization or group of employees of any Loan Party or any Subsidiary has made a pending demand for recognition. There are no complaints, unfair labor practice charges, grievances, arbitrations, unfair employment practices charges or any other claims or complaints against any Loan Party or any Subsidiary pending or, to the knowledge of any Loan Party, threatened to be filed with any Governmental Authority or arbitrator based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment of any employee of any Loan Party or any of its Subsidiaries, except, in each case, to the extent that such matters could not, individually or in the aggregate, be reasonably expected to cause a Material Adverse Effect. The consummation of the transactions contemplated by the Loan Documents will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which any Loan Party or any of its Subsidiaries is bound.

5.19 Security Documents.

(a) The Security Agreement creates in favor of the Agent, for the benefit of the Secured Parties referred to therein, a legal, valid, continuing and enforceable security interest in the Collateral (as defined in the Security Agreement) subject to any exclusions permitted therein, the enforceability of which is subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law. The financing statements, releases and other filings are in appropriate form and have been or will be filed in the offices specified in Schedule II of the Security Agreement. Upon such filings and/or the obtaining of “control” (as defined in the UCC), the Agent will have a perfected Lien on, and security interest in, to and under all right, title and interest of the grantors thereunder in all such Collateral that may be perfected by filing, recording or registering a financing statement or analogous document (including without limitation the proceeds of such Collateral subject to the limitations relating to such proceeds in the UCC) or by obtaining control, under the UCC (in effect on the date this representation is made) in each case prior and superior in right to any other Person.

(b) When the Security Agreement (or a short form thereof) is filed in the United States Patent and Trademark Office and the United States Copyright Office and when financing statements, releases and other filings in appropriate form are filed in the offices specified in Schedule II of the Security Agreement, the Agent shall have a fully perfected Lien on, and security interest in, all right, title and interest of the applicable Loan Parties in the Intellectual Property (as defined in the Security Agreement) in which a security interest may be perfected by filing, recording or registering a security agreement, financing statement or analogous document in the United States Patent and Trademark Office or the United States Copyright Office, as applicable, in each case prior and superior in right to any other Person (it being understood that subsequent recordings in the United States Patent and Trademark Office and the United States Copyright Office may be necessary to perfect a Lien on registered trademarks, trademark applications and copyrights acquired by the Loan Parties after the Closing Date).

(c) The Mortgages create in favor of the Agent, for the benefit of the Secured Parties referred to therein, a legal, valid, continuing and enforceable Lien in the Mortgaged Property (as defined in the Mortgages), the enforceability of which is subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law. Upon the filing or recording of the Mortgages with the appropriate Governmental Authorities, the Agent will have a perfected Lien on, and security interest in, to and under all right, title and interest of the grantors thereunder in all Mortgaged Property that may be perfected by such filing (including without limitation the proceeds of such Mortgaged Property), in each case prior and superior in right to any other Person.

5.20 Solvency. After giving effect to the transactions contemplated by this Agreement, and before and after giving effect to each Credit Extension, the Loan Parties, on a Consolidated basis, are Solvent. No transfer of property has been or will be made by any Loan Party and no obligation has been or will be incurred by any Loan Party in connection with the transactions contemplated by this Agreement or the other Loan Documents with the intent to hinder, delay, or defraud either present or future creditors of any Loan Party.

5.21 Deposit Accounts; Credit Card Arrangements.

(a) Annexed hereto as Schedule 5.21(a) is a list of all DDAs maintained by the Loan Parties as of the Closing Date, which Schedule includes, with respect to each DDA (i) the name and address of the depository; (ii) the account number(s) maintained with such depository; (iii) a contact person at such depository, and (iv) the identification of each Blocked Account Bank.

(b) Annexed hereto as Schedule 5.21(b) is a list describing all arrangements as of the Closing Date to which any Loan Party is a party with respect to the processing and/or payment to such Loan Party of the proceeds of any credit card charges for sales made by such Loan Party.

5.22 Brokers. No broker or finder brought about the obtaining, making or closing of the Loans or transactions contemplated by the Loan Documents, and no Loan Party or Affiliate thereof has any obligation to any Person in respect of any finder’s or brokerage fees in connection therewith.

5.23 Customer and Trade Relations. There exists no actual or, to the knowledge of any Loan Party, threatened, termination or cancellation of, or any material adverse modification or change in the business relationship of any Loan Party with any supplier material to its operations.

5.24 Material Contracts. Schedule 5.24 sets forth all Material Contracts to which any Loan Party is a party or is bound as of the Closing Date. The Loan Parties have delivered true, correct and complete copies of such Material Contracts to the Agent on or before the Closing Date. The Loan Parties are not in breach or in default in any material respect of or under any Material Contract and have not received any notice of default under, or of the intention of any other party thereto to terminate, any Material Contract.

5.25 Casualty. Neither the businesses nor the properties of any Loan Party or any of its Subsidiaries are affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy or other casualty (whether or not covered by insurance) that, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

5.26 [Reserved].

5.27 Business Plan. The Borrowers are operating their business in all material respects in a manner consistent with the Business Plan most recently delivered pursuant to Section 6.01(c) and accepted by the Agent in its Permitted Discretion.

5.28 Personally Identifiable Information. Borrowers maintain a policy for the treatment, handling and storage of consumer information and personally identifiable information in accordance with applicable Laws and a true, accurate and complete copy of the current version thereof has been provided to the Agent.

ARTICLE VI

AFFIRMATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied (other than contingent indemnification obligations for which a claim has not been asserted), the Loan Parties shall, and shall (except in the case of the covenants set forth in Sections 6.01, 6.02, and 6.03) cause each Subsidiary to:

6.01 Financial Statements. Deliver to the Agent, in form and detail satisfactory to the Agent:

(a) as soon as available, but in any event within 90 days after the end of each Fiscal Year of the Lead Borrower (commencing with the Fiscal Year ended February 1, 2014), a Consolidated balance sheet of the Lead Borrower and its Subsidiaries as at the end of such Fiscal Year, and the related consolidated statements of income or operations, Shareholders’ Equity and cash flows for such Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year, all in reasonable detail and prepared in accordance with GAAP, such consolidated statements to be audited and accompanied by a report and unqualified opinion of a Registered Public Accounting Firm of nationally recognized standing reasonably acceptable to the Agent, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit;

(b) as soon as available, but in any event within 45 days after the end of each of the Fiscal Quarters of each Fiscal Year of the Lead Borrower (commencing with the Fiscal Quarter ended August 3, 2013), a Consolidated balance sheet of the Lead Borrower and its Subsidiaries as at the end of such Fiscal Quarter, and the related consolidated statements of income or operations, Shareholders’ Equity and cash flows for such Fiscal Quarter and for the portion of the Lead Borrower’s Fiscal Year then ended, setting forth in each case in comparative form the figures for (A) such period set forth in the projections delivered pursuant to Section 6.01(d) hereof, (B) the corresponding Fiscal Quarter of the previous Fiscal Year and (C) the corresponding portion of the previous Fiscal Year, all in reasonable detail, such Consolidated statements to be certified by a Responsible Officer of the Lead Borrower as fairly presenting the financial condition, results of operations, Shareholders’ Equity and cash flows of the Lead Borrower and its Subsidiaries as of the end of such Fiscal Quarter in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes;

(c) as soon as available, but in any event within 30 days after the end of each of the Fiscal Months of each Fiscal Year of the Lead Borrower (commencing with the Fiscal Month ended July 6, 2013), a consolidated balance sheet of the Lead Borrower and its Subsidiaries as at the end of such Fiscal Month, and the related consolidated statements of income or operations, Shareholders’ Equity and cash flows for such Fiscal Month, and for the portion of the Lead Borrower’s Fiscal Year then ended, setting forth in each case in comparative form the figures for (A) such period set forth in the projections delivered pursuant to Section 6.01(d) hereof, (B) the corresponding Fiscal Month of the previous Fiscal Year and (C) the corresponding portion of the previous Fiscal Year, all in reasonable detail, such consolidated statements to be certified by a Responsible Officer of the Lead Borrower as fairly presenting the financial condition, results of operations, Shareholders’ Equity and cash flows of the Lead Borrower and its Subsidiaries as of the end of such Fiscal Month in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes;

(d) as soon as available, but in any event within thirty (30) days after the end of each Fiscal Year of the Lead Borrower, the Business Plan of the Lead Borrower and its Subsidiaries on a monthly basis for the immediately following Fiscal Year (including the Fiscal Year in which the Maturity Date occurs), and as soon as available, any significant revisions to the Business Plan with respect to such Fiscal Year.

6.02 Certificates; Other Information. Deliver to the Agent and each Lender, in form and detail satisfactory to the Agent:

(a) [Reserved];

(b) concurrently with the delivery of the financial statements referred to in Sections 6.01(a) and 6.01(b) and 6.01(c) a duly completed Compliance Certificate signed by a Responsible Officer of the Lead Borrower, and in the event of any change in generally accepted accounting principles used in the preparation of such financial statements, the Lead Borrower shall also provide a statement of reconciliation conforming such financial statements to GAAP and (ii) a copy of management’s discussion and analysis with respect to such financial statements;

(c) on the Tuesday of each Fiscal Week (or, if such day is not a Business Day, on the next succeeding Business Day), a Borrowing Base Certificate showing the Borrowing Base as of the close of business as of the last day of the immediately preceding week (provided that the Appraised Value percentage applied to the Eligible Inventory set forth in each Borrowing Base Certificate shall be the percentage set forth in the most recent appraisal obtained by the Agent pursuant to Section 6.10 hereof for the applicable month in which such Borrowing Base Certificate is delivered), each Borrowing Base Certificate to be certified as complete and correct by a Responsible Officer of the Lead Borrower and accompanied by all applicable system generated documentation supporting the information contained within the Borrowing Base Certificate, including but not limited to inventory reporting inclusive of inventory mix by category and/or department and, where applicable, accounts receivable detail documentation and any additional documentation reasonably requested by the Agent;

(d) promptly upon receipt, copies of any detailed audit reports, management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) of any Loan Party by its Registered Public Accounting Firm in connection with the accounts or books of the Loan Parties or any Subsidiary, or any audit of any of them, including, without limitation, specifying any Internal Control Event;

(e) promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of the Loan Parties, and copies of all annual, regular, periodic and special reports and registration statements which any Loan Party may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934 or with any national securities exchange, and in any case not otherwise required to be delivered to the Agent pursuant hereto;

(f) The financial and collateral reports described on Schedule 6.02 hereto, at the times set forth in such Schedule;

(g) promptly after the furnishing thereof, copies of any statement or report furnished to any holder of debt securities of any Loan Party or any Subsidiary thereof pursuant to the terms of any indenture, loan or credit or similar agreement and not otherwise required to be furnished to the Lenders pursuant to Section 6.01 or any other clause of this Section 6.02;

(h) as soon as available, but in any event within 30 days after the end of each Fiscal Year of the Loan Parties, a report summarizing the insurance coverage (specifying type, amount and carrier) in effect for each Loan Party and its Subsidiaries and containing such additional information as the Agent, or any Lender through the Agent, may reasonably specify;

(i) promptly after the Agent’s request therefor, copies of all Material Contracts and documents evidencing Material Indebtedness;

(j) promptly, and in any event within five Business Days after receipt thereof by any Loan Party or any Subsidiary thereof, copies of each notice or other correspondence received from any Governmental Authority (including, without limitation, the SEC (or comparable agency in any applicable non-U.S. jurisdiction)) concerning any proceeding with, or investigation or possible investigation or other inquiry by such Governmental Authority regarding financial or other operational results of any Loan Party or any Subsidiary thereof or any other matter which, if adversely determined, could reasonably expected to have a Material Adverse Effect; and

(k) promptly, such additional information regarding the business affairs, financial condition or operations of any Loan Party or any Subsidiary, or compliance with the terms of the Loan Documents, as the Agent or any Lender may from time to time reasonably request.

Documents required to be delivered pursuant to Sections 6.01(a), 6.01(b) or 6.01(c) or Section 6.02(d) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Lead Borrower posts such documents, or provides a link thereto on the Lead Borrower’s website on the Internet at the website address listed on Schedule 10.02; or (ii) on which such documents are posted on the Lead Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Agent have access (whether a commercial, third-party website or whether sponsored by the Agent) including, without limitation, the EDGAR system; provided that: (i) the Lead Borrower shall deliver paper copies of such documents to the Agent or any Lender that requests the Lead Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Agent or such Lender and (ii) the Lead Borrower shall notify the Agent and each Lender (by telecopier or electronic mail) of the posting of any such documents and provide to the Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Notwithstanding anything contained herein, in every instance the Lead Borrower shall be required to provide paper copies of the Compliance Certificates required by Section (b) to the Agent. The Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Loan Parties with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

6.03 Notices. Promptly notify the Agent upon any Responsible Officer becomes aware:

(a) of the occurrence of any Default or Event of Default;

(b) of any matter that has resulted or would reasonably be expected to result in a Material Adverse Effect;

(c) of any breach or non-performance of, or any default (after giving effect to any applicable notice or cure period) under, a Material Contract or with respect to Material Indebtedness of any Loan Party or any Subsidiary thereof;

(d) of any dispute, litigation, investigation, proceeding or suspension between any Loan Party or any Subsidiary thereof and any Governmental Authority or the commencement of, or any material development in, any litigation or proceeding affecting any Loan Party or any Subsidiary thereof, including pursuant to any applicable Environmental Laws to the extent same would reasonably be expected to have a Material Adverse Effect;

(e) of the occurrence of any ERISA Event;

(f) of any material change in accounting policies or financial reporting practices by any Loan Party or any Subsidiary thereof;

(g) of any change in any Loan Party’s chief operating officer, chief executive officer, or chief financial officer;

(h) of the discharge by any Loan Party of its present Registered Public Accounting Firm or any withdrawal or resignation by such Registered Public Accounting Firm;

(i) of any notice that any Loan Party has breached any collective bargaining agreement or other labor contract to which a Loan Party becomes a party, or the application for the certification of a collective bargaining agent;

(j) of the filing of any Lien for unpaid Taxes against any Loan Party;

(k) of any casualty or other insured damage to any material portion of the Collateral or the commencement of any action or proceeding for the taking of any interest in a material portion of the Collateral under power of eminent domain or by condemnation or similar proceeding or if any material portion of the Collateral is damaged or destroyed;

(l) of receipt of any written notices of any default, material dispute, litigation, or amendment from JLP Daisy LLC, or from any other Person in connection with, the Daisy License Agreement; and

(m) of any failure by any Loan Party to pay rent at (i) any distribution centers or warehouses; or (ii) ten percent (10%) or more of such Loan Party’s locations or (ii) any of such Loan Party’s locations if such failure continues for more than ten (10) days following the day on which such rent first came due and such failure would be reasonably likely to result in a Material Adverse Effect.

Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer of the Lead Borrower setting forth details of the occurrence referred to therein and stating what action the Lead Borrower has taken and proposes to take with respect thereto. Each notice pursuant to Section 6.03(a) shall describe with reasonable particularity any and all provisions of this Agreement and any other Loan Document with respect to which there has occurred a Default or an Event of Default.

6.04 Payment of Obligations. Pay and discharge as the same shall become due and payable, all its obligations and liabilities, including (a) all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, (b) all lawful claims (including, without limitation, claims of landlords, warehousemen, customs brokers, freight forwarders, consolidators and carriers) which, if unpaid, would by law become a Lien upon its property; and (c) all Indebtedness, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness, except, in each case, where (i) the validity or amount thereof is being contested in good faith by appropriate proceedings, (ii) such Loan Party has set aside on its books adequate reserves with respect thereto in accordance with GAAP, (iii) such contest effectively suspends collection of the contested obligation and enforcement of any Lien securing such obligation, (iv) no Lien has been filed with respect thereto and (v) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect. Nothing contained herein shall be deemed to limit the rights of the Agent with respect to determining Reserves pursuant to this Agreement.

6.05 Preservation of Existence, Etc. Preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization or formation except in a transaction permitted by Section 7.04 or 7.05; (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) preserve or renew all of its Intellectual Property, except to the extent such Intellectual Property is no longer used or useful in the conduct of the business of the Loan Parties.

6.06 Maintenance of Properties. (a) Maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted; and (b) make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

6.07 Maintenance of Insurance.

(a) Maintain with financially sound and reputable insurance companies reasonably acceptable to the Agent not Affiliates of the Loan Parties, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business and operating in the same or similar locations or as is required by applicable Law, of such types and in such amounts (after giving effect to any self-insurance compatible with the following standards) as are customarily carried under similar circumstances by such other Persons and as are reasonably acceptable to the Agent.

(b) Cause fire and extended coverage policies maintained with respect to any Collateral to be endorsed or otherwise amended to include (i) a non-contributing mortgage clause (regarding improvements to Real Estate) and lenders’ loss payable clause (regarding personal property), in form and substance satisfactory to the Agent, which endorsements or amendments shall provide that the insurer shall pay all proceeds otherwise payable to the Loan Parties under the policies directly to the Agent, and (ii) such other provisions as the Agent may reasonably require from time to time to protect the interests of the Credit Parties.

(c) Cause commercial general liability policies to be endorsed to name the Agent as an additional insured.

(d) Cause business interruption policies to name the Agent as a loss payee and to be endorsed or amended to include (i) a provision that, from and after the Closing Date, the insurer shall pay all proceeds otherwise payable to the Loan Parties under the policies directly to the Agent, and (ii) such other provisions as the Agent may reasonably require from time to time to protect the interests of the Credit Parties.

(e) Cause each such policy referred to in this Section 6.07 to also provide that it shall not be canceled, modified or not renewed (i) by reason of nonpayment of premium except upon not less than ten (10) days’ prior written notice thereof by the insurer to the Agent (giving the Agent the right to cure defaults in the payment of premiums) or (ii) for any other reason except upon not less than thirty (30) days’ prior written notice thereof by the insurer to the Agent.

(f) Deliver to the Agent, prior to the cancellation, modification or non-renewal of any such policy of insurance, a copy of a renewal or replacement policy (or other evidence of renewal of a policy previously delivered to the Agent, including an insurance binder) together with evidence satisfactory to the Agent of payment of the premium therefor.

(g) If at any time the area in which any Eligible Real Estate are located is designated (i) a “flood hazard area” in any Flood Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency), obtain flood insurance in such total amount as is reasonable and customary for companies engaged in the business of operating supermarkets, and otherwise comply with the National Flood Insurance Program as set forth in the Flood Disaster Protection Act of 1973, as amended from time to time, or (ii) a “Zone 1” area, obtain earthquake insurance in such total amount as is reasonable and customary for companies engaged in the Business.

(h) Maintain for themselves and their Subsidiaries, a Directors and Officers insurance policy, and a “Blanket Crime” policy including employee dishonesty, forgery or alteration, theft, disappearance and destruction, robbery and safe burglary, property, and computer fraud coverage with responsible companies in such amounts as are customarily carried by business entities engaged in similar businesses similarly situated, and will upon request by the Agent furnish the Agent certificates evidencing renewal of each such policy.

(i) Permit any representatives that are designated by the Agent to inspect the insurance policies maintained by or on behalf of the Loan Parties and to inspect books and records related thereto.

(j) None of the Credit Parties, or their agents or employees shall be liable for any loss or damage insured by the insurance policies required to be maintained under this Section 6.07. Each Loan Party shall look solely to its insurance companies or any other parties other than the Credit Parties for the recovery of such loss or damage and such insurance companies shall have no rights of subrogation against any Credit Party or its agents or employees. If, however, the insurance policies do not provide waiver of subrogation rights against such parties, as required above, then the Loan Parties hereby agree, to the extent permitted by law, to waive their right of recovery, if any, against the Credit Parties and their agents and employees. The designation of any form, type or amount of insurance coverage by any Credit Party under this Section 6.07 shall in no event be deemed a representation, warranty or advice by such Credit Party that such insurance is adequate for the purposes of the business of the Loan Parties or the protection of their properties.

Notwithstanding anything to the contrary contained in this Section 6.07, the Agent acknowledges and agrees that the types and amounts of insurance coverage and the insurance carriers maintained by the Loan Parties on the Closing Date are, as of the Closing Date, sufficient to satisfy the requirements contained in this Section 6.07.

6.08 Compliance with Laws. Comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

6.09 Books and Records; Accountants.

(a) (i) Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of the Loan Parties or such Subsidiary, as the case may be; and (ii) maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over the Loan Parties or such Subsidiary, as the case may be.

(b) At all times retain a Registered Public Accounting Firm which is reasonably satisfactory to the Agent and shall instruct such Registered Public Accounting Firm to cooperate with, and be available to, the Agent or its representatives at reasonable times to discuss the Loan Parties’ financial performance, financial condition, operating results, controls, and such other matters, within the scope of the retention of such Registered Public Accounting Firm, as may be reasonably raised by the Agent.

6.10 Inspection Rights.

(a) Permit representatives and independent contractors of the Agent to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and Registered Public Accounting Firm, and permit the Agent or professionals (including investment bankers, consultants, accountants, and lawyers) retained by the Agent to conduct evaluations of the Business Plan, forecasts and cash flows, all at the expense of the Loan Parties and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Lead Borrower; provided, however, that when a Default or Event of Default exists the Agent (or any of its representatives or independent contractors) may do any of the foregoing at the expense of the Loan Parties at any time during normal business hours and without advance notice.

(b) Upon the request of the Agent after reasonable prior notice, permit the Agent or professionals (including investment bankers, consultants, accountants, and lawyers) retained by the Agent to conduct commercial finance examinations and other evaluations, including, without limitation, of (i) the Lead Borrower’s practices in the computation of the Borrowing Base and (ii) the assets included in the Borrowing Base and related financial information such as, but not limited to, sales, gross margins, payables, accruals and reserves, and (ii) the Business Plan. The Loan Parties shall pay the fees and expenses of the Agent and such professionals with respect to such examinations and evaluations. Without limiting the foregoing, the Loan Parties acknowledge that the Agent may, in its Permitted Discretion, undertake up to one (1) commercial finance examination each Fiscal Year at the Loan Parties’ expense.

Notwithstanding the foregoing, the Agent may cause additional commercial finance examinations to be undertaken (i) as it deems necessary or appropriate, at its own expense or, (ii) or required by Law or if a Default or Event of Default shall have occurred and be continuing, at the expense of the Loan Parties.

(c) Upon the request of the Agent after reasonable prior notice, permit the Agent or professionals (including appraisers) retained by the Agent to conduct appraisals of the Collateral, including, without limitation, the assets included in the Borrowing Base. The Loan Parties shall pay the fees and expenses of the Agent and such professionals with respect to such appraisals. Without limiting the foregoing, the Loan Parties acknowledge that the Agent may, in its Permitted Discretion, undertake up to one (1) inventory appraisal, one (1) Real Estate appraisal, and, to the extent there is any Eligible Intellectual Property included in the Borrowing Base or in anticipation of such inclusion, one (1) Intellectual Property appraisal, in each case, in each Fiscal Year at the Loan Parties’ expense. Notwithstanding the foregoing, the Agent may cause additional appraisals to be undertaken (i) as it deems necessary or appropriate, at its own expense or, (ii) if required by Agent in its Permitted Discretion, or required by Law or if a Default or Event of Default shall have occurred and be continuing, at the expense of the Loan Parties.

(d) Permit the Agent, from time to time, engage a geohydrologist, an independent engineer or other qualified consultant or expert, reasonably acceptable to the Agent, at the expense of the Loan Parties, to undertake Phase I environmental site assessments during the term of this Agreement of the Eligible Real Estate, provided that such assessments may only be undertaken (i) during the continuance of a Default or Event of Default. (ii) if a Loan Party receives any notice or obtains knowledge of (A) any potential or known release of any Hazardous Materials at or from any Eligible Real Estate, notification of which must be given to any Governmental Authority under any Environmental Law, or notification of which has, in fact, been given to any Governmental Authority, or (B) any complaint, order, citation or notice with regard to air emissions, water discharges, or any other material environmental health or safety matter affecting any Loan Party or any Eligible Real Estate from any Person (including, without limitation, the Environmental Protection Agency). Environmental assessments may include detailed visual inspections of the Real Estate, including, without limitation, any and all storage areas, storage tanks, drains, dry wells and leaching areas, and the taking of soil samples, surface water samples and ground water samples, as well as such other investigations or analyses as are reasonably necessary for a determination of the compliance of the Real Estate and the use and operation thereof with all applicable Environmental Laws. The Borrowers will, and will cause each of their Subsidiaries to, reasonably cooperate in all respects with the Agent and such third parties to enable such assessment and evaluation to be timely completed in a manner reasonably satisfactory to the Agent.

(e) Upon the request of Salus after reasonable prior notice, use commercially reasonable efforts to assist Salus and any other Salus Entity (and any of their lending or funding sources) in obtaining ratings for the credit facilities provided for herein from one or more national rating agencies. Without limiting the foregoing, senior management members of the Loan Parties shall attend or host one or more meetings with such rating agencies and Salus upon reasonable prior notice.

6.11 Use of Proceeds. Use the proceeds of the Credit Extensions (a) to repay certain Indebtedness owned in connection with the Existing Credit Agreement, (b) to finance the acquisition of working capital assets of the Borrowers, including the purchase of inventory and equipment, in each case in the ordinary course of business, (c) to finance Capital Expenditures of the Borrowers, and (d) for general corporate and working capital purposes of the Loan Parties, in each case to the extent expressly permitted under applicable Law and the Loan Documents.

6.12 Additional Loan Parties. Notify the Agent at the time that any Person becomes a Subsidiary (or if at any time an administratively dissolved Subsidiary ceases to be so administratively dissolved), and promptly thereafter (and in any event within thirty (30) days), (a) cause any such Person which is not a CFC or Inactive Subsidiary, to (i) become a Loan Party by executing and delivering to the Agent a Joinder to this Agreement or a Joinder to the Facility Guaranty or such other documents as the Agent shall deem reasonably appropriate for such purpose, (ii) grant a Lien to the Agent on such Person’s assets of the same type that constitute Collateral to secure the Obligations, and (iii) deliver to the Agent documents of the types referred to in clauses (iii) and (iv) of Section 4.01(a) and favorable opinions of counsel to such Person (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to in clause (a)), and (b) if any Equity Interests or Indebtedness of such Person are owned by or on behalf of any Loan Party, to pledge such Equity Interests and promissory notes evidencing such Indebtedness (except that, if such Subsidiary is a CFC, the Equity Interests of such Subsidiary to be pledged may be limited, in accordance with the provisions of the Security Agreement, to sixty-five percent (65%) of the outstanding voting Equity Interests of such Subsidiary and one hundred percent (100%) of the non-voting Equity Interests of such Subsidiary), in each case in form, content and scope reasonably satisfactory to the Agent. In no event shall compliance with this Section 6.12 waive or be deemed a waiver or Consent to any transaction giving rise to the need to comply with this Section 6.12 if such transaction was not otherwise expressly permitted by this Agreement or constitute or be deemed to constitute, with respect to any Subsidiary, an approval of such Person as a Borrower or permit the inclusion of any acquired assets in the computation of the Borrowing Base.

6.13 Cash Management.

(a) On or prior to the Closing Date:

(i) deliver to the Agent copies of notifications (each, a “Credit Card Notification”) substantially in the form attached hereto as Exhibit F which have been executed on behalf of such Loan Party and the applicable Credit Card Issuer or Credit Card Processor, if applicable, and delivered to such Loan Party’s Credit Card Issuers and Credit Card Processors listed on Schedule 5.21(b); and

(ii) enter into a Blocked Account Agreement satisfactory in form and substance to the Agent with each Blocked Account Bank (collectively, together with the Concentration Account, the “Blocked Accounts”); and

(iii) at the request of the Agent, deliver to the Agent copies of notifications (each, a “DDA Notification”) substantially in the form attached hereto as Exhibit G which have been executed on behalf of such Loan Party and delivered to each depository institution listed on Schedule 5.21(a) other than with respect to: (1) any Excluded Accounts, and (2) such other accounts as reflected on Schedule 5.21(a).

(b) From and after the Closing Date, the Loan Parties shall cause to be sent via ACH or wire transfer no less frequently than daily (and whether or not there are then any outstanding Obligations) to a Blocked Account all of the following:

(i) all amounts on deposit in each DDA other than with respect to any Excluded Accounts (net of any minimum balance, not to exceed $2,500.00 or such higher amount as set forth on Schedule 5.21(a), as may be required to be kept in the subject DDA by the depository institution at which such DDA is maintained);

(ii) all payments due from Credit Card Processors and Credit Card Issuers and proceeds of all credit card charges;

(iii) all cash receipts from the Disposition of Inventory and other assets (whether or not constituting Collateral);

(iv) all proceeds of Accounts; and

(v) all Net Proceeds, and all other cash payments received by a Loan Party from any Person or from any source or on account of any Disposition or other transaction or event, including, without limitation, any Prepayment Event.

(c) Each Blocked Account Agreement shall require the ACH or wire transfer no less frequently than daily (and whether or not there are then any outstanding Obligations) to the concentration account controlled by the Agent at a depository bank reasonably acceptable to Agent (the “Concentration Account”), of all cash receipts and collections received by each Loan Party from all sources (the “Receipts and Collections”), including, without limitation, the following:

(i) then entire ledger balance of each Blocked Account (net of any minimum balance, not to exceed $2,500.00 or such higher amount as set forth on Schedule 5.21(a), as may be required to be kept in the subject Blocked Account by the Blocked Account Bank);

(ii) all amounts required to be deposited into the Blocked Accounts pursuant to clause (b) above; and

(iii) any other cash amounts received by any Loan Party from any other source, on account of any type of transaction or event;

provided, however, the Agent may, in its sole discretion, permit the Loan Parties to have one or more “intermediate” Blocked Account Agreements, whereby such agreements would provide, upon notice from the Agent, the ACH or wire transfer no less frequently than daily (and whether or not there are then any outstanding Obligations) all Receipts and Collections to another Blocked Account, as opposed to the Concentration Account.

(d) The Concentration Account shall at all times be under the sole dominion and control of the Agent and all funds therein shall be wired to an account specified by Agent no less frequently than daily. The Agent shall cause all funds on deposit in the Concentration Account to be applied to the Obligations, which amounts shall be applied to the Obligations in the order proscribed in either Section 2.05(g) or Section 8.03 of this Agreement, as applicable. The Loan Parties hereby acknowledge and agree that (i) the Loan Parties have no right of withdrawal from the Concentration Account, and (ii) the funds on deposit in the Concentration Account shall at all times be collateral security for all of the Obligations. In the event that, notwithstanding the provisions of this Section 6.13, any Loan Party receives or otherwise has dominion and control of any such cash receipts or collections, such receipts and collections shall be held in trust by such Loan Party for the Agent, shall not be commingled with any of such Loan Party’s other funds or deposited in any account of such Loan Party and shall, not later than the Business Day after receipt thereof, be deposited into the Concentration Account or dealt with in such other fashion as such Loan Party may be instructed by the Agent.

(e) Upon the request of the Agent, the Loan Parties shall cause bank statements and/or other reports to be delivered to the Agent not less often than monthly, accurately setting forth all amounts deposited in each Blocked Account to ensure the proper transfer of funds as set forth above.

(f) If the Agent does not require DDA Notifications to be delivered on the Closing Date in accordance with Section 6.13(a) above, then the Loan Parties shall, upon the request of the Agent at any time after the Closing Date, deliver to the Agent copies of DDA Notifications, which have been executed on behalf of the applicable Loan Party and delivered to each depository institution listed on Schedule 5.21(a).

6.14 Information Regarding the Collateral.

(a) Furnish to the Agent at least ten (10) Business Days’ prior written notice of any change in: (i) any Loan Party’s name or in any trade name used to identify it in the conduct of its business or in the ownership of its properties; (ii) the location of any Loan Party’s chief executive office, its principal place of business, any office in which it maintains books or records relating to Collateral owned by it or any office or facility at which Collateral owned by it is located (including the establishment of any such new office or facility); (iii) any Loan Party’s organizational structure or jurisdiction of incorporation or formation; or (iv) any Loan Party’s Federal Taxpayer Identification Number or organizational identification number assigned to it by its state of organization. The Loan Parties agree not to effect or permit any change referred to in the preceding sentence unless all filings have been made under the UCC or otherwise that are required in order for the Agent to continue at all times following such change to have a valid, legal and perfected first priority security interest (subject only to those Permitted Encumbrances having priority under applicable Law) in all the Collateral for its own benefit and the benefit of the other Credit Parties.

(b) Should any of the information on any of the Schedules hereto become inaccurate or misleading in any material respect as a result of changes after the Closing Date, the Lead Borrower shall advise the Agent in writing of such revisions or updates as may be necessary or appropriate to update or correct the same. From time to time as may be reasonably requested by the Agent, the Lead Borrower shall supplement each Schedule hereto, or any representation herein or in any other Loan Document, with respect to any matter arising after the Closing Date that, if existing or occurring on the Closing Date, would have been required to be set forth or described in such Schedule or as an exception to such representation or that is necessary to correct any information in such Schedule or representation which has been rendered inaccurate thereby (and, in the case of any supplements to any Schedule, such Schedule shall be appropriately marked to show the changes made therein). Notwithstanding the foregoing, no supplement or revision to any Schedule or representation shall be deemed the Credit Parties’ consent to the matters reflected in such updated Schedules or revised representations nor permit the Loan Parties to undertake any actions otherwise prohibited hereunder or fail to undertake any action required hereunder from the restrictions and requirements in existence prior to the delivery of such updated Schedules or such revision of a representation; nor shall any such supplement or revision to any Schedule or representation be deemed the Credit Parties’ waiver of any Default or Event of Default resulting from the matters disclosed therein.

6.15 Physical Inventories.

(a) Cause one (1) physical inventory to be undertaken, at the expense of the Loan Parties, in each Fiscal Year and periodic cycle counts, in each case consistent with past practices, conducted by such inventory takers as are satisfactory to the Agent and following such methodology as is consistent with the methodology used in the immediately preceding inventory or as otherwise may be satisfactory to the Agent. The Agent, at the expense of the Loan Parties, may participate in and/or observe each scheduled physical count of Inventory which is undertaken on behalf of any Loan Party. The Lead Borrower, within fourteen (14) days following the completion of such inventory, shall provide the Agent with a reconciliation of the results of such inventory at the Agent’s request (as well as of any other physical inventory or cycle counts undertaken by a Loan Party) and shall post such results to the Loan Parties’ stock ledgers and general ledgers, as applicable.

(b) Permit the Agent, in its Permitted Discretion, if any Default or Event of Default exists, to cause additional such inventories to be taken as the Agent determines (each, at the expense of the Loan Parties).

6.16 Environmental Laws. (a) Conduct its operations and keep and maintain its Real Estate in compliance with all Environmental Laws, except to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect; (b) obtain and renew all environmental permits necessary for its operations and properties; and (c) implement any and all investigation, remediation, removal and response actions that are reasonably necessary to maintain the value and marketability of the owned Real Estate or to otherwise comply with Environmental Laws pertaining to the presence, generation, treatment, storage, use, disposal, transportation or release of any Hazardous Materials on, at, in, under, above, to, from or about any of its Real Estate, except to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect, provided, however, that neither a Loan Party nor any of its Subsidiaries shall be required to undertake any such cleanup, removal, remedial or other action to the extent that its obligation to do so is being contested in good faith and by proper proceedings and adequate reserves have been set aside and are being maintained by the Loan Parties with respect to such circumstances in accordance with GAAP.

6.17 Further Assurances.

(a) Execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements and other documents), that may be required under any applicable Law, or which the Agent may reasonably request, to effectuate the transactions contemplated by the Loan Documents or to grant, preserve, protect or perfect the Liens created or intended to be created by the Security Documents or the validity or priority of any such Lien, all at the expense of the Loan Parties. The Loan Parties also agree to provide to the Agent, from time to time upon request, evidence reasonably satisfactory to the Agent as to the perfection and priority of the Liens created or intended to be created by the Security Documents.

(b) If any material assets are acquired by any Loan Party after the Closing Date (other than assets constituting Collateral under the Security Documents that become subject to the perfected first-priority Lien under the Security Documents upon acquisition thereof), notify the Agent thereof, and the Loan Parties will cause such assets that constitute Collateral to be subjected to a Lien securing the Obligations and will take such actions as shall be necessary or shall be reasonably requested by the Agent to grant and perfect such Liens, including actions described in paragraph (a) of this Section 6.17, all at the expense of the Loan Parties. In no event shall compliance with this Section 6.17 waive or be deemed a waiver or Consent to any transaction giving rise to the need to comply with this Section 6.17 if such transaction was not otherwise expressly permitted by this Agreement or constitute or be deemed to constitute Consent to the inclusion of any acquired assets in the computation of the Borrowing Base.

(c) Upon the request of the Agent, cause each of its customs brokers, freight forwarders, consolidators and/or carriers to deliver an agreement (including, without limitation, a Customs Broker/Carrier Agreement) to the Agent covering such matters and in such form as the Agent may reasonably require.

(d) Upon the request of the Agent, use commercially reasonable efforts to cause any of its landlords (which, with respect to Store locations, shall be limited to locations in Landlord Lien States) to deliver a Collateral Access Agreement to the Agent in such form as the Agent may reasonably require.

6.18 Compliance with Terms of Leaseholds. Except as otherwise expressly permitted hereunder, (a) make all payments and otherwise perform all obligations in respect of all Leases to which any Loan Party or any of its Subsidiaries is a party, keep such Leases in full force and effect (excluding Leases for Stores closed in the ordinary course of business so long as otherwise permitted in this Agreement), (b) not allow such Leases to lapse or be terminated or any rights to renew such Leases to be forfeited or cancelled (excluding Leases for Stores closed in the ordinary course of business so long as otherwise permitted in this Agreement), (c) notify the Agent of any default by any party with respect to such Leases and cooperate with the Agent in all respects to cure any such default, and (d) cause each of its Subsidiaries to do the foregoing.

6.19 Material Contracts. (a) Except to the extent otherwise permitted under this Agreement, perform and observe all the terms and provisions of each Material Contract to be performed or observed by it, (b) maintain each such Material Contract in full force and effect, (c) enforce each such Material Contract in accordance with its terms, (d) take all such action to such end as may be from time to time requested by the Agent, (e) upon request of the Agent, make to each other party to each such Material Contract such demands and requests for information and reports or for action as any Loan Party or any of its Subsidiaries is entitled to make under such Material Contract, and (f) cause each of its Subsidiaries to do the foregoing.

6.20 Alloy Transition Services. Pursuant to that certain Transition Services Agreement dated as of June 4, 2013, and entered into by, among others, the Lead Borrower and HRSH Acquisitions LLC, the Lead Borrower and certain of the other Loan Parties have agreed to provide certain transitional services to HRSH Acquisitions LLC, including certain services in connection with the following five (5) DDAs owned by Alloy Merchandise, LLC at JPMorgan Chase Bank, N.A. with account numbers ending in:—3765 (depository – credit cards), —3490 (depository—checks),—0444 (payroll),—7680 (refunds), and—0198 (disbursements). The Loan Parties agree that they shall not, and shall not otherwise permit, any proceeds of the Collateral or any other Loan Party assets to be deposited into such accounts and, upon such time when such accounts are no longer necessary in order to provide the services under the above-referenced Transition Services Agreement, shall promptly close each such account and provide the Agent with evidence of same.

6.21 Business Plan. Generally operate the business of the Borrowers in all material respects in a manner consistent with the Business Plan most recently delivered pursuant to Section 6.01(c) hereof and accepted by the Agent in its Permitted Discretion, provided that such operation does not guarantee that actual results will match the estimates contained in the Business Plan.

6.22 Employee Benefit Plans.

(a) Operate, and cause each ERISA Affiliate to operate, each Pension Plan in substantial compliance with all applicable Laws.

(b) Make, and cause each ERISA Affiliate to make, on a timely basis, all required contributions to any Multiemployer Plan.

(c) Not, and not permit any ERISA Affiliate to (i) seek a waiver of the minimum funding standards of ERISA, (ii) terminate or withdraw from any Pension Plan or Multiemployer Plan or (iii) take any other action with respect to any Pension Plan that would, or could reasonably be expected to, entitle the PBGC to terminate, impose liability in respect of, or cause a trustee to be appointed to administer, any Pension Plan, unless the actions or events described in clauses (i), (ii) and (iii) above individually or in the aggregate would not have or could not reasonably be expected to have a Material Adverse Effect.

ARTICLE VII

NEGATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied (other than contingent indemnification obligations for which a claim has not been asserted), no Loan Party shall, nor shall it permit any Subsidiary to, directly or indirectly:

7.01 Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired or sign or file or suffer to exist under the UCC or any similar Law or statute of any jurisdiction a financing statement that names any Loan Party or any Subsidiary thereof as debtor; sign or suffer to exist any security agreement authorizing any Person thereunder to file such financing statement; sell any of its property or assets subject to an understanding or agreement (contingent or otherwise) to repurchase such property or assets with recourse to it or any of its Subsidiaries; or assign or otherwise transfer any accounts or other rights to receive income, other than, as to all of the above, Permitted Encumbrances.

7.02 Investments. Make any Investments, except Permitted Investments.

7.03 Indebtedness; Disqualified Stock. (a) Create, incur, assume, guarantee, suffer to exist or otherwise become or remain liable with respect to, any Indebtedness, except Permitted Indebtedness; (b) issue Disqualified Stock, or (c) issue and sell any other Equity Interests unless (i) such Equity Interests shall be issued solely by the Lead Borrower and not by a Subsidiary of a Loan Party, (ii) such Equity Interests provide that all dividends and other Restricted Payments) in respect thereof shall be made solely in additional shares of such Equity Interests, in lieu of cash, (iii) such Equity Interests shall not be subject to redemption other than redemption at the option of the Loan Party issuing such Equity Interests and in accordance with the limitations contained in this Agreement, and (iv) all Restricted Payments in respect of such Equity Interests are expressly subordinated to the Obligations.

7.04 Fundamental Changes. Merge, dissolve, liquidate, consolidate with or into another Person, (or agree to do any of the foregoing), except that, so long as no Default or Event of Default shall have occurred and be continuing prior to or immediately after giving effect to any action described below or would result therefrom:

(a) any Subsidiary which is not a Loan Party may merge with (i) a Loan Party, provided that the Loan Party shall be the continuing or surviving Person, or (ii) any one or more other Subsidiaries which are not Loan Parties, provided that when any wholly-owned Subsidiary is merging with another Subsidiary, the wholly-owned Subsidiary shall be the continuing or surviving Person;

(b) any Subsidiary which is a Loan Party may merge into any Subsidiary which is a Loan Party or into a Borrower, provided that in any merger involving a Borrower, such Borrower shall be the continuing or surviving Person;

(c) any Inactive Subsidiary may be dissolved or liquidated, provided that the Net Proceeds, if any, of any such liquidation or dissolution shall be paid to a Loan Party; and

(d) any CFC that is not a Loan Party may merge into any CFC that is not a Loan Party.

7.05 Dispositions. Make any Disposition or enter into any agreement to make any Disposition, except Permitted Dispositions.

7.06 Restricted Payments. Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, or issue or sell any Equity Interests, except that, (x) the Lead Borrower may issue or sell any Equity Interests (other than Disqualified Stock) provided a Change of Control does not occur as a result thereof, (y) the Lead Borrower may declare and make dividend payments or other distributions payable solely in the stock or other Equity Interests (other than Disqualified Stock) of Lead Borrower and (z) so long as no Default or Event of Default shall have occurred and be continuing prior to or immediately after giving effect to any action described below or would result therefrom:

(a) each Subsidiary of a Loan Party may make Restricted Payments to any Loan Party;

(b) the Loan Parties and each Subsidiary may declare and make dividend payments or other distributions payable solely in the stock or other Equity Interests of such Person;

(c) the Lead Borrower may make dividend payments to its shareholders on a quarterly basis in an amount not to exceed the aggregate amount of federal, state and local taxes payable by such shareholders attributable to the income of the Lead Borrower and its Subsidiaries with respect to such Fiscal Quarter; and

(d) Lead Borrower may redeem from its officers, directors and employees stock and stock equivalents provided the aggregate Restricted Payments permitted (x) in any Fiscal Year of the Borrowers shall not exceed $250,000 and (y) during the term of this Agreement shall not exceed $1,000,000.

7.07 Prepayments of Indebtedness. Prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner any Indebtedness, or make any payment in violation of any subordination terms of any Subordinated Indebtedness, except:

(a) as long as no Default or Event of Default then exists, (i) regularly scheduled or mandatory repayments, repurchases, redemptions or defeasances of Permitted Indebtedness (other than Subordinated Indebtedness and any Indebtedness owing under the Daisy License Agreement and the Media Services Agreement), (ii) regularly scheduled or mandatory repayments, repurchases, redemptions or defeasances Subordinated Indebtedness in accordance with the subordination terms thereof or the applicable subordination agreement relating thereto, and as long as the Payment Conditions are satisfied and in accordance with the Business Plan, and (iii) regularly scheduled or mandatory payments of any Indebtedness owing under the Daisy License Agreement and the Media Services Agreement;

(b) voluntary prepayments, repurchases, redemptions or defeasances of: (i) Permitted Indebtedness (but excluding on account of any Subordinated Indebtedness) as long as the Payment Conditions are satisfied, and, with respect to any Indebtedness owing under the Daisy License Agreement and the Media Services Agreement, solely to the extent such action is also permitted under either clause (m) or (o) of the definition of Permitted Investments, and (ii) Subordinated Indebtedness in accordance with the subordination terms thereof or the applicable subordination agreement relating thereto, and as long as the Payment Conditions are satisfied and in accordance with the Business Plan; and

(c) Permitted Refinancings of any such Indebtedness (but excluding any Indebtedness owing under the Daisy License Agreement and the Media Services Agreement).

7.08 Change in Nature of Business.

In the case of each of the Loan Parties, engage in any line of business substantially different from the Business conducted by the Loan Parties and their Subsidiaries on the Closing Date or any business substantially related or incidental thereto.

7.09 Transactions with Affiliates. Enter into, renew, extend or be a party to any transaction of any kind with any Affiliate of any Loan Party, whether or not in the ordinary course of business, other than on fair and reasonable terms substantially as favorable to the Loan Parties or such Subsidiary as would be obtainable by the Loan Parties or such Subsidiary at the time in a comparable arm’s length transaction with a Person other than an Affiliate, provided that the foregoing restriction shall not apply to (a) a transaction between or among the Loan Parties, (b) transactions described on Schedule 7.09 hereto, (c) advances for commissions, travel and other similar purposes in the ordinary course of business to directors, officers and employees, (d) the issuance of Equity Interests in the Lead Borrower to any officer, director, employee or consultant of the Lead Borrower or any of its Subsidiaries, (e) the payment of reasonable fees and out-of-pocket costs to directors, and compensation and employee benefit arrangements paid to, and indemnities provided for the benefit of, directors, officers or employees of the Lead Borrower or any of its Subsidiaries, and (f) any issuances of securities of the Lead Borrower (other than Disqualified Stock and other Equity Interests not permitted hereunder) or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment agreements, stock options and stock ownership plans (in each case in respect of Equity Interests in the Lead Borrower) of the Lead Borrower or any of its Subsidiaries.

7.10 Burdensome Agreements. Enter into or permit to exist any Contractual Obligation (other than this Agreement or any other Loan Document) that (a) limits the ability (i) of any Subsidiary to make Restricted Payments or other distributions to any Loan Party or to otherwise transfer property to or invest in a Loan Party, (ii) of any Subsidiary to Guarantee the Obligations, (iii) of any Subsidiary to make or repay loans to a Loan Party, or (iv) of the Loan Parties or any Subsidiary to create, incur, assume or suffer to exist Liens on property of such Person in favor of the Agent; provided, however, that this clause (iv) shall not prohibit (A) any negative pledge incurred or provided in favor of any holder of Indebtedness permitted under clauses (c) or (f) of the definition of Permitted Indebtedness solely to the extent any such negative pledge relates to the property financed by or the subject of such Indebtedness; (B) customary restrictions in leases, subleases, licenses and sublicenses otherwise permitted by this Agreement so long as such restrictions relate only to the assets subject thereto and (C) customary provisions restricting assignment of any agreement entered into in the ordinary course of business of the Loan Parties; or (b) requires the grant of a Lien to secure an obligation of such Person if a Lien is granted to secure another obligation of such Person.

7.11 Use of Proceeds. Use the proceeds of any Credit Extension, whether directly or indirectly, and whether immediately, incidentally or ultimately, (a) to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund Indebtedness originally incurred for such purpose; or (b) for purposes other than those permitted under this Agreement.

7.12 Amendment of Material Documents. Amend, modify or waive any of a Loan Party’s rights under (a) its Organization Documents in a manner adverse to the Credit Parties, or (b) any Material Contract or Material Indebtedness (other than on account of any refinancing thereof otherwise permitted hereunder), in each case to the extent that such amendment, modification or waiver would result in a Default or Event of Default under any of the Loan Documents, would be materially adverse to the Credit Parties or otherwise would be reasonably likely to have a Material Adverse Effect.

7.13 Fiscal Year. Change the Fiscal Year of any Loan Party, or the accounting policies or reporting practices of the Loan Parties, except as required by GAAP.

7.14 Deposit Accounts; Credit Card Processors. Open new DDAs or Blocked Accounts unless the Loan Parties shall have delivered to the Agent appropriate DDA Notifications (to the extent requested by Agent pursuant to the provisions of Section 6.13(a)(iii) hereof) or Blocked Account Agreements consistent with the provisions of Section 6.13 and otherwise satisfactory to the Agent. No Loan Party shall maintain any bank accounts or enter into any agreements with Credit Card Issuers or Credit Card Processors other than the ones expressly contemplated herein or in Section 6.13 hereof.

7.15 Inactive Subsidiaries.

(a) Permit any Inactive Subsidiary to (i) own any properties or assets in excess of $1,000; (ii) have any Subsidiaries, Investments, Indebtedness or other material liabilities; (iii) grant any Liens on or dispose of its assets other than as permitted by Section 7.04 or Section 7.05; or (iv) conduct any operations or business other than, activities related to its corporate existence and any other activities relating to the foregoing in this clause (d).

(b) Make any payments of principal or interest or otherwise with respect to any Indebtedness owed to any Inactive Subsidiary.

ARTICLE VIII

EVENTS OF DEFAULT AND REMEDIES

8.01 Events of Default. Any of the following shall constitute an Event of Default:

(a) Non-Payment. The Borrowers or any other Loan Party fails to pay when and as required to be paid herein, (i) any amount of principal of any Loan or any fee due hereunder, or (ii) any interest on any Loan within three (3) Business Days of the date due thereof, or (iii) any other amount payable hereunder or under any other Loan Document within three (3) Business Days of the date due thereof; or

(b) Specific Covenants. (i) Any Loan Party fails to perform or observe any term, covenant or agreement contained in any of Section 6.01, 6.02, 6.03, 6.05, 6.07, 6.10, 6.11, 6.12, 6.13 or 6.14 or Article VII; or (ii) any Guarantor fails to perform or observe any term, covenant or agreement contained in the Facility Guaranty; or

(c) Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in subsection (a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for twenty (20) days; or

(d) Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of any Borrower or any other Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith (including, without limitation, any Borrowing Base Certificate) shall be incorrect or misleading in any material respect when made or deemed made; or

(e) Cross-Default. (i) Any Loan Party or any Subsidiary thereof (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Material Indebtedness (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement), or (B) fails to observe or perform any other agreement or condition relating to any such Material Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, in each case the effect of which default or other event is to cause, or to permit the holder or holders of such Material Indebtedness or the beneficiary or beneficiaries of any Guarantee thereof (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded; or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which a Loan Party or any Subsidiary thereof is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which a Loan Party or any Subsidiary thereof is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by the Loan Party or such Subsidiary as a result thereof is greater than $250,000; or

(f) Insolvency Proceedings, Etc. Any Loan Party or any of its Subsidiaries institutes, consents to the institution of or declares its intention to institute any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or a proceeding shall be commenced or a petition filed, without the application or consent of such Person, seeking or requesting the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed and the appointment continues undischarged, undismissed or unstayed for sixty (60) calendar days or an order or decree approving or ordering any of the foregoing shall be entered; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for sixty (60) calendar days, or an order for relief is entered in any such proceeding; or

(g) Inability to Pay Debts; Attachment. (i) Any Loan Party or any Subsidiary thereof becomes unable or admits in writing its inability or fails generally to pay its debts as they become due in the ordinary course of business, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within ten (10) days after its issuance or levy; or

(h) Judgments. There is entered against any Loan Party or any Subsidiary thereof (i) one or more judgments or orders for the payment of money in an aggregate amount (as to all such judgments and orders) exceeding $500,000 (to the extent not covered by independent third-party insurance as to which the insurer is rated at least “A” by A.M. Best Company, has been notified of the potential claim and does not dispute coverage), or (ii) any one or more non-monetary judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of fifteen (15) consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, is not in effect; or

(i) ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of any Loan Party or any ERISA Affiliate under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of $500,000 or which would reasonably likely result in a Material Adverse Effect, or (ii) a Loan Party or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of $500,000 or which would reasonably likely result in a Material Adverse Effect; or

(j) Invalidity of Loan Documents. (i) Any provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party or any other Person contests in any manner the validity or enforceability of any provision of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any provision of any Loan Document, or purports to revoke, terminate or rescind any provision of any Loan Document or seeks to avoid, limit or otherwise adversely affect any Lien purported to be created under any Security Document; or (ii) any Lien purported to be created under any Security Document shall cease to be, or shall be asserted by any Loan Party or any other Person not to be, a valid and perfected Lien on any Collateral, with the priority required by the applicable Security Document; or

(k) Change of Control. There occurs any Change of Control; or

(l) Cessation of Business. Except as otherwise expressly permitted hereunder, any Loan Party shall take any action to suspend the operation of all or a material portion of its business in the ordinary course, liquidate all or a material portion of its assets or Store locations, or employ an agent or other third party to conduct a program of closings, liquidations or “Going-Out-Of-Business” sales of any material portion of its business; or

(m) Loss of Collateral. There occurs any uninsured loss to any material portion of the Collateral; or

(n) Breach of Contractual Obligation. (i) Any Loan Party or any Subsidiary thereof fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of the Daisy License Agreement or fails to observe or perform any other agreement or condition relating to the Daisy License Agreement or contained in any instrument or agreement evidencing, securing or relating thereto, or any default occurs thereunder, (ii) any event occurs, the effect of which event is to cause, or to permit JPL Daisy LLC or any other Person, to terminate the Daisy License Agreement; or (iii) any Loan Party or any Subsidiary thereof fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any other Material Contract or fails to observe or perform any other agreement or condition relating to any such Material Contract or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the counterparty to such Material Contract to terminate such Material Contract; or

(o) Indictment. The conviction of, or plea of guilty or nolo contendere by, any Loan Party or any Subsidiary thereof, with respect to any felony;

(p) Guaranty. The termination or attempted termination of any Facility Guaranty except as expressly permitted hereunder or under any other Loan Document; or

(q) Material Adverse Effect. A Material Adverse Effect shall occur.

8.02 Remedies Upon Event of Default. If any Event of Default occurs and is continuing, the Agent may, or, at the request of the Required Lenders shall, take any or all of the following actions:

(a) declare the Commitments of each Lender to make Committed Loans to be terminated, whereupon such Commitments and obligation shall be terminated;

(b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other Obligations to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Loan Parties;

(c) [Reserved];

(d) whether or not the maturity of the Obligations shall have been accelerated pursuant hereto, proceed to protect, enforce and exercise all rights and remedies of the Credit Parties under this Agreement, any of the other Loan Documents or applicable Law, including, but not limited to, by suit in equity, action at law or other appropriate proceeding, whether for the specific performance of any covenant or agreement contained in this Agreement and the other Loan Documents or any instrument pursuant to which the Obligations are evidenced, and, if such amount shall have become due, by declaration or otherwise, proceed to enforce the payment thereof or any other legal or equitable right of the Credit Parties;

(e) Credit Bidding. The Agent or any Lender may purchase, in any public or private sale conducted under the provision of the UCC (including pursuant section 9-610 and 9-620 of the UCC), the provisions of the Bankruptcy Code (including pursuant to section 363 of the Bankruptcy Code) or at any sale or foreclosure conducted by the Agent (whether by judicial action or otherwise) in accordance with Applicable Law, all or any portion of the Collateral. The Lenders hereby irrevocably authorize the Agent, upon written consent of the Required Lenders, to Credit Bid (in an amount and on such terms as may be directed by the Required Lenders) and purchase at any such sale (either directly or through one or more acquisition vehicles) all or any portion of the Collateral on behalf of and for the benefit of the Lenders.

provided, however, that upon the occurrence of any Event of Default with respect to any Loan Party or any Subsidiary thereof under Section 8.01(f), the obligation of each Lender to make Loans shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, shall automatically become effective, in each case without further act of the Agent or any Lender.

No remedy herein is intended to be exclusive of any other remedy and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or any other provision of Law.

8.03 Application of Funds. After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations shall be applied by the Agent in the following order, in each case whether or not such Obligations are allowed or allowable in any bankruptcy or insolvency proceeding or under any Debtor Relief Law:

First, to payment of that portion of the Obligations constituting fees, indemnities, Credit Party Expenses and other amounts (including fees, charges and disbursements of counsel to the Agent and amounts payable under Article III) payable to the Agent;

Second, to payment of that portion of the Obligations constituting indemnities, Credit Party Expenses, and other amounts (other than principal, interest and fees) payable to the Lenders (including fees, charges and disbursements of counsel to the respective Lenders and amounts payable under Article III), ratably among them in proportion to the amounts described in this clause Second payable to them;

Third, to the extent not previously reimbursed by the Lenders, to payment to the Agent of that portion of the Obligations constituting principal and accrued and unpaid interest on any Permitted Overadvances;

Fourth, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Committed Loans and other Obligations, and fees (excluding any Early Termination Fees), ratably among the Lenders in proportion to the respective amounts described in this clause Fourth payable to them;

Fifth, to payment of that portion of the Obligations constituting unpaid principal of the Committed Loans, ratably among the Lenders in proportion to the respective amounts described in this clause Fifth held by them;

Sixth, to payment of all other Obligations (including without limitation the cash collateralization of unliquidated indemnification obligations), ratably among the Credit Parties in proportion to the respective amounts described in this clause Seventh held by them; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Loan Parties or as otherwise required by Law.

In accordance with Section 2.05(c), any amount on deposit as cash collateral shall be applied to the other Obligations, if any, in the order set forth above.

ARTICLE IX

THE AGENT

9.01 Appointment and Authority. Each of the Lenders hereby irrevocably appoints Salus to act on its behalf as the Agent hereunder and under the other Loan Documents and authorizes the Agent to take such actions on its behalf and to exercise such powers as are delegated to the Agent by the terms hereof or thereof (including, without limitation, acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations), together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Agent and the Lenders, and no Loan Party or any Subsidiary thereof shall have rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the terms “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

9.02 Rights as a Lender. The Person serving as the Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though they were not the Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Loan Parties or any Subsidiary or other Affiliate thereof as if such Person were not the hereunder and without any duty to account therefor to the Lenders.

9.03 Exculpatory Provisions. The Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Agent:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may affect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

(c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Loan Parties or any of its Affiliates that is communicated to or obtained by the Person serving as the Agent or any of its Affiliates in any capacity.

The Agent shall not be liable for any action taken or not taken by it (i) with the Consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.01 and 8.02) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a final and non-appealable judgment of a court of competent jurisdiction.

The Agent shall not be deemed to have knowledge of any Default or Event of Default unless and until notice describing such Default or Event of Default is given to the Agent by the Loan Parties or a Lender. Upon the occurrence of a Default or Event of Default, the Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Applicable Lenders. Unless and until the Agent shall have received such direction, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to any such Default or Event of Default as it shall deem advisable in the best interest of the Credit Parties. In no event shall the Agent be required to comply with any such directions to the extent that the Agent believes that its compliance with such directions would be unlawful.

The Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or the creation, perfection or priority of any Lien purported to be created by the Security Documents, (v) the value or the sufficiency of any Collateral, or (vi) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Agent.

9.04 Reliance by Agent. The Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including, but not limited to, any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Agent may presume that such condition is satisfactory to such Lender unless the Agent shall have received written notice to the contrary from such Lender prior to the making of such Loan. The Agent may consult with legal counsel (who may be counsel for any Loan Party), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

9.05 Delegation of Duties. The Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub agents appointed by the Agent. The Agent and any such sub agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub agent and to the Related Parties of the Agent and any such sub agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as the Agent. The Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that the Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

9.06 Resignation of Agent. The Agent may at any time give written notice of its resignation to the Lenders and the Lead Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Lead Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may on behalf of the Lenders, appoint a successor Agent meeting the qualifications set forth above; provided that if the Agent shall notify the Lead Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any Collateral held by the Agent on behalf of the Lenders under any of the Loan Documents, the retiring Agent shall continue to hold such collateral security until such time as a successor Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through the Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Agent, and the retiring Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrowers to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Lead Borrower and such successor. After the retiring Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 10.04 shall continue in effect for the benefit of such retiring Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Agent was acting as Agent hereunder.

9.07 Non-Reliance on Agent and Other Lenders. Each Lender acknowledges that it has, independently and without reliance upon the Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Agent or any other Lender or any of their Related

Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder. Except as provided in Section 9.12, the Agent shall not have any duty or responsibility to provide any Credit Party with any other credit or other information concerning the affairs, financial condition or business of any Loan Party that may come into the possession of the Agent.

9.08 [Reserved].

9.09 Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Agent shall have made any demand on the Loan Parties) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Agent and the other Credit Parties (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Agent, such Credit Parties and their respective agents and counsel and all other amounts due the Lenders, the Agent and such Credit Parties under Sections 2.09 and 10.04 of this Agreement or under the Fee Letter) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Agent and, if the Agent shall consent to the making of such payments directly to the Lenders, to pay to the Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Agent and its agents and counsel, and any other amounts due the Agent under Sections 2.09 and 10.04 of this Agreement or under the Fee Letter.

Nothing contained herein shall be deemed to authorize the Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Agent to vote in respect of the claim of any Lender in any such proceeding.

9.10 Collateral and Guaranty Matters. The Credit Parties irrevocably authorize the Agent, at its option and in its Permitted Discretion,

(a) to release any Lien on any property granted to or held by the Agent under any Loan Document (i) upon termination of the Aggregate Commitments and payment in full of all Obligations (other than contingent indemnification obligations for which no claim has been asserted), (ii) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Loan Document, or (iii) if approved, authorized or ratified in writing by the Applicable Lenders in accordance with Section 10.01;

(b) to subordinate any Lien on any property granted to or held by the Agent under any Loan Document to the holder of any Lien on such property that is permitted by clause (h) of the definition of Permitted Encumbrances; and

(c) to release any Guarantor from its obligations under the Facility Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder.

Upon request by the Agent at any time, the Applicable Lenders will confirm in writing the Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Facility Guaranty pursuant to this Section 9.10. In each case as specified in this Section 9.10, the Agent will, at the Loan Parties’ expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Security Documents or to subordinate its interest in such item, or to release such Guarantor from its obligations under the Facility Guaranty, in each case in accordance with the terms of the Loan Documents and this Section 9.10.

9.11 Notice of Transfer. The Agent may deem and treat a Lender party to this Agreement as the owner of such Lender’s portion of the Obligations for all purposes, unless and until, and except to the extent, an Assignment and Assumption shall have become effective as set forth in Section 10.06.

9.12 Reports and Financial Statements. By signing this Agreement, each Lender:

(a) [Reserved];

(b) is deemed to have requested that the Agent furnish such Lender, promptly after they become available, copies of all Borrowing Base Certificates, financial statements and other Borrower Materials required to be delivered by the Lead Borrower hereunder and all commercial finance examinations and appraisals of the Collateral received by the Agent (collectively, the “Reports”);

(c) expressly agrees and acknowledges that the Agent makes no representation or warranty as to the accuracy or completeness of any Borrower Materials, and shall not be liable for any information contained in any Borrower Materials (including any Report);

(d) expressly agrees and acknowledges that the Reports are not comprehensive audits or examinations, that the Agent or any other party performing any audit or examination will inspect only specific information regarding the Loan Parties and will rely significantly upon the Loan Parties’ books and records, as well as on representations of the Loan Parties’ personnel;

(e) agrees to keep all Reports and other Borrower Materials confidential in accordance with the provisions of Section 10.07 hereof; and

(f) without limiting the generality of any other indemnification provision contained in this Agreement, agrees: (i) to hold the Agent and any such other Lender preparing a Report harmless from any action the indemnifying Lender may take or conclusion the indemnifying Lender may reach or draw from any Report and other Borrower Materials in connection with any Credit Extensions that the indemnifying Lender has made or may make to the Borrowers, or the indemnifying Lender’s participation in, or the indemnifying Lender’s purchase of, a Loan or Loans; and (ii) to pay and protect, and indemnify, defend, and hold the Agent and any such other Lender preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including attorney costs) incurred by the Agent and any such other Lender preparing a Report as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender.

9.13 Agency for Perfection. Each Lender hereby appoints each other Lender as agent for the purpose of perfecting Liens for the benefit of the Agent and the Lenders in assets which, in accordance with Article 9 of the UCC or any other applicable Law of the United States, can be perfected only by possession. Should any Lender (other than the Agent) obtain possession of any such Collateral, such Lender shall notify the Agent thereof, and, promptly upon the Agent’s request therefor shall deliver such Collateral to the Agent or otherwise deal with such Collateral in accordance with the Agent’s instructions.

9.14 Indemnification of Agent. Without limiting the obligations of the Loan Parties hereunder, the Lenders hereby agree to indemnify the Agent and any Related Party, as the case may be, ratably according to their Applicable Percentages, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against the Agent and its Related Parties in any way relating to or arising out of this Agreement or any other Loan Document or any action taken or omitted to be taken by the Agent and its Related Parties in connection therewith; provided, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Agent’s and its Related Parties’ gross negligence or willful misconduct as determined by a final and nonappealable judgment of a court of competent jurisdiction.

9.15 Relation among Lenders. The Lenders are not partners or co-venturers, and no Lender shall be liable for the acts or omissions of, or (except as otherwise set forth herein in case of the Agent) authorized to act for, any other Lender.

ARTICLE X

MISCELLANEOUS

10.01 Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no Consent to any departure by any Loan Party therefrom, shall be effective unless in writing signed by the Agent, with the Consent of the Required Lenders, and the Lead Borrower or the applicable Loan Party, as the case may be, and acknowledged by the Agent, and each such waiver or Consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(a) increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02) without the written Consent of such Lender;

(b) as to any Lender, postpone any date fixed by this Agreement or any other Loan Document for (i) any scheduled payment (including the Maturity Date) or mandatory prepayment of principal, interest, fees or other amounts due hereunder or under any of the other Loan Documents without the written Consent of such Lender entitled to such payment, or (ii) any scheduled or mandatory reduction or termination of the Aggregate Commitments hereunder or under any other Loan Document without the written Consent of such Lender;

(c) as to any Lender, reduce the principal of, or the rate of interest specified herein on, any Loan held by such Lender, or (subject to clause (iv) of the second proviso to this Section 10.01) any fees or other amounts payable hereunder or under any other Loan Document to or for the account of such Lender, or change the manner of computation of any financial ratio (including any change in any applicable defined term) used in determining the Applicable Interest Rate that would result in a reduction of any interest rate on any Loan or any fee payable hereunder without the written Consent of each Lender entitled to such amount; provided, however, that only the Consent of the Required Lenders shall be necessary (i) to amend the definition of “Default Rate” or to waive any obligation of the Borrowers to pay interest at the Default Rate or (ii) to amend any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Loan or to reduce any fee payable hereunder;

(d) as to any Lender, change Section 2.13 or Section 8.03 in a manner that would alter the pro rata sharing of payments required thereby without the written Consent of such Lender;

(e) change any provision of this Section or the definition of “Applicable Lenders”, “Required Lenders”, or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written Consent of each Lender;

(f) except as expressly permitted hereunder or under any other Loan Document, release, or limit the liability of, any Loan Party without the written Consent of each Lender;

(g) except for Permitted Dispositions, release all or substantially all of the Collateral from the Liens of the Security Documents without the written Consent of each Lender;

(h) increase the Aggregate Commitments without the written Consent of each Lender;

(i) change the definition of the term “Borrowing Base” or any component definition thereof if as a result thereof the amounts available to be borrowed by the Borrowers would be increased without the written Consent of each Lender, provided that the foregoing shall not limit the Permitted Discretion of the Agent to change, establish or eliminate any Reserves;

(j) modify the definition of Permitted Overadvance so as to increase the amount thereof or, except as provided in such definition, the time period for which a Permitted Overadvance may remain outstanding without the written Consent of each Lender; and

(k) except as expressly permitted herein or in any other Loan Document, subordinate the Obligations hereunder or the Liens granted hereunder or under the other Loan Documents, to any other Indebtedness or Lien, as the case may be without the written Consent of each Lender;

and, provided further, that (i) no amendment, waiver or Consent shall, unless in writing and signed by the Agent in addition to the Lenders required above, affect the rights or duties of the Agent under this Agreement or any other Loan Document; and (ii) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender disproportionately adversely relative to other affected Lenders shall require the consent of such Defaulting Lender.

Notwithstanding anything to the contrary in this Agreement or any other Loan Document, any Loan Document may be amended and waived with the written consent of the Agent at the request of the Borrowers without the need to obtain the consent of any Lender if such amendment or waiver is delivered in order (i) to comply with local law or advice of local counsel, (ii) to cure ambiguities or defects or (iii) to cause any Loan Document to be consistent with this Agreement and the other Loan Documents.

10.02 Notices; Effectiveness; Electronic Communications.

(a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to the Loan Parties or the Agent, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 10.02; and

(ii) if to any Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire.

(iii) Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b) Electronic Communications. Notices and other communications to the Loan Parties, the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Agent that it is incapable of receiving notices under such Article by electronic communication. The Agent may, in its Permitted Discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c) The Internet. In no event shall the Agent or any of its Related Parties (each, an “Agent Party”) have any liability to any Loan Party, any Lender, or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Loan Parties’ or the Agent’s transmission of Borrower Materials through the internet.

(d) Change of Address, Etc. Each of the Loan Parties and the Agent may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Lead Borrower and the Agent. In addition, each Lender agrees to notify the Agent from time to time to ensure that the Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.

(e) Reliance by Agent and Lenders. The Agent and the Lenders shall be entitled to rely and act upon any notices (including Committed Loan Notices) purportedly given by or on behalf of the Loan Parties even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Loan Parties shall indemnify the Agent, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Loan Parties. All telephonic communications with the Agent may be recorded by the Agent, and each of the parties hereto hereby consents to such recording.

10.03 No Waiver; Cumulative Remedies. No failure by any Credit Party to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder or under any other Loan Document preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges provided herein and in the other Loan Documents are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default or Event of Default, regardless of whether any Credit Party may have had notice or knowledge of such Default or Event of Default at the time.

10.04 Expenses; Indemnity; Damage Waiver.

(a) Costs and Expenses. The Borrowers shall pay all Credit Party Expenses.

(b) Indemnification by the Loan Parties. Other than with respect to Taxes, which are governed by Section 3.01, the Loan Parties shall indemnify the Agent (and any sub-agent thereof), each other Credit Party, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless (on an after tax basis) from, any and all losses, claims, causes of action, damages, liabilities, settlement payments, costs, and related expenses (including the reasonable fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by any Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, or, in the case of the Agent (and any sub-agents thereof) and their Related Parties only, the administration of this Agreement and the other Loan Documents, (ii) any Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by any Loan Party or any of its Subsidiaries, or any Environmental Liability related in any way to any Loan Party or any of its Subsidiaries, (iv) any claims of, or amounts paid by any Credit Party to, a Blocked Account Bank or other Person which has entered into a control agreement with any Credit Party hereunder, or (v) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by any Borrower or any other Loan Party or any of the Loan Parties’ directors, shareholders or creditors, and regardless of whether any Indemnitee is a party thereto, in all cases, whether or not caused by or arising, in whole or in part, out of the comparative, contributory or sole negligence of the Indemnitee; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have directly resulted from the gross negligence or willful misconduct of such Indemnitee or (y) directly result from a claim brought by a Borrower or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrowers or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.

(c) Reimbursement by Lenders. Without limiting their obligations under Section 9.14 hereof, to the extent that the Loan Parties for any reason fail to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it, each Lender severally agrees to pay to the Agent (or any such sub-agent), or such Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Agent (or any such sub-agent) in its capacity as such, or against any Related Party of any of the foregoing acting for the Agent (or any such sub-agent) in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.12(d).

(d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable Law, the Loan Parties shall not assert, and hereby waive, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof. No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.

(e) Payments. All amounts due under this Section shall be payable on demand therefor.

(f) Survival. The agreements in this Section shall survive the resignation of any Agent, the assignment of any Commitment or Loan by any Lender, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.

10.05 Payments Set Aside. To the extent that any payment by or on behalf of the Loan Parties is made to any Credit Party, or any Credit Party exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by such Credit Party in its Permitted Discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Agent upon demand its Applicable Percentage (without duplication) of any amount so recovered from or repaid by the Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

10.06 Successors and Assigns.

(a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Loan Party may assign or otherwise transfer any of its rights or obligations hereunder or under any other Loan Document without the prior written Consent of the Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of Section (b), (ii) by way of participation in accordance with the provisions of subsection Section 10.06(d), or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 10.06(f) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Credit Parties) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment(s) and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts

(A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, no minimum amount need be assigned; and

(B) in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $1,000,000 unless the Agent otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Person will be treated as a single assignment for purposes of determining whether such minimum amount has been met;

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned;

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition: the consent of the Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of any Commitment if such assignment is to a Person that is not a Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender.

(iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500, provided, however, that the Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it shall not be a Lender, shall deliver to the Agent an Administrative Questionnaire.

(v) Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Lead Borrower and the Agent, the applicable pro rata share of Committed Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Committed Loans in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, and 10.04 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from the Lenders having been a Defaulting Lender. Upon request, the Borrowers (at their expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.06(d).

(c) Register. The Agent, acting solely for this purpose as an agent of the Borrowers (and such agency being solely for tax purposes), shall maintain at the Agent’s Office a copy of each Assignment and Assumption delivered to it (or the equivalent thereof in electronic form) and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and the Loan Parties, the Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Lead Borrower and any Lender at any reasonable time and from time to time upon reasonable prior notice.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, the Loan Parties or the Agent, sell participations to any Person (other than a natural person or the Loan Parties or any of the Loan Parties’ Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Loan Parties, the Agent, and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any Participant shall agree in writing to comply with all confidentiality obligations set forth in Section 10.07 as if such Participant was a Lender hereunder. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 that affects such Participant. Subject to subsection (e) of this Section, the Loan Parties agree that each Participant shall be entitled to the benefits of Sections 3.01 and 3.04 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section (b). To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.13 as though it were a Lender. Each Lender, acting for this purpose as an agent of the Loan Parties, shall maintain at its offices a record of each agreement or instrument effecting any participation and a register for the recordation of the names and addresses of its Participants and their rights with respect to principal amounts and other Obligations from time to time (each a “Participation Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participation Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in each Participation Register shall be conclusive absent manifest error and the Loan Parties, the Administrative Agent, and the Lenders may treat each Person whose name is recorded in a Participant Register as a Participant for all purposes of this Agreement (including, for the avoidance of doubt, for purposes of entitlement to benefits under Section 3.01, Section 3.04 and Section 10.08). The Participation Register shall be available for inspection by the Lead Borrower, any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(e) Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Lead Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.01 unless the Lead Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Loan Parties, to comply with Section 3.01(e) as though it were a Lender.

(f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g) Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

(h) [Reserved].

(i) Transactions by Salus Entity. Notwithstanding anything in this Agreement or any other Loan Document to the contrary, (A) neither Salus nor any Affiliate thereof (each, a “Salus Entity”) shall be required to comply with this Section 10.06 in connection with any transaction involving any other Salus Entity or any of its or their lenders or funding or financing sources, and no Salus Entity shall have any obligation to disclose any such transaction to any Person, and (B) there shall be no limitation or restriction on (i) the ability of any Salus Entity to assign or otherwise transfer its rights and/or obligations under this Agreement or any other Loan Document, any Commitment, any Loan, or any other Obligation to any other Salus Entity or any lender or financing or funding source of a Salus Entity or (ii) any such lender’s or funding or financing source’s ability to assign or otherwise transfer its rights and/or obligations under this Agreement or any other Loan Document, any Commitment, any Loan, or any other Obligation; provided, however, that Salus shall continue to be liable as a “Lender” under this Agreement and the other Loan Documents unless such other Person complies with the provisions of this Agreement to become a “Lender”.

10.07 Treatment of Certain Information; Confidentiality. Each of the Credit Parties agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, funding sources, attorneys, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to any Loan Party and its obligations, (g) with the consent of the Lead Borrower or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to any Credit Party or any of their respective Affiliates on a non-confidential basis from a source other than the Loan Parties.

For purposes of this Section, “Information” means all information received from the Loan Parties or any Subsidiary thereof relating to the Loan Parties or any Subsidiary thereof or their respective businesses, other than any such information that is available to any Credit Party on a non-confidential basis prior to disclosure by the Loan Parties or any Subsidiary thereof, provided that, in the case of information received from any Loan Party or any Subsidiary after the Closing Date, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Credit Parties acknowledges that (a) the Information may include material non-public information concerning the Loan Parties or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including Federal and state securities Laws.

10.08 Right of Setoff. If an Event of Default shall have occurred and be continuing or if any Lender shall have been served with a trustee process or similar attachment relating to property of a Loan Party, each Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, after obtaining the prior written consent of the Agent or the Required Lenders, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender or any such Affiliate to or for the credit or the account of the Borrowers or any other Loan Party against any and all of the Obligations now or hereafter existing under this Agreement or any other Loan Document to such Lender, regardless of the adequacy of the Collateral, and irrespective of whether or not such Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrowers or such Loan Party may be contingent or unmatured or are owed to a branch or office of such Lender different from the branch or office holding such deposit or obligated on such indebtedness; provided, that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Agent for further application in accordance with the provisions of Section 2.16 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender or their respective Affiliates may have. Each Lender agrees to notify the Lead Borrower and the Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

10.09 Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrowers. In determining whether the interest contracted for, charged, or received by the Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

10.10 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Agent and when the Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopy, pdf., or other electronic transmission shall be as effective as delivery of a manually executed counterpart of this Agreement.

10.11 Survival. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Credit Parties, regardless of any investigation made by any Credit Party or on their behalf and notwithstanding that any Credit Party may have had notice or knowledge of any Default or Event of Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied. Further, the provisions of Sections 3.01, 3.04 and 10.04 and Article IX shall survive and remain in full force and effect regardless of the repayment of the Obligations, the expiration or termination of the Commitments or the termination of this Agreement or any provision hereof. In connection with the termination of this Agreement and the release and termination of the security interests in the Collateral, the Agent may require such indemnities as it shall reasonably deem necessary or appropriate to protect the Credit Parties against (x) loss on account of credits previously applied to the Obligations that may subsequently be reversed or revoked, and (y) any Obligations that may thereafter arise under Section 10.04.

10.12 Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 10.12, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Agent, then such provisions shall be deemed to be in effect only to the extent not so limited.

10.13 Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if the Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender is a Defaulting Lender, then the Borrowers may, at their sole expense and effort, upon notice to such Lender and the Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.06), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(a) the Borrowers shall have paid to the Agent the assignment fee specified in Section 10.06(b);

(b) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts);

(c) in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter; and

(d) such assignment does not conflict with applicable Laws.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrowers to require such assignment and delegation cease to apply.

10.14 Governing Law; Jurisdiction; Etc.

(a) GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO THE CONFLICTS OF LAWS PRINCIPLES THEREOF, BUT INCLUDING SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW.

(b) SUBMISSION TO JURISDICTION. EACH LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE LOAN PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE LOAN PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT

THAT ANY CREDIT PARTY MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST ANY LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c) WAIVER OF VENUE. EACH LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE LOAN PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d) SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

(e) ACTIONS COMMENCED BY LOAN PARTIES. EACH LOAN PARTY AGREES THAT ANY ACTION COMMENCED BY ANY LOAN PARTY ASSERTING ANY CLAIM OR COUNTERCLAIM ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT SHALL BE BROUGHT SOLELY IN A COURT OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY OR ANY FEDERAL COURT SITTING THEREIN AS THE AGENT MAY ELECT IN ITS SOLE DISCRETION AND CONSENTS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS WITH RESPECT TO ANY SUCH ACTION.

10.15 Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

10.16 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby, the Loan Parties each acknowledge and agree that: (i) the credit facility provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document) are an arm’s-length commercial transaction between the Loan Parties, on the one hand, and the Credit Parties, on the other hand, and each of the Loan Parties is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents (including any amendment, waiver or other modification hereof or thereof); (ii) in connection with the process leading to such transaction, each

Credit Party is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary, for the Loan Parties or any of their respective Affiliates, stockholders, creditors or employees or any other Person; (iii) none of the Credit Parties has assumed or will assume an advisory, agency or fiduciary responsibility in favor of the Loan Parties with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Loan Document (irrespective of whether any of the Credit Parties has advised or is currently advising any Loan Party or any of its Affiliates on other matters) and none of the Credit Parties has any obligation to any Loan Party or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; (iv) the Credit Parties and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Loan Parties and their respective Affiliates, and none of the Credit Parties has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (v) the Credit Parties have not provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Loan Document) and each of the Loan Parties has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate. Each of the Loan Parties hereby waives and releases, to the fullest extent permitted by law, any claims that it may have against each of the Credit Parties with respect to any breach or alleged breach of agency or fiduciary duty.

10.17 USA PATRIOT Act Notice. Each Lender that is subject to the Act (as hereinafter defined) and the Agent (for itself and not on behalf of any Lender) hereby notifies the Loan Parties that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender or the Agent, as applicable, to identify each Loan Party in accordance with the Act. Each Loan Party is in compliance, in all material respects, with the Act. No part of the proceeds of the Loans will be used by the Loan Parties, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended. The Loan Parties shall, promptly following a request by the Agent or any Lender, provide all documentation and other information that the Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know you customer” and anti-money laundering rules and regulations, including the Act.

10.18 Foreign Asset Control Regulations. Neither of the advance of the Loans nor the use of the proceeds of any thereof will violate the Trading With the Enemy Act (50 U.S.C. § 1 et seq., as amended) (the “Trading With the Enemy Act”) or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) (the “Foreign Assets Control Regulations”) or any enabling legislation or executive order relating thereto (which for the avoidance of doubt shall include, but shall not be limited to (a) Executive Order 13224 of September 21, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)) (the “Executive Order”) and (b) the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107-56)). Furthermore, none of the Borrowers or their Affiliates (a) is or will become a “blocked person” as described in the Executive Order, the Trading With the Enemy Act or the Foreign Assets Control Regulations or (b) engages or will engage in any dealings or transactions, or be otherwise associated, with any such “blocked person” or in any manner violative of any such order.

10.19 Time of the Essence. Time is of the essence of the Loan Documents.

10.20 [Reserved].

10.21 Press Releases.

(a) Each Credit Party executing this Agreement agrees that neither it nor its Affiliates will in the future issue any press releases or other public disclosure using the name of the Agent or its Affiliates or referring to this Agreement or the other Loan Documents without at least two (2) Business Days’ prior notice to the Agent and without the prior written consent of the Agent unless (and only to the extent that) such Credit Party or Affiliate is required to do so under applicable Law and then, in any event, such Credit Party or Affiliate will make reasonable commercial efforts to consult with the Agent before issuing such press release or other public disclosure.

(b) Each Loan Party consents to the publication by the Agent or any Lender of advertising material, including any “tombstone” or comparable advertising, on its website or in other marketing materials of Agent, relating to the financing transactions contemplated by this Agreement using any Loan Party’s name, product photographs, logo, trademark or other insignia. The Agent or such Lender shall provide a draft reasonably in advance of any advertising material to the Lead Borrower for review and comment prior to the publication thereof. The Agent reserves the right to provide to industry trade organizations and loan syndication and pricing reporting services information necessary and customary for inclusion in league table measurements.

10.22 Additional Waivers.

(a) The Obligations are the joint and several obligation of each Loan Party. To the fullest extent permitted by Applicable Law, the obligations of each Loan Party shall not be affected by (i) the failure of any Credit Party to assert any claim or demand or to enforce or exercise any right or remedy against any other Loan Party under the provisions of this Agreement, any other Loan Document or otherwise, (ii) any rescission, waiver, amendment or modification of, or any release from any of the terms or provisions of, this Agreement or any other Loan Document, or (iii) the failure to perfect any security interest in, or the release of, any of the Collateral or other security held by or on behalf of the Agent or any other Credit Party.

(b) The obligations of each Loan Party shall not be subject to any reduction, limitation, impairment or termination for any reason (other than the indefeasible payment in full in cash of the Obligations after the termination of the Commitments), including any claim of waiver, release, surrender, alteration or compromise of any of the Obligations, and shall not be subject to any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of any of the Obligations or otherwise. Without limiting the generality of the foregoing, the obligations of each Loan Party hereunder shall not be discharged or impaired or otherwise affected by the failure of the Agent or any other Credit Party to assert any claim or demand or to enforce any remedy under this Agreement, any other Loan Document or any other agreement, by any waiver or modification of any provision of any thereof, any default, failure or delay, willful or otherwise, in the performance of any of the Obligations, or by any other act or omission that may or might in any manner or to any extent vary the risk of any Loan Party or that would otherwise operate as a discharge of any Loan Party as a matter of law or equity (other than the indefeasible payment in full in cash of all the Obligations after the termination of the Commitments).

(c) To the fullest extent permitted by applicable Law, each Loan Party waives any defense based on or arising out of any defense of any other Loan Party or the unenforceability of the Obligations or any part thereof from any cause, or the cessation from any cause of the liability of any other Loan Party, other than the indefeasible payment in full in cash of all the Obligations and the termination of the Commitments. The Agent and the other Credit Parties may, at their election during the continuance of an Event of Default, foreclose on any security held by one or more of them by one or more judicial or non-judicial sales, accept an assignment of any such security in lieu of foreclosure, compromise or adjust any part of the Obligations, make any other accommodation with any other Loan Party, or exercise any other right or remedy available to them against any other Loan Party, without affecting or impairing in any way the liability of any Loan Party hereunder except to the extent that all the Obligations have been indefeasibly paid in full in cash and the Commitments have been terminated. Each Loan Party waives any defense arising out of any such election even though such election operates, pursuant to applicable Law, to impair or to extinguish any right of reimbursement or subrogation or other right or remedy of such Loan Party against any other Loan Party, as the case may be, or any security.

(d) Each Borrower is obligated to repay the Obligations as joint and several obligors under this Agreement. Upon payment by any Loan Party of any Obligations, all rights of such Loan Party against any other Loan Party arising as a result thereof by way of right of subrogation, contribution, reimbursement, indemnity or otherwise shall in all respects be subordinate and junior in right of payment to the prior indefeasible payment in full in cash of all the Obligations and the termination of the Commitments. In addition, any indebtedness of any Loan Party now or hereafter held by any other Loan Party is hereby subordinated in right of payment to the prior indefeasible payment in full of the Obligations and no Loan Party will demand, sue for or otherwise attempt to collect any such indebtedness. If any amount shall erroneously be paid to any Loan Party on account of (i) such subrogation, contribution, reimbursement, indemnity or similar right or (ii) any such indebtedness of any Loan Party, such amount shall be held in trust for the benefit of the Credit Parties and shall forthwith be paid to the Agent to be credited against the payment of the Obligations, whether matured or unmatured, in accordance with the terms of this Agreement and the other Loan Documents. Subject to the foregoing, to the extent that any Borrower shall, under this Agreement as a joint and several obligor, repay any of the Obligations constituting Loans made to another Borrower hereunder or other Obligations incurred directly and primarily by any other Borrower (an “Accommodation Payment”), then the Borrower making such Accommodation Payment shall be entitled to contribution and indemnification from, and be reimbursed by, each of the other Borrowers in an amount, for each of such other Borrowers, equal to a fraction of such Accommodation Payment, the numerator of which fraction is such other Borrower’s Allocable Amount and the denominator of which is the sum of the Allocable Amounts of all of the Borrowers. As of any date of determination, the “Allocable Amount” of each Borrower shall be equal to the maximum amount of liability for Accommodation Payments which could be asserted against such Borrower hereunder without (a) rendering such Borrower “insolvent” within the meaning of Section 101 (31) of the Bankruptcy Code, Section 2 of the Uniform Fraudulent Transfer Act (“UFTA”) or Section 2 of the Uniform Fraudulent Conveyance Act (“UFCA”), (b) leaving such Borrower with unreasonably small capital or assets, within the meaning of Section 548 of the Bankruptcy Code, Section 4 of the UFTA, or Section 5 of the UFCA, or (c) leaving such Borrower unable to pay its debts as they become due within the meaning of Section 548 of the Bankruptcy Code or Section 4 of the UFTA, or Section 5 of the UFCA.

10.23 No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

10.24 Attachments. The exhibits, schedules and annexes attached to this Agreement are incorporated herein and shall be considered a part of this Agreement for the purposes stated herein, except that in the event of any conflict between any of the provisions of such exhibits and the provisions of this Agreement, the provisions of this Agreement shall prevail.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date first above written.

DELIA*S, INC., as Lead Borrower

By:	/s/ David J. Dick
Name:	David J. Dick
Title:	Chief Financial Officer and Treasurer

DELIA*S DISTRIBUTION COMPANY, as a Borrower

By:	/s/ David J. Dick
Name:	David J. Dick
Title:	Chief Financial Officer and Treasurer

ALLOY MERCHANDISE, LLC, as a Borrower

By:	/s/ David J. Dick
Name:	David J. Dick
Title:	Chief Financial Officer and Treasurer

DELIA*S OPERATING COMPANY, as a Borrower

By:	/s/ David J. Dick
Name:	David J. Dick
Title:	Chief Financial Officer and Treasurer

DELIA* S RETAIL COMPANY, as a Borrower

By:	/s/ David J. Dick
Name:	David J. Dick
Title:	Chief Financial Officer and Treasurer

DELIA* S GROUP INC., as a Borrower

By:	/s/ David J. Dick
Name:	David J. Dick
Title:	Chief Financial Officer and Treasurer

Signature Page to Credit Agreement

DELIA* S BRAND LLC, as a Borrower

By:	/s/ David J. Dick
Name:	David J. Dick
Title:	Chief Financial Officer and Treasurer

AMG DIRECT, LLC, as a Borrower

By:	/s/ David J. Dick
Name:	David J. Dick
Title:	Chief Financial Officer and Treasurer

DELIA* S ASSETS CORP., as a Guarantor

By:	/s/ David J. Dick
Name:	David J. Dick
Title:	Chief Financial Officer and Treasurer

DACCS, INC., as a Guarantor

By:	/s/ David J. Dick
Name:	David J. Dick
Title:	Chief Financial Officer and Treasurer

Signature Page to Credit Agreement

SALUS CAPITAL PARTNERS, LLC, as Administrative Agent and as Collateral Agent

By:	/s/ Jonas D.L. McCray
Name:	Jonas D.L. McCray
Title:	Senior Vice President

Signature Page to Credit Agreement

SALUS CAPITAL PARTNERS, LLC, as a Lender

By:	/s/ Jonas D.L. McCray
Name:	Jonas D.L. McCray
Title:	Senior Vice President

Signature Page to Credit Agreement

Schedule 1.01

Borrowers

dELiA*s Distribution Company

Alloy Merchandise, LLC

dELiA*s Operating Company

dELiA* s Retail Company

dELiA* s Group Inc.

dELiA* s Brand LLC

AMG Direct, LLC

Schedule 1.02

Guarantors

dELiA* s Assets Corp.

DACCS, Inc.

Schedule 1.03

Inactive Subsidiaries

None.

Schedule 2.01

Commitments and Applicable Percentages

Lender	Commitment	Applicable Percentage
Salus Capital Partners, LLC	$30,000,000	100%

Schedule 5.01

Loan Parties Organizational Information

Name of Company	Type of Organization	Jurisdiction of Organization	Organizational Identification Number	Federal Taxpayer Identification Number

dELiA*s, Inc.	Corporation	Delaware	3764172	20-3397172

dELiA*s Distribution Company	Corporation	Delaware	2765579	23-2909076

Alloy Merchandise, LLC	Limited Liability Company	Delaware	3588203	27-0037639

dELiA*s Operating Company	Corporation	Delaware	2765574	13-3953765

dELiA*s Retail Company	Corporation	Delaware	2785335	23-2920036

dELiA*s Assets Corp.	Corporation	Delaware	2782683	13-3963754

dELiA*s Group Inc.	Corporation	Delaware	2661121	13-3914035

dELiA*s Brand LLC	Limited Liability Company	Delaware	3622401	N/A

AMG Direct, LLC	Limited Liability Company	Delaware	3803968	20-1129236

DACCS, Inc.	Corporation	Ohio	1741826	42-1750225

Schedule 5.08(b)(1)

Owned Real Estate

Owner:	dELiA*s Distribution Company

Property Owned:	348 Poplar Street, Hanover, Pennsylvania 17331 (York County)

Mortgages:	None

1 of 8

Schedule 5.08(b)(2)

Leased Real Estate

STORE LISTING	d
EFFECTIVE APRIL 30, 2013

										STORE HOURS
STORE # /NAME		ADDRESS 1	ADDRESS 2	CITY	ST.	ZIP	PHONE 1	PHONE 2	FAX	SUN	MON-THU	FRI	SAT	TYPE	GROUP	DIST	EAS*
202	Willowbrook Mall	2165 Willowbrook Mall		Wayne	NJ	07470	(973) 256-2088	(973) 256-0552	(973) 256-4431	11A -7P	10A -9:30P	10A -9:30P	10A -9:30P	Proto	AA	530	X/W
207	Menlo Park Mall	100 Menlo Park Road	Suite 1230A	Edison	NJ	08837	(732) 516-0511	(732) 516-0512	(732) 516-0513	11A -7P	10A - 9:30P	10A -9:30P	10A -9:30P	Hybrid	A	530	S/G
210	Natick Mall	1245 Worcester Street	Space 2146	Natick	MA	01760	(508) 647-9357	(508) 647-3182	(508) 647-9358	12P -6P	10A - 9P	10A - 9P	10A - 9P	Proto	A	510	X/W
212	Oxford Valley Mall	2300 East Lincoln Hwy	Suite 164	Langhorne	PA	19047	(215) 891-1640	(215) 891-1641	(215) 891-1642	11A -6P	10A - 9P	10A - 9P	10A - 9P	Hybrid	B	530	S/G
215	Towson Town Center	825 Dulaney Valley Rd	Space 1045	Towson	MD	21204	(410) 339-4650	(410) 296-1980	(410) 296-0842	12P -6P	10A - 9P	10A - 9P	10A - 9P	Proto	B	540	X/W
216	The Plaza at King of Prussia	160 N. Gulph Road	Suite 1307	King of Prussia	PA	19406	(610) 878-9477	(610) 878-9027	(610) 337-0582	11A - 6P	10A - 9P	10A - 9P	10A - 9P	Proto	AA	540	X/W
219	Woodfield Shopping Center	5 Woodfield Shopping Center	Space L301	Schaumburg	IL	60173	(847) 969-0296	(847) 969-0295	(847) 969-0297	11A - 6P	10A - 9P	10A - 9P	10A - 9P	Proto	A	610	X/W
229	Roosevelt Field Mall	630 Old Country Rd	Space 1034	Garden City	NY	11530	(516) 747-0930	(516) 747-0976	(516) 248-1343	11A - 7P	10A - 9:30P	10A -9:30P	10A -9:30P	Proto	AA	520	X/W
233	Bridgewater Commons	400 Commons Way	Space 3395	Bridgewater	NJ	08807	(908) 541-0100	(908) 541-0330	(908) 541-1300	11A - 6P	10A - 9P	10A - 9P	10A - 9P	Hybrid	AA	530	S/G
241	Lehigh Valley Mall	110 Lehigh Valley Mall		Whitehall	PA	18052	(610) 266-5866	(610) 266-2935	(610) 266-3995	11A - 6P	10A - 9P	10A - 9P	10A - 9P	Hybrid	B	540	S/G
242	The Mall at Robinson	100 Robinson Center Drive	Space 2410	Pittsburgh	PA	15205	(412) 490-4988	(412) 490-5261	(412) 490-4993	11A - 6P	10A - 9P	10A -9:30P	10A -9:30P	Hybrid	C	540	S/G
250	Crossgates Mall	1 Crossgates Mall Road	Space B-105	Albany	NY	12203	(518) 218-0708	(518) 218-1004	(518) 869-2548	11A - 6P	10A - 9:30P	10A -9:30P	10A -9:30P	Hybrid	B	520	S/G
251	The Parks at Arlington	3811 S. Cooper Street	Space 1410	Arlington	TX	76015	(817) 472-7250	(817) 472-7215	(817) 466-7134	12P - 6P	10A - 9P	10A - 9P	10A - 9P	Hybrid	C	650	S/G
256	Easton Town Center	136 Easton Town Center	Space C-102	Columbus	OH	43219	(614) 478-2976	(614) 478-3132	(614) 478-3196	12P - 6P	10A - 9P	10A - 10P	10A - 10P	Proto	B	620	X/W
257	Wolfchase Galleria	2760 N. Germantown Parkway	Space 2210	Memphis	TN	38133	(901) 380-3440	(901) 380-3334	(901) 380-3334	12P - 6P	10A - 9P	10A - 9P	10A - 9P	Hybrid	B	670	S/G
258	Galleria @ Houston	5015 Westheimer Road	Space 3170	Houston	TX	77056	(713) 627-1500	(713) 627-1501	(713) 627-1501	11A - 7P	10A - 9P	10A - 9P	10A - 9P	Hybrid	B	650	S/G
260	Riverchase Galleria	2000 Riverchase Galleria	Space 276A	Hoover	AL	35244	(205) 682-9696	(205) 682-9699	(205) 682-2969	12P - 6P	10A - 9P	10A - 9P	10A - 9P	Hybrid	B	670	S/G
265	Mall of Georgia	3333 Buford Drive	Space 1026	Buford	GA	30519	(678) 714-5944	(678) 714-5945	(678) 714-9099	12P - 6P	10A - 9P	10A - 9P	10A - 9P	Hybrid	A	670	S/G
267	Short Pump Town Center	11800 West Broad St.	Suite 2032	Richmond	VA	23233	(804) 364-3721	(804) 364-1741	(804) 360-9250	12P - 6P	10A - 9P	10A - 9P	10A - 9P	Proto	B	560	X/W
268	Coastal Grand*	2000 Coastal Grand Circle	Suite 400	Myrtle Beach	SC	29577	(843) 839-3740	(843) 839-3741	(843) 839-4744	12P - 6P	10A - 9P	10A - 9P	10A - 9P	Proto	C	560	X/W
269	Montgomery Mall	130 Montgomery Mall		North Wales	PA	19454	(215) 393-8241	(215) 393-8242	(215) 393-8245	11A - 6P	10A - 9P	10A - 9P	10A - 9P	Proto	B	530	X/W
270	Deptford Mall	1750 Deptford Center Rd.	Suite 2066	Deptford	NJ	08096	(856) 845-0725	(856) 845-7451	(856) 845-5813	11A - 6P	10A - 9:30P	10A -9:30P	10A -9:30P	Proto	B	540	X/W
271	Twelve Oaks	27666 Novi Road	Space C175	Novi	MI	48377	(248) 349-4151	(248) 349-4163	(248) 349-4229	11A - 6P	10A - 9P	10A - 9P	10A - 9P	Proto	A	610	X/W
272	Southpark Mall	4400 Sharon Road	Suite K06	Charlotte	NC	28211	(704) 365-1654	(704) 365-1652	(704) 365-1656	12:30P -6P	10A - 9P	10A - 9P	10A - 9P	Proto	B	560	X/W
273	Northlake Mall	6801 Northlake Mall Drive	Suite 159/157	Charlotte	NC	28216	(704) 921-2466	(704) 921-1690	(704) 921-4789	12P - 6P	10A - 9P	10A - 9P	10A - 9P	Proto	B	560	X/W
274	Mall of America*	270 North Garden		Bloomington	MN	55425	(952) 854-1865	(952) 854-1869	(952) 854-1766	11A - 7P	10A - 9:30P	10A -9:30P	10A -9:30P	Proto	AA	630	X/W
275	The Mall at Wellington Green	10300 West Forest Hill Blvd	Suite 172	Wellington	FL	33414	(561) 333-9061	(561) 333-9096	(561) 333-9151	11A - 6P	10A - 9P	10A - 9P	10A - 9P	Proto	C	570	X/W
276	Hamilton Mall	4403 Black Horse Pike	Suite 2042A	Mays Landing	NJ	08330	(609) 569-7961	(609) 641-4638	(609) 484-3173	11A - 6P	10A - 9P	10A - 9P	10A - 9P	Proto	B	530	X/W
277	The Town Center at Cobb	400 Ernest Barrett Parkway	Space 166	Kennesaw	GA	30144	(770) 590-1810	(770) 590-1829	(770) 590-1908	12P - 6P	10A - 9P	10A - 9P	10A - 9P	Proto	B	670	X/W
278	NorthPark Center	8687 North Central Expressway	Suite 2104	Dallas	TX	75225	(214) 363-9359	(214) 363-9607	(214) 363-9674	12P - 6P	10A - 9P	10A - 9P	10A - 9P	Proto	A	650	X/W
279	Southlake Town Square	331 Grand Avenue East		Southlake	TX	76092	(817) 251-8362	(817) 251-8417	(817) 251-8461	12P - 6P	10A - 9P	10A - 9P	10A - 9P	Proto	B	650	X/W
280	Firewheel Town Center	490 Cedar Sage Drive	Space L01	Garland	TX	75040	(972) 496-3084	(972) 496-3143	(972) 496-3216	12P - 6P	10A - 9P	10A - 9P	10A - 9P	Proto	C	650	X/W
281	Pheasant Lane Mall	310 Daniel Webster Highway	Space E211B	Nashua	NH	03060	(603) 888-4092	(603) 888-6312	(603) 888-3140	12P - 6P	10A - 9P	10A - 9P	10A - 9P	Proto	B	510	X/W

UPDATED 4.24.13	COMMUNICATIONS DIARY / STORE LISTING

2 of 8

STORE LISTING	d
EFFECTIVE APRIL 30, 2013

										STORE HOURS
STORE # /NAME		ADDRESS 1	ADDRESS 2	CITY	ST.	ZIP	PHONE 1	PHONE 2	FAX	SUN	MON-THU	FRI	SAT	TYPE	GROUP	DIST	EAS*
282	Connecticut Post	1201 Boston Post Rd	Space 2424	Milford	CT	06460	(203) 783-1629	(203) 783-1671	(203) 783-1685	11A -6P	10A - 9:30P	10A -9:30P	10A -9:30P	Proto	C	520	X/W
283	Clay Terrace	14511 Clay Terrace Blvd	Space 100	Carmel	IN	46032	(317) 587-1930	(317) 587-1942	(317) 587-1943	12P -6P	10A - 9P	10A - 9P	10A - 9P	Proto	B	620	X/W
284	The Shops at Willowbend	6121 W. Park Blvd	Space A-113	Plano	TX	75093	(972) 202-8901	(972) 202-8601	(972) 202-8590	12P -6P	10A - 9P	10A - 9P	10A - 9P	Proto	B	650	X/W
285	Galleria @ Ft. Lauderdale	2368 East Sunrise Blvd	Space A-08	Ft. Lauderdale	FL	33304	(954) 564-8780	(954) 564-8771	(954) 564-8773	12P -6P	10A - 9P	10A - 9P	10A - 9P	Proto	C	570	X/W
286	The Greene	81 Chestnut St.	Space B-118	Beavercreek	OH	45440	(937) 431-5357	(937) 431-5358	(937) 431-5359	12P -6P	10A - 9P	10A - 10P	10A - 10P	Proto	C	620	X/W
287	Staten Island Mall	2655 Richmond Ave	Space 2165	Staten Island	NY	10314	(718) 983-0215	(718) 983-0287	(718) 983-0438	11A -6P	10A - 9P	10A - 9P	10A - 9P	Proto	B	530	X/W
288	Annapolis Mall	1516 Annapolis Mall		Annapolis	MD	21401	(410) 266-6488	(410) 266-3661	(410) 897-1008	11A -7P	10A - 9P	10A - 9P	10A - 9P	Proto	B	540	X/W
289	Bayshore Mall	5770 North Bayshore Drive	Space Q-112	Glendale	WI	53217	(414) 332-9200	(414) 332-9201	(414) 332-9203	11A -6P	10A - 9P	10A - 10P	10A - 10P	Proto	C	630	X/W
290	Marketplace Mall	261 Miracle Mile Drive	Space A-10	Rochester	NY	14623	(585)292-5320	(585)292-5322	(585)292-0244	11A -6P	10A - 9:30P	10A -9:30P	10A -9:30P	Proto	C	620	X/W
291	The Avenue Carriage Crossing	4670 Merchants Park Circle	Suite 626	Collierville	TN	38017	(901) 854-8737	(901) 854-8941	(901) 854-8796	12P -6P	10A - 9P	10A - 9P	10A - 9P	Proto	C	670	X/W
292	Palisades Center	2740 Palisades Center Drive	Space C201	West Nyack	NY	10994	(845) 358-3631	(845) 358-3783	(845) 358-3892	11A -7P	10A - 9:30P	10A -9:30P	10A -9:30P	Proto	B	520	X/W
294	Circle Center	49 West Maryland St.	Space G15A	Indianapolis	IN	46204	(317) 237-4112	(317) 237-4129	(317) 237-4130	12P -6P	10A - 9P	10A - 9P	10A - 9P	Proto	C	620	X/W
295	Holyoke Mall	50 Holyoke St.	Space H208	Holyoke	MA	01041	(413) 534-0913	(413) 536-2031	(413) 536-2042	11A -6P	10A - 9:30P	10A -9:30P	10A -9:30P	Proto	B	510	X/W
296	Hanes Mall	3320 Silas Creek Parkway	Space 416	Winston-Salem	NC	27103	(336) 659-1888	(336) 768-2160	(336) 659-0490	12P -6P	10A - 9P	10A - 9P	10A - 9P	Proto	B	560	X/W
297	Sarasota Square	8201 South Tamiami Trail North	Space A-19	Sarasota	FL	34238	(941) 925-0530	(941) 925-0234	(941) 925-0504	12P -5:30P	10A - 9P	10A - 9P	10A - 9P	Proto	B	570	X/W
298	Jordan Creek Town Center	101 Jordan Creek Parkway	Space 12565	West Des Moines	IA	50266	(515) 327-2090	(515) 327-2091	(515) 327-2092	11A - 6P	10A - 9P	10A - 9P	10A - 9P	Proto	B	630	X/W
299	The Avenues	10300 Southside Boulevard	Space 2125	Jacksonville	FL	32256	(904) 363-2034	(904) 363-6965	(904) 363-6954	12P - 6P	10A - 9P	10A - 9P	10A - 9P	Proto	C	570	X/W
301	Independence Center	2092 Independence Center	Space K04A	Independence	MO	64057	(816) 795-1210	(816) 795-1217	(816) 795-7669	12P - 6P	10A - 9P	10A - 9P	10A - 9P	Proto	C	630	X/W
303	Promenade @ Bolingbrook**	627 East Boughton Road	Suite 105	Bolingbrook	IL	60440	(630) 783-2491	(630) 783-2492	(630) 783-2471	11A - 6P	10A - 9P	10A -9P	10A - 9P	Proto	C	610	X/W
304	Shops @ Sunset Place	5701 Sunset Drive	Suite 126	South Miami	FL	33143	(786) 268-7630	(786) 268-7631	(786) 268-7632	11A - 9P	11A - 10P	11A - 11P	11A - 11P	Proto	C	570	X/W
305	Charleston Town Center	2015 Charleston Town Center	Space 2015	Charleston	WV	25312	(304) 344-1093	(304) 344-1431	(304) 344-1519	12:30P -6P	10A - 9P	10A - 9P	10A - 9P	Proto	C	560	X/W
306	Chesterfield Mall	43 Chesterfield Mall	Space 156	Chesterfield	MO	63017	(636) 536-4316	(636) 536-4178	(636) 536-4418	11A - 6P	10A - 9P	10A - 9P	10A - 9P	Proto	C	630	X/W
307	Polaris Fashion Place	1500 Polaris Parkway	Space 2178	Columbus	OH	43240	(614) 781-1374	(614) 781-1382	(614) 781-1386	12P - 6P	10A - 9P	10A -9:30P	10A -9:30P	Proto	B	620	X/W
308	Columbiana Centre	100 Columbiana Circle	Space 1420	Columbia	SC	29212	(803) 407-5734	(803) 407-5827	(803) 407-0757	1:30P - 6P	10A - 9P	10A - 9P	10A - 9P	Proto	B	560	X/W
309	Walden Galleria	1 Walden Galleria	Space TH102	Cheektowaga	NY	14225	(716) 681-3573	(716) 681-3782	(716) 681-3920	10A - 7P	10A - 9:30P	10A -9:30P	10A -9:30P	Proto	B	620	X/W
311	Coconut Point	23106 Fashion Drive	Space W13	Estero	FL	33928	(239) 390-1878	(239) 390-2290	(239) 390-2423	12P - 6P	10A - 9P	10A - 9P	10A - 9P	Proto	C	570	X/W
313	Zona Rosa	7101 NW 86th Terrace	Space A-107	Kansas City	MO	64153	(816) 746-4938	(816) 746-4953	(816) 746-4980	11A-6P	10A - 9P	10A-9P	10A-9P	Proto	C	630	X/W
315	The Shops at Highland Village	1700 Cottonwood Creek	Suite 150	Highland Village	TX	75077	(972) 317-4302	(972) 317-4656	(972) 317-7191	12P - 6P	10A - 9P	10A - 9P	10A - 9P	Proto	C	650	X/W
316	Southlake 2	1975 Southlake Mall	Unit # DO-408	Merrillville	IN	46410	(219) 791-0560	(219) 791-0609	(219) 791-0885	11A - 6P	10A-9P	10A-9P	10A - 9P	Proto	B	610	X/W
318	The Shoppes at Buckland Hills	194 Buckland Hills Drive	Space 1150	Manchester	CT	06040	(860) 648-9084	(860) 648-9218	(860) 648-9634	12P - 6P	10A - 9P	10A - 9P	10A - 9P	Proto	B	520	X/W
319	The Avenue Murfreesboro	2615 Medical Center Parkway	Suite 1360	Murfreesboro	TN	37129	(615) 895-5097	(615) 895-5067	(615) 896-0415	12P - 6P	10A - 9P	10A - 9P	10A - 9P	Proto	C	670	X/W
320	Mall at Partridge Creek*	17420 Hall Road	Space 147	Clinton Township	MI	48038	(586) 228-1862	(586) 228-1893	(586) 228-1932	11A - 6P	10A - 9P	10A - 9P	10A - 9P	Proto	B	610	X/W
321	Lakeline Mall	11200 Lakeline Mall Drive	Space C01	Cedar Park	TX	78613	(512) 258-5590	(512) 258-5947	(512) 258-1723	12P - 6P	10A - 9P	10A - 9P	10A - 9P	Proto	B	650	X/W
322	Emerald Square	999 S. Washington Street	Space 144	North Attleboro	MA	02760	(508) 699-9537	(508) 699-9541	(508) 695-4021	11A - 6P	10A - 9P	10A - 9P	10A - 9P	Proto	C	510	X/W

UPDATED 4.24.13	COMMUNICATIONS DIARY / STORE LISTING

3 of 8

STORE LISTING	d
EFFECTIVE APRIL 30, 2013

										STORE HOURS
STORE # /NAME		ADDRESS 1	ADDRESS 2	CITY	ST.	ZIP	PHONE 1	PHONE 2	FAX	SUN	MON-THU	FRI	SAT	TYPE	GROUP	DIST	EAS*
323	North Point	2112 North Point Circle		Alpharetta	GA	30022	(678) 339-0268	(678) 339-0451	(678) 339-9525	12P -7P	10A - 9P	10A - 9P	10A - 9P	Proto	B	670	X/W
324	South Park Center	428 South Park Center		Strongsville	OH	44136	(440) 238-0741	(440) 238-0882	(440) 238-1374	11A -6P	10A - 9P	10A - 9P	10A - 9P	Proto	C	620	X/W
325	The Mall in Columbia	10300 Little Patuxent Parkway	Space 2610	Columbia	MD	21044	(410) 740-7162	(410) 740-7462	(410) 730-6719	12P -6P	10A - 9P	10A - 9P	10A - 9P	Proto	A	540	X/W
326	Westroads Mall	10000 California Street	Suite 3208	Omaha	NE	68114	(402) 393-0046	(402) 393-2603	(402) 393-7718	11A -6P	10A - 9P	10A - 9P	10A - 9P	Proto	C	630	X/W
328	Burnsville Center	2053 Burnsville Center		Burnsville	MN	55306	(952) 898-2007	(952) 898-5142	(952) 898-7159	11A -6P	10A - 9P	10A - 9P	10A - 9P	Proto	C	630	X/W
331	The Shops at Fallen Timbers	2200 Maple Street	Space 460	Maumee	OH	43537	(419) 878-2604	(419) 878-3548	(419) 878-3711	12P -6P	10A - 9P	10A - 9P	10A - 9P	Proto	C	620	X/W
332	Beachwood Place	26300 Cedar Road	Space 2095	Beachwood	OH	44122	(216) 378-2903	(216) 378-2904	(216) 378-9316	12P -6P	10A - 9P	10A - 9P	10A - 9P	Proto	B	620	X/W
333	Orchard Town Center*	14647 Delaware Street	Suite 700	Westminster	CO	80023	(303) 450-0990	(303) 450-1685	(303) 450-1777	11A -6P	11A - 8P	10A - 9P	10A - 9P	Proto	C	640	X/W
334	Southcenter Mall	2606 Southcenter		Tukwila	WA	98188	(206) 243-1692	(206) 243-6983	(206) 243-3186	11A -7P	10A - 9P	10A - 9P	10A - 9P	Proto	C	640	X/W
335	Yorktown Center	205A Yorktown Mall		Lombard	IL	60148	(630) 495-5760	(630) 495-5962	(630) 495-6150	11A -6P	10A - 9P	10A - 9P	10A - 9P	Proto	B	610	X/W
336	Burlington Mall	75 Middlesex Turnpike	Space 1025B	Burlington	MA	01803	(781) 221-8573	(781) 272-1732	(781) 272-0826	11A -6P	10A - 9P	10A - 9P	10A - 9P	Proto	A	510	X/W
338	Streets of Brentwood**	2535 Sand Creek Road	Ste 128, Bldg C	Brentwood	CA	94513	(925) 513-7966	(925) 513-8128	(925) 513-9346	11A -6P	10A - 9P	10A - 9P	10A - 9P	Proto	C	640	X/W
339	Galleria @ Roseville	1151 Galleria Blvd	Suite 2170	Roseville	CA	95678	(916) 774-1680	(916) 774-1682	(916) 774-1683	11A -7P	10A - 9P	10A - 9P	10A - 9P	Proto	B	640	X/W
340	La Plaza Mall	2200 South 10th Street	Space F15A	McAllen	TX	78503	(956) 630-3661	(956) 630-3220	(956) 630-3470	11A -7P	10A - 9P	10A - 9P	10A - 9P	Proto	B	570	X/W
341	Mall of Louisiana	6401 Bluebonnet Blvd	Space 1104	Baton Rouge	LA	70836	(225) 766-6704	(225) 766-6702	(225) 766-6289	12P -6P	10A - 9P	10A - 9P	10A - 9P	Proto	B	570	X/W
342	Fox Valley Mall	2428 Fox Valley Center	Space B9A	Aurora	IL	60504	(630) 585-5863	(630) 585-5872	(630) 585-7068	11A -6P	10A - 9P	10A - 9P	10A - 9P	Proto	B	610	X/W
343	The Mall at Rockingham	99 Rockingham Park Blvd	Space W245	Salem	NH	03079	(603) 870-9004	(603) 870-9005	(603) 870-9016	11A -6P	10A - 9P	10A - 9P	10A - 9P	Proto	B	510	X/W
344	Northshore Mall	210 Andover Street	Space W108A	Peabody	MA	01960	(978) 531-6438	(978) 531-6436	(978) 531-6481	11A -6P	10A - 9P	10A - 9P	10A - 9P	Proto	B	510	X/W
345	The Maine Mall	364 Maine Mall Road	Space S171	South Portland	ME	04106	(207) 253-1666	(207) 253-1677	(207) 253-1680	11A -6P	10A - 9P	10A - 9P	10A - 9P	Proto	B	510	X/W
350	Smith Haven Mall	450 Smith Haven Mall	Space D03B	Lake Grove	NY	11755	(631) 265-2012	(631) 265-2347	(631) 265-0867	11A -6P	10A - 9:30P	10A -9:30P	10A -9:30P	Proto	AA	520	X/W
351	Livingston Mall	112 Eisenhower Parkway	Space 1021A	Livingston	NJ	07039	(973) 994-1761	(973) 994-1797	(973) 535-1013	11A -6P	10A - 9P	10A - 9P	10A -9:30P	Proto	B	530	X/W
352	Fox River Mall	4301 W. Wisconsin Ave	Space 511	Appleton	WI	54913	(920) 830-3093	(920) 830-3184	(920) 830-3249	10A -7P	10A - 9P	10A - 9P	9A - 9P	Proto	C	630	X/W
353	West Town Mall	7600 Kingston Pike	Space 1098A	Knoxville	TN	37919	(865) 692-1915	(865) 692-1091	(865) 531-1515	12P -6P	10A - 9P	10A - 9P	10A - 9P	Proto	C	670	X/W
354	South Shore Plaza	250 Granite Street	Space 2047A	Braintree	MA	02184	(781) 356-0149	(781) 356-0467	(781) 848-3076	11A -6P	10A - 9P	10A - 9P	10A - 9P	Proto	B	510	X/W
355	Tucson Mall	4500 N. Oracle Road	Space 221	Tucson	AZ	85705	(520) 293-3084	(520) 293-3481	(520)293-3884	12P-6P	10A-9P	10A-9P	10A-9P	Proto	C	640	X/W
356	Christiana Mall	150 Christiana Mall		Newark	DE	19702	(302) 453-7391	(302) 453-7415	(302) 454-1024	11A -6P	10A - 9:30P	10A -9:30P	10A -9:30P	Proto	AA	540	X/W
357	Park Place Mall	5870 East Broadway Blvd.	Space 214	Tucson	AZ	85711	(520) 514-0608	(520) 514-0686	(520) 514-9248	11A-6P	10A-9P	10A-9P	10A-9P	Proto	C	640	X/W
359	Garden State Plaza	1 Garden State	Space 1037	Paramus	NJ	07652	(201) 843-0287	(201) 843-0308	(201) 843-0507	closed	10A-9:30P	10A-9:30P	10A-9:30P	Proto	AA	520	X/W
362	Plaza Bonita	3030 Plaza Bonita Rd	Space 2082	National City	CA	91950	(619) 470-3071	(619)470-1364	(619)470-2311	11A-7P	10A-9P	10A-9P	10A-9P	Proto	C	640	X/W
363	RiverTown Crossing	3700 Rivertown Pkwy S.W.	Space 1144	Grandville	MI	49418	(616) 534-6860	(616)534-6913	(616)534-7151	11A-6P	10A-9P	10A-9P	10A-9P	Proto	B	610	X/W
364	Bangor Mall	663 Stillwater Avenue	Space 1097A	Bangor	ME	04401	(207) 945-9018	(207) 945-9041	(207) 945-9052	11A-6P	10A-9P	10A-9P	10A-9P	Proto	C	510	X/W
368	Peninsula Town Center	2561 McMenamin St		Hampton	VA	23666	(757) 825-0856	(757) 838-3015	(757) 838-3213	12P-6P	10A-9P	10A-10P	10A-10P	Proto	C	560	X/W

UPDATED 4.24.13	COMMUNICATIONS DIARY / STORE LISTING

4 of 8

STORE LISTING	d
EFFECTIVE APRIL 30, 2013

										STORE HOURS
STORE # /NAME		ADDRESS 1	ADDRESS 2	CITY	ST.	ZIP	PHONE 1	PHONE 2	FAX	SUN	MON-THU	FRI	SAT	TYPE	GROUP	DIST	EAS*
373	Rockaway Town Square	301 Mt. Hope Ave	Space 2093A	Rockaway	NJ	07866	(973) 366-2738	(973) 328-1030	(973) 328-1685	11A-6P	10A-9:30P	10A-9:30P	10A-9:30P	Proto	B	530	X/W
374	The Westchester	125 Westchester Ave	Suite 3060	White Plains	NY	10601	(914) 682-3085	(914) 682-3096	(914) 682-3274	11A -6P	10A - 9P	10A - 9P	10A - 9P	Proto	A	520	X/W
375	Providence Place	127 Providence Place	Space 5080	Providence	RI	02903	(401) 808-6808	(401) 808-6809	(401) 808-6813	12P -6P	10A - 9P	10A - 9P	10A - 9P	Proto	B	510	X/W
376	Hawthorn Center	122 Hawthorn Center	Space 304	Vernon Hills	IL	60061	(847) 573-1145	(847) 573-1152	(847) 573-1159	11A -6P	10A - 9P	10A - 9P	10A - 9P	Proto	B	610	X/W

*	denotes store with summer hours

Summer hours

268	Coastal Grand	M-Sa 10A—10P, Su 12P—7P	June—Sept
333	Orchard	M-Th 11A—9P, Fri, Sat 10A—9P Sun 11A—6P	May—Aug

UPDATED 4.24.13	COMMUNICATIONS DIARY / STORE LISTING

5 of 8

SCHEDULE 1(B)

STORE LISTING BY STATE
EFFECTIVE APRIL 30, 2013

										STORE HOURS
STORE # /NAME		ADDRESS 1	ADDRESS 2	CITY	ST.	ZIP	PHONE 1	PHONE 2	FAX	SUN	MON-THU	FRI	SAT	TYPE	GROUP	DIST	EAS*
260	Riverchase Galleria	2000 Riverchase Galleria	Space 276A	Hoover	AL	35244	(205) 682-9696	(205) 682-9699	(205) 682-2969	12P -6P	10A - 9P	10A -9P	10A -9P	Hybrid	B	670	S/G
355	Tucson Mall	4500 N. Oracle Road	Space 221	Tucson	AZ	85705	(520) 293-3084	(520) 293-3481	(520)293-3884	12P-6P	10A-9P	10A-9P	10A-9P	Proto	C	640	X/W
357	Park Place Mall	5870 East Broadway Blvd.	Space 214	Tucson	AZ	85711	(520) 514-0608	(520) 514-0686	(520) 514-9248	11A-6P	10A-9P	10A-9P	10A-9P	Proto	C	610	X/W
338	Streets of Brentwood**	2535 Sand Creek Road	Ste 128, Bldg C	Brentwood	CA	94513	(925) 513-7966	(925) 513-8128	(925) 513-9346	11A -6P	10A - 9P	10A - 9P	10A - 9P	Proto	C	570	X/W
339	Galleria @ Roseville	1151 Galleria Blvd	Suite 2170	Roseville	CA	95678	(916) 774-1680	(916) 774-1682	(916) 774-1683	11A -7P	10A - 9P	10A - 9P	10A - 9P	Proto	B	570	X/W
362	Plaza Bonita	3030 Plaza Bonita Rd	Space 2082	National City	CA	91950	(619) 470-3071	(619)470-1364	(619)470-2311	11A-7P	10A-9P	10A-9P	10A-9P	Proto	C	560	X/W
333	Orchard Town Center*	14647 Delaware Street	Suite 700	Westminster	CO	80023	(303) 450-0990	(303) 450-1685	(303) 450-1777	11A -6P	11A - 8P	10A - 9P	10A - 9P	Proto	C	640	X/W
282	Connecticut Post	1201 Boston Post Rd	Space 2424	Milford	CT	06460	(203) 783-1629	(203) 783-1671	(203) 783-1685	11A -6P	10A - 9:30P	10A -9:30P	10A -9:30P	Proto	C	520	X/W
318	The Shoppes at Buckland Hills	194 Buckland Hills Drive	Space 1150	Manchester	CT	06040	(860) 648-9084	(860) 648-9218	(860) 648-9634	12P -6P	10A - 9P	10A - 9P	10A - 9P	Proto	B	520	X/W
356	Christiana Mall	150 Christiana Mall		Newark	DE	19702	(302) 453-7391	(302) 453-7415	(302) 454-1024	11A - 6P	10A - 9:30P	10A -9:30P	10A -9:30P	Proto	AA	520	X/W
275	The Mall at Wellington Green	10300 West Forest Hill Blvd	Suite 172	Wellington	FL	33414	(561) 333-9061	(561) 333-9096	(561) 333-9151	11A - 6P	10A - 9P	10A - 9P	10A - 9P	Proto	C	570	X/W
285	Galleria @ Ft. Lauderdale	2368 East Sunrise Blvd	Space A-08	Ft. Lauderdale	FL	33304	(954) 564-8780	(954) 564-8771	(954) 564-8773	12P - 6P	10A - 9P	10A - 9P	10A - 9P	Proto	C	570	X/W
297	Sarasota Square	8201 South Tamiami Trail North	Space A-19	Sarasota	FL	34238	(941) 925-0530	(941) 925-0234	(941) 925-0504	12P -5:30P	10A - 9P	10A - 9P	10A - 9P	Proto	B	570	X/W
299	The Avenues	10300 Southside Boulevard	Space 2125	Jacksonville	FL	32256	(904) 363-2034	(904) 363-6965	(904) 363-6954	12P - 6P	10A - 9P	10A - 9P	10A - 9P	Proto	C	570	X/W
304	Shops @ Sunset Place	5701 Sunset Drive	Suite 126	South Miami	FL	33143	(786) 268-7630	(786) 268-7631	(786) 268-7632	11A - 9P	11A - 10P	11A - 11P	11A -11P	Proto	C	570	X/W
311	Coconut Point	23106 Fashion Drive	Space W13	Estero	FL	33928	(239) 390-1878	(239) 390-2290	(239) 390-2423	12P - 6P	10A - 9P	10A - 9P	10A - 9P	Proto	C	570	X/W
265	Mall of Georgia	3333 Buford Drive	Space 1026	Buford	GA	30519	(678) 714-5944	(678) 714-5945	(678) 714-9099	12P - 6P	10A - 9P	10A - 9P	10A - 9P	Hybrid	A	670	S/G
277	The Town Center at Cobb	400 Ernest Barrett Parkway	Space 166	Kennesaw	GA	30144	(770) 590-1810	(770) 590-1829	(770) 590-1908	12P - 6P	10A - 9P	10A - 9P	10A - 9P	Proto	B	670	X/W
323	North Point	2112 North Point Circle		Alpharetta	GA	30022	(678) 339-0268	(678) 339-0451	(678) 339-9525	12P - 7P	10A - 9P	10A - 9P	10A - 9P	Proto	B	670	X/W
298	Jordan Creek Town Center	101 Jordan Creek Parkway	Space 12565	West Des Moines	IA	50266	(515) 327-2090	(515) 327-2091	(515) 327-2092	11A - 6P	10A - 9P	10A - 9P	10A - 9P	Proto	B	630	X/W
219	Woodfield Shopping Center	5 Woodfield Shopping Center	Space L301	Schaumburg	IL	60173	(847) 969-0296	(847) 969-0295	(847) 969-0297	11A - 6P	10A - 9P	10A - 9P	10A - 9P	Proto	A	610	X/W
303	Promenade @ Bolingbrook**	627 East Boughton Road	Suite 105	Bolingbrook	IL	60440	(630) 783-2491	(630) 783-2492	(630) 783-2471	11A - 6P	10A - 9P	10A -9P	10A - 9P	Proto	C	610	X/W
335	Yorktown Center	205A Yorktown Mall		Lombard	IL	60148	(630) 495-5760	(630) 495-5962	(630) 495-6150	11A - 6P	10A - 9P	10A - 9P	10A - 9P	Proto	B	610	X/W
342	Fox Valley Mall	2428 Fox Valley Center	Space B9A	Aurora	IL	60504	(630) 585-5863	(630) 585-5872	(630) 585-7068	11A - 6P	10A - 9P	10A - 9P	10A - 9P	Proto	B	510	X/W
376	Hawthorn Center	122 Hawthorn Center	Space 304	Vernon Hills	IL	60061	(847) 573-1145	(847) 573-1152	(847) 573-1159	11A - 6P	10A - 9P	10A - 9P	10A - 9P	Proto	B	610	X/W
283	Clay Terrace	14511 Clay Terrace Blvd	Space 100	Carmel	IN	46032	(317) 587-1930	(317) 587-1942	(317) 587-1943	12P - 6P	10A - 9P	10A - 9P	10A - 9P	Proto	B	620	X/W
294	Circle Center	49 West Maryland St.	Space G15A	Indianapolis	IN	46204	(317) 237-4112	(317) 237-4129	(317) 237-4130	12P - 6P	10A - 9P	10A - 9P	10A - 9P	Proto	C	620	X/W
316	Southlake 2	1975 Southlake Mall	Unit # DO-408	Merrillville	IN	46410	(219) 791-0560	(219) 791-0609	(219) 791-0885	11A - 6P	10A-9P	10A-9P	10A - 9P	Proto	B	610	X/W
341	Mall of Louisiana	6401 Bluebonnet Blvd	Space 1104	Baton Rouge	LA	70836	(225) 766-6704	(225) 766-6702	(225) 766-6289	12P - 6P	10A - 9P	10A - 9P	10A - 9P	Proto	B	510	X/W
210	Natick Mall	1245 Worcester Street	Space 2146	Natick	MA	01760	(508) 647-9357	(508) 647-3182	(508) 647-9358	12P - 6P	10A - 9P	10A - 9P	10A - 9P	Proto	A	510	X/W
295	Holyoke Mall	50 Holyoke St.	Space H208	Holyoke	MA	01041	(413) 534-0913	(413) 536-2031	(413) 536-2042	11A - 6P	10A - 9:30P	10A - 9:30P	10A -9:30P	Proto	B	510	X/W
322	Emerald Square	999 S. Washington Street	Space 144	North Attleboro	MA	02760	(508) 699-9537	(508) 699-9541	(508) 695-4021	11A - 6P	10A - 9P	10A - 9P	10A - 9P	Proto	C	510	X/W
336	Burlington Mall	75 Middlesex Turnpike	Space 1025B	Burlington	MA	01803	(781) 221-8573	(781) 272-1732	(781) 272-0826	11A - 6P	10A - 9P	10A - 9P	10A - 9P	Proto	A	510	X/W

UPDATED 4.24.13	COMMUNICATIONS DIARY / STORE LISTING

6 of 8

STORE LISTING BY STATE
EFFECTIVE APRIL 30, 2013

										STORE HOURS
STORE # /NAME		ADDRESS 1	ADDRESS 2	CITY	ST.	ZIP	PHONE 1	PHONE 2	FAX	SUN	MON-THU	FRI	SAT	TYPE	GROUP	DIST	EAS*
344	Northshore Mall	210 Andover Street	Space W108A	Peabody	MA	01960	(978) 531-6438	(978) 531-6436	(978) 531-6481	11A -6P	10A - 9P	10A - 9P	10A - 9P	Proto	B	520	X/W
354	South Shore Plaza	250 Granite Street	Space 2047A	Braintree	MA	02184	(781) 356-0149	(781) 356-0467	(781) 848-3076	11A - 6P	10A - 9P	10A - 9P	10A - 9P	Proto	B	540	X/W
215	Towson Town Center	825 Dulaney Valley Rd	Space 1045	Towson	MD	21204	(410) 339-4650	(410) 296-1980	(410) 296-0842	12P - 6P	10A - 9P	10A - 9P	10A - 9P	Proto	B	540	X/W
288	Annapolis Mall	1516 Annapolis Mall		Annapolis	MD	21401	(410) 266-6488	(410) 266-3661	(410) 897-1008	11A - 7P	10A - 9P	10A - 9P	10A - 9P	Proto	B	540	X/W
325	The Mall in Columbia	10300 Little Patuxent Parkway	Space 2610	Columbia	MD	21044	(410) 740-7162	(410) 740-7462	(410) 730-6719	12P - 6P	10A - 9P	10A - 9P	10A - 9P	Proto	A	540	X/W
345	The Maine Mall	364 Maine Mall Road	Space S171	South Portland	ME	04106	(207) 253-1666	(207) 253-1677	(207) 253-1680	11A - 6P	10A - 9P	10A - 9P	10A - 9P	Proto	B	530	X/W
364	Bangor Mall	663 Stillwater Avenue	Space 1097A	Bangor	ME	04401	(207) 945-9018	(207) 945-9041	(207) 945-9052	11A-6P	10A-9P	10A-9P	10A-9P	Proto	C	520	X/W
271	Twelve Oaks	27666 Novi Road	Space C175	Novi	MI	48377	(248) 349-4151	(248) 349-4163	(248) 349-4229	11A - 6P	10A - 9P	10A - 9P	10A - 9P	Proto	A	610	X/W
320	Mall at Partridge Creek*	17420 Hall Road	Space 147	Clinton Township	MI	48038	(586) 228-1862	(586) 228-1893	(586) 228-1932	11A - 6P	10A - 9P	10A - 9P	10A - 9P	Proto	B	610	X/W
363	RiverTown Crossing	3700 Rivertown Pkwy S.W.	Space 1144	Grandville	MI	49418	(616) 534-6860	(616)534-6913	(616)534-7151	11A-6P	10A-9P	10A-9P	10A-9P	Proto	B	530	X/W
274	Mall of America*	270 North Garden		Bloomington	MN	55425	(952) 854-1865	(952) 854-1869	(952) 854-1766	11A - 7P	10A - 9:30P	10A -9:30P	10A -9:30P	Proto	AA	630	X/W
328	Burnsville Center	2053 Burnsville Center		Burnsville	MN	55306	(952) 898-2007	(952) 898-5142	(952) 898-7159	11A - 6P	10A - 9P	10A - 9P	10A - 9P	Proto	C	630	X/W
301	Independence Center	2092 Independence Center	Space K04A	Independence	MO	64057	(816) 795-1210	(816) 795-1217	(816) 795-7669	12P - 6P	10A - 9P	10A - 9P	10A - 9P	Proto	C	630	X/W
306	Chesterfield Mall	43 Chesterfield Mall	Space 156	Chesterfield	MO	63017	(636) 536-4316	(636) 536-4178	(636) 536-4418	11A - 6P	10A - 9P	10A - 9P	10A - 9P	Proto	C	630	X/W
313	Zona Rosa	7101 NW 86th Terrace	Space A-107	Kansas City	MO	64153	(816) 746-4938	(816) 746-4953	(816) 746-4980	11A-6P	10A - 9P	10A-9P	10A-9P	Proto	C	630	X/W
272	Southpark Mall	4400 Sharon Road	Suite K06	Charlotte	NC	28211	(704) 365-1654	(704) 365-1652	(704) 365-1656	12:30P -6P	10A - 9P	10A - 9P	10A - 9P	Proto	B	560	X/W
273	Northlake Mall	6801 Northlake Mall Drive	Suite 159/157	Charlotte	NC	28216	(704) 921-2466	(704) 921-1690	(704) 921-4789	12P - 6P	10A - 9P	10A - 9P	10A - 9P	Proto	B	560	X/W
296	Hanes Mall	3320 Silas Creek Parkway	Space 416	Winston-Salem	NC	27103	(336) 659-1888	(336) 768-2160	(336) 659-0490	12P - 6P	10A - 9P	10A - 9P	10A - 9P	Proto	B	560	X/W
326	Westroads Mall	10000 California Street	Suite 3208	Omaha	NE	68114	(402) 393-0046	(402) 393-2603	(402) 393-7718	11A - 6P	10A - 9P	10A - 9P	10A - 9P	Proto	C	630	X/W
281	Pheasant Lane Mall	310 Daniel Webster Highway	Space E211B	Nashua	NH	03060	(603) 888-4092	(603) 888-6312	(603) 888-3140	12P - 6P	10A - 9P	10A - 9P	10A - 9P	Proto	B	510	X/W
343	The Mall at Rockingham	99 Rockingham Park Blvd	Space W245	Salem	NH	03079	(603) 870-9004	(603) 870-9005	(603) 870-9016	11A - 6P	10A - 9P	10A - 9P	10A - 9P	Proto	B	510	X/W
202	Willowbrook Mall	2165 Willowbrook Mall		Wayne	NJ	07470	(973) 256-2088	(973) 256-0552	(973) 256-4431	11A - 7P	10A - 9:30P	10A -9:30P	10A - 9:30P	Proto	AA	530	X/W
207	Menlo Park Mall	100 Menlo Park Road	Suite 1230A	Edison	NJ	08837	(732) 516-0511	(732) 516-0512	(732) 516-0513	11A - 7P	10A - 9:30P	10A -9:30P	10A -9:30P	Hybrid	A	530	S/G
233	Bridgewater Commons	400 Commons Way	Space 3395	Bridgewater	NJ	08807	(908) 541-0100	(908) 541-0330	(908) 541-1300	11A - 6P	10A - 9P	10A - 9P	10A - 9P	Hybrid	AA	530	S/G
270	Deptford Mall	1750 Deptford Center Rd.	Suite 2066	Deptford	NJ	08096	(856) 845-0725	(856) 845-7451	(856) 845-5813	11A - 6P	10A - 9:30P	10A -9:30P	10A -9:30P	Proto	B	540	X/W
276	Hamilton Mall	4403 Black Horse Pike	Suite 2042A	Mays Landing	NJ	08330	(609) 569-7961	(609) 641-4638	(609) 484-3173	11A - 6P	10A - 9P	10A - 9P	10A - 9P	Proto	B	530	X/W
351	Livingston Mall	112 Eisenhower Parkway	Space 1021A	Livingston	NJ	07039	(973) 994-1761	(973) 994-1797	(973) 535-1013	11A - 6P	10A - 9P	10A - 9P	10A -9:30P	Proto	B	670	X/W
359	Garden State Plaza	1 Garden State	Space 1037	Paramus	NJ	07652	(201) 843-0287	(201) 843-0308	(201) 843-0507	closed	10A-9:30P	10A-9:30P	10A-9:30P	Proto	AA	510	X/W
373	Rockaway Town Square	301 Mt. Hope Ave	Space 2093A	Rockaway	NJ	07866	(973) 366-2738	(973) 328-1030	(973) 328-1685	11A-6P	10A-9:30P	10A-9:30P	10A-9:30P	Proto	B	530	X/W
229	Roosevelt Field Mall	630 Old Country Rd	Space 1034	Garden City	NY	11530	(516) 747-0930	(516) 747-0976	(516) 248-1343	11A - 7P	10A - 9:30P	10A -9:30P	10A -9:30P	Proto	AA	520	X/W
250	Crossgates Mall	1 Crossgates Mall Road	Space B-105	Albany	NY	12203	(518) 218-0708	(518) 218-1004	(518) 869-2548	11A - 6P	10A - 9:30P	10A -9:30P	10A -9:30P	Hybrid	B	520	S/G
287	Staten Island Mall	2655 Richmond Ave	Space 2165	Staten Island	NY	10314	(718) 983-0215	(718) 983-0287	(718) 983-0438	11A - 6P	10A - 9P	10A - 9P	10A - 9P	Proto	B	530	X/W
290	Marketplace Mall	261 Miracle Mile Drive	Space A-10	Rochester	NY	14623	(585)292-5320	(585)292-5322	(585)292-0244	11A - 6P	10A - 9:30P	10A -9:30P	10A -9:30P	Proto	B	620	X/W

UPDATED 4.24.13	COMMUNICATIONS DIARY / STORE LISTING

7 of 8

STORE LISTING BY STATE
EFFECTIVE APRIL 30, 2013

										STORE HOURS
STORE # /NAME		ADDRESS 1	ADDRESS 2	CITY	ST.	ZIP	PHONE 1	PHONE 2	FAX	SUN	MON-THU	FRI	SAT	TYPE	GROUP	DIST	EAS*
309	Walden Galleria	1 Walden Galleria	Space TH102	Cheektowaga	NY	14225	(716) 681-3573	(716) 681-3782	(716) 681-3920	10A - 7P	10A - 9:30P	10A -9:30P	10A -9:30P	Proto	B	620	X/W
350	Smith Haven Mall	450 Smith Haven Mall	Space D03B	Lake Grove	NY	11755	(631) 265-2012	(631) 265-2347	(631) 265-0867	11A - 6P	10A - 9:30P	10A -9:30P	10A -9:30P	Proto	AA	630	X/W
374	The Westchester	125 Westchester Ave	Suite 3060	White Plains	NY	10601	(914) 682-3085	(914) 682-3096	(914) 682-3274	11A - 6P	10A - 9P	10A - 9P	10A - 9P	Proto	A	520	X/W
292	Palisades Center	2740 Palisades Center Drive	Space C201	West Nyack	NY	10994	(845) 358-3631	(845) 358-3783	(845) 358-3892	11A - 7P	10A - 9:30P	10A -9:30P	10A -9:30P	Proto	B	520	X/W
256	Easton Town Center	136 Easton Town Center	Space C-102	Columbus	OH	43219	(614) 478-2976	(614) 478-3132	(614) 478-3196	12P - 6P	10A - 9P	10A - 10P	10A - 10P	Proto	B	620	X/W
286	The Greene	81 Chestnut St.	Space B-118	Beavercreek	OH	45440	(937) 431-5357	(937) 431-5358	(937) 431-5359	12P - 6P	10A - 9P	10A - 10P	10A - 10P	Proto	C	620	X/W
307	Polaris Fashion Place	1500 Polaris Parkway	Space 2178	Columbus	OH	43240	(614) 781-1374	(614) 781-1382	(614) 781-1386	12P - 6P	10A - 9P	10A -9:30P	10A -9:30P	Proto	B	620	X/W
324	South Park Center	428 South Park Center		Strongsville	OH	44136	(440) 238-0741	(440) 238-0882	(440) 238-1374	11A - 6P	10A - 9P	10A - 9P	10A - 9P	Proto	C	620	X/W
331	The Shops at Fallen Timbers	2200 Maple Street	Space 460	Maumee	OH	43537	(419) 878-2604	(419) 878-3548	(419) 878-3711	12P - 6P	10A - 9P	10A - 9P	10A - 9P	Proto	C	620	X/W
332	Beachwood Place	26300 Cedar Road	Space 2095	Beachwood	OH	44122	(216) 378-2903	(216) 378-2904	(216) 378-9316	12P - 6P	10A - 9P	10A - 9P	10A - 9P	Proto	B	620	X/W
212	Oxford Valley Mall	2300 East Lincoln Hwy	Suite 164	Langhorne	PA	19047	(215) 891-1640	(215) 891-1641	(215) 891-1642	11A - 6P	10A - 9P	10A - 9P	10A - 9P	Hybrid	B	530	S/G
216	The Plaza at King of Prussia	160 N. Gulph Road	Suite 1307	King of Prussia	PA	19406	(610) 878-9477	(610) 878-9027	(610) 337-0582	11A - 6P	10A - 9P	10A - 9P	10A - 9P	Proto	AA	540	X/W
241	Lehigh Valley Mall	110 Lehigh Valley Mall		Whitehall	PA	18052	(610) 266-5866	(610) 266-2935	(610) 266-3995	11A - 6P	10A - 9P	10A - 9P	10A - 9P	Hybrid	B	540	S/G
242	The Mall at Robinson	100 Robinson Center Drive	Space 2410	Pittsburgh	PA	15205	(412) 490-4988	(412) 490-5261	(412) 490-4993	11A - 6P	10A - 9P	10A -9:30P	10A -9:30P	Hybrid	C	540	S/G
269	Montgomery Mall	130 Montgomery Mall		North Wales	PA	19454	(215) 393-8241	(215) 393-8242	(215) 393-8245	11A - 6P	10A - 9P	10A - 9P	10A - 9P	Proto	B	530	X/W
375	Providence Place	127 Providence Place	Space 5080	Providence	RI	02903	(401) 808-6808	(401) 808-6809	(401) 808-6813	12P - 6P	10A - 9P	10A - 9P	10A - 9P	Proto	B	510	X/W
268	Coastal Grand*	2000 Coastal Grand Circle	Suite 400	Myrtle Beach	SC	29577	(843) 839-3740	(843) 839-3741	(843) 839-4744	12P - 6P	10A - 9P	10A - 9P	10A - 9P	Proto	C	560	X/W
308	Columbiana Centre	100 Columbiana Circle	Space 1420	Columbia	SC	29212	(803) 407-5734	(803) 407-5827	(803) 407-0757	1:30P -6P	10A - 9P	10A - 9P	10A - 9P	Proto	B	560	X/W
257	Wolfchase Galleria	2760 N. Germantown Parkway	Space 2210	Memphis	TN	38133	(901) 380-3440	(901) 380-3334	(901) 380-3334	12P - 6P	10A - 9P	10A - 9P	10A - 9P	Hybrid	B	670	S/G
291	The Avenue Carriage Crossing	4670 Merchants Park Circle	Suite 626	Collierville	TN	38017	(901) 854-8737	(901) 854-8941	(901) 854-8796	12P - 6P	10A - 9P	10A - 9P	10A - 9P	Proto	C	670	X/W
319	The Avenue Murfreesboro	2615 Medical Center Parkway	Suite 1360	Murfreesboro	TN	37129	(615) 895-5097	(615) 895-5067	(615) 896-0415	12P - 6P	10A - 9P	10A - 9P	10A - 9P	Proto	C	670	X/W
353	West Town Mall	7600 Kingston Pike	Space 1098A	Knoxville	TN	37919	(865) 692-1915	(865) 692-1091	(865) 531-1515	12P - 6P	10A - 9P	10A - 9P	10A - 9P	Proto	C	640	X/W
251	The Parks at Arlington	3811 S. Cooper Street	Space 1410	Arlington	TX	76015	(817) 472-7250	(817) 472-7215	(817) 466-7134	12P - 6P	10A - 9P	10A - 9P	10A - 9P	Hybrid	C	650	S/G
258	Galleria @ Houston	5015 Westheimer Road	Space 3170	Houston	TX	77056	(713) 627-1500	(713) 627-1501	(713) 627-1501	11A - 7P	10A - 9P	10A - 9P	10A - 9P	Hybrid	B	650	S/G
278	NorthPark Center	8687 North Central Expressway	Suite 2104	Dallas	TX	75225	(214) 363-9359	(214) 363-9607	(214) 363-9674	12P - 6P	10A - 9P	10A - 9P	10A - 9P	Proto	A	650	X/W
279	Southlake Town Square	331 Grand Avenue East		Southlake	TX	76092	(817) 251-8362	(817) 251-8417	(817) 251-8461	12P - 6P	10A - 9P	10A - 9P	10A - 9P	Proto	B	650	X/W
280	Firewheel Town Center	490 Cedar Sage Drive	Space L01	Garland	TX	75040	(972) 496-3084	(972) 496-3143	(972) 496-3216	12P - 6P	10A - 9P	10A - 9P	10A - 9P	Proto	C	650	X/W
284	The Shops at Willowbend	6121 W. Park Blvd	Space A-113	Plano	TX	75093	(972) 202-8901	(972) 202-8601	(972) 202-8590	12P - 6P	10A - 9P	10A - 9P	10A - 9P	Proto	B	650	X/W
315	The Shops at Highland Village	1700 Cottonwood Creek	Suite 150	Highland Village	TX	75077	(972) 317-4302	(972) 317-4656	(972) 317-7191	12P - 6P	10A - 9P	10A - 9P	10A - 9P	Proto	C	650	X/W
321	Lakeline Mall	11200 Lakeline Mall Drive	Space C01	Cedar Park	TX	78613	(512) 258-5590	(512) 258-5947	(512) 258-1723	12P - 6P	10A - 9P	10A - 9P	10A - 9P	Proto	B	650	X/W
340	La Plaza Mall	2200 South 10th Street	Space F15A	McAllen	TX	78503	(956) 630-3661	(956) 630-3220	(956) 630-3470	11A -7P	10A - 9P	10A - 9P	10A - 9P	Proto	B	610	X/W
267	Short Pump Town Center	11800 West Broad St.	Suite 2032	Richmond	VA	23233	(804) 364-3721	(804) 364-1741	(804) 360-9250	12P - 6P	10A - 9P	10A - 9P	10A - 9P	Proto	B	560	X/W
368	Peninsula Town Center	2561 McMenamin St		Hampton	VA	23666	(757) 825-0856	(757) 838-3015	(757) 838-3213	12P-6P	10A-9P	10A-10P	10A-10P	Proto	C	510	X/W

UPDATED 4.24.13	COMMUNICATIONS DIARY / STORE LISTING

8 of 8

STORE LISTING BY STATE
EFFECTIVE APRIL 30, 2013

										STORE HOURS
STORE # /NAME		ADDRESS 1	ADDRESS 2	CITY	ST.	ZIP	PHONE 1	PHONE 2	FAX	SUN	MON-THU	FRI	SAT	TYPE	GROUP	DIST	EAS*
334	Southcenter Mall	2606 Southcenter		Tukwila	WA	98188	(206) 243-1692	(206) 243-6983	(206) 243-3186	11A - 7P	10A - 9P	10A - 9P	10A -9P	Proto	C	640	X/W
289	Bayshore Mall	5770 North Bayshore Drive	Space Q-112	Glendale	WI	53217	(414) 332-9200	(414) 332-9201	(414) 332-9203	11A - 6P	10A - 9P	10A -10P	10A -10P	Proto	C	630	X/W
352	Fox River Mall	4301 W. Wisconsin Ave	Space 511	Appleton	WI	54913	(920) 830-3093	(920) 830-3184	(920) 830-3249	10A -7P	10A - 9P	10A - 9P	9A - 9P	Proto	C	510	X/W
305	Charleston Town Center	2015 Charleston Town Center	Space 2015	Charleston	WV	25312	(304) 344-1093	(304) 344-1431	(304) 344-1519	12:30P -6P	10A - 9P	10A -9P	10A - 9P	Proto	C	560	X/W

*	denotes store with summer hours

Summer hours

268	Coastal Grand	M-Sa 10A—10P, Su 12P—7P	June—Sept
333	Orchard	M-Th 11A—9P, Fri, Sat 10A—9P Sun 11A—6P	May—Aug

UPDATED 4.24.13	COMMUNICATIONS DIARY / STORE LISTING

Store Number	Contact—Company Name	Contact—Attention To	Contact—Address 1	Contact—Address 2	Contact—City	Contact—State	Contact—Zip Code
207	SHOPPING CENTER ASSOCIATES	M.S. ManagemenAt ssociates Inc.	225 West Washington Street		Indiana	IN	46204-3438
298	JORDAN CREEK TOWN CENTER	Law/Lease Administration Department	c/o GGP JORDAN CREEK L.L.C.	110 N. Wacker Dr.	Chicago	IL	60606
233	Rouse Company	General Counsel	The Rouse Company B uilding,		Columbia	MD	21044
240	MAYFAIR MALL	Marggie Potts	MAYFAIR PROPERTY INC.	110 North Wacker Drive	Chicago	IL	60606
241	c/o Kravco Company		P.O.Box 1528		King of Prussia	PA	19406
242	Robinson Mall-JCP Associates, LTD		Terminal Tower	50 Public Square, #700	Cleveland	OH	44113-2203
309	Pyramid Management Group, Inc.,	MANAGEMENT DIVISION	FOUR CLINTON SQUARE		SYRACUSE	NY	13202-1078
291	Carriage Avenue, LLC, a Delaware limited liability	c/o Cousins Properties Incorporated	2500 Windy Ridge Parkway, Suite 1600		Atlanta	GA	30339
292	Pyramid Management Group, Inc.	General Counsel	The Clinton Exchange	4 Clinton Square	Syracuse	NY	13202-1078
288	Annapolis Mall Limited Partnership	Legal Department	11601 Wilshire Blvd, 11th Floor		Los Angeles	CA	90025
289	Bayshore Town Center LLC, c/o Mall Properties	Lease Administration	5500 New Albany Rd East, Suite 310		New Albany	OH	43054
290	The Marketplace	General Counsel	1265 Scottsville Road		Rochester	NY	14624
250	Pyramid Crossgate Company		The Clinton Exchange	Four Clinton Square	Syracuse	NY	13202-1078
251	Parks at Arlington, LLC	Law-Leasing Administration Dept.	110 N. Wacker Dr		Chicago	IL	60606
251	The Parks at Arlington	General Manager	3811 South Cooper Street		Arlington	TX	76015
257	Galleria at Wolfchase, LLC		c/o MS Management Associates, Inc.	225 W Washington Street	Indianapolis	IN	46204-3438
258	HG Galleria I, II, III, LP		c/o MS Management Associates, Inc.	225 W Washington St.	Indianapolis	IN	46204-3438
260	Jim Wilson & Associates	Riverchase Galleria	2660 Eastchase Lane, Suite 100		Montgomery	AL	36117-7024
261	Florida Mall Associates	c/o M.S. Management Associates Inc	National City Center	225 W. Washington	Indianapolis	IN	46204
262	The Town Center At Boca Raton Trust	c/o M.S. Management Associates Inc.	National City Center	225 W. Washington	Indianapolis	IN	46204
265	Mall of Georgia, LLC	c/o M.S. Management Associates, Inc.	National City Center	225 W.Washington	Indianapolis	IN	46204
266	Plaza Associates, Inc.	Legal Department	2840 Plaza Place, Suite 100	P.O. Box 31147 (27622)	Raleigh	NC	27612
268	SOUTH COUNTY SHOPPINGTOWN LLC	CBL Center, Suite 500	2030 Hamilton Place Blvd.		Chattanooga	TN	37421-6000
267	Short Pump Town Center, LLC		Terminal Tower	50 Public Square, Suite 1160	Cleveland,	OH	44113-2267
269	Mall at Montgomeryville, L.P.	Legal Department	Kravco Simon Company	234 Mall Boulevard PO Box 1528	King of Prussia	PA	19406-1528
270	Deptford Mall Associates, LLC.		c/o Kravco Simon Company	PO. Box 1528	King of Prussia	PA	19406
273	TRG Charlotte, LLC		PO Box 67000	Department 266901	Detroit	MI	48267-2669
274	MOAC Mall Holdings, LLC	c/o Simon MOA Management Company, Inc	National City Center	115 West Washington	Indianapolis	IN	46204
275	TJ Palm Beach Associates Limited Partnership	Lease Administration	Department 176401	P.O. Box 67000	Detroit	MI	48267-1764
276	Hamilton Mall, LLC	c/o Kravco Simon Company	PO. Box 1528		King of Prussia	PA	19406
278	NorthPark Partners, LP		a Delaware Limited Partnership	8080 North Central Expressway, Suite 1100	Dallas	TX	75206-1807
277	COBB PLACE ASSOCIATES, L.P.	c/o M.S. Management Associates Inc.	National City Center	225 West Washington	Indianapolis	IN	46204
279	SLTS Grand Avenue, L.P., a Texas limited partnersh	c/o Cooper & Stebbine, L.P.	1256 Main Street, Suite 240		Southlake	TX	76092
280	SIMON PROPERTY GROUP (TEXAS), L.P.		c/o M.S. Management Associates Inc.	National City Center 225 West Washington	Indianapolis	IN	46204
281	PHEASANT LANE REALTY TRUST		c/o M.S. Management Associates Inc.	National City Center 225 West Washington		IN	46204
282	The Connecticut Post Limited Partnership	Legal Department	11601 Wilshire Blvd, 11th Floor		Los Angeles	CA	90025
283	CLAY TERRACE PARTNERS, LLC	c/o M.S. Management Assoc. Inc. National City Ctr	115 West Washington		Indianapolis	IN	46204
284	Willow Bend Shopping Center Limited Partnership	Lease Administration	200 East Long Lake Road		Bloomfield Hills	MI	48303-0200
285	Kravco/Simon		244 Mall Boulevard	PO. Box 1528	King of Prussia	PA	19406
286	Green Town Center LLC	Lease Administration	c/o Mall Properties	5500 New Albany Rd East, Suite 310	New Albany	OH	43054
295	HOLYOKE MALL COMPANY, L.P.	MANAGEMENT DIVISION	THE CLINTON EXCHANGE	FOUR CLINTON SQUARE	SYRACUSE	NY	13202-1078
296	CBL & Associates Management, Inc		CBL Center	2030 Hamilton Place Blvd., Suite 500	Chattanooga	TN	37421-6000
297	Sarasota Shoppingtown LLC	Legal Department	11601 Wilshire Boulevard, 11th Floor		Los Angeles	CA	90025
294	Circle Centre Mall LLC	c/o M.S. Management Associates Inc.	National City Center	225 West Washington	Indianapolis	IN	46204
272	Southpark Mall Limited Partnership	c/o M.S. Management Associates, Inc.	National City Center	225 W. Washington	Indianapolis	ID	46204
255	Royalton Road Joint Venture		25425 Center Ridge Road		Cleveland	OH	44145
212	LINCOLN PLAZA ASSOCIATES	Law Department	c/o Kravco Company	P.O. Box 1528	King of Prussia	PA	19406

299	Jacksonville Avenues Limited Partnership		M.S. Management Associates Inc.	225 W. Washington Street	Indianapolis	IN	46204-3438
299	Jacksonville Avenues Limited Partnership	Mark Kirincich, President and CEO	20 South Clark Street, Suite 3000		Chicago	IL	60603
299	Jacksonville Avenues Limited Partnership	Charles B. Lebovitz	CBL Center, Suite 500	2030 Hamilton Place Blvd.	Chattanooga	TN	37421-6000
304	SHOPS AT SUNSET, LLC	c/o M.S. Management Associates Inc.	225 West Washington Street		Indianapolis	IN	46204-3438
303	Terminal Tower		50 Public Square, Suite 1360		Cleveland	OH	44113-2267
301	SIMON PROPERTY GROUP, L.P.	c/o M.S. Management Associates Inc.	225 West Washington Street		Indianapolis	IN	46204-3438
305	Terminal Tower		50 Public Square, Suite 1360		Cleveland	OH	44113-2267
308	Columbiana Centre, LLC	Law/Lease Administration Department	c/o GGP-COLUMBIANA TRUST	110 North Wacker	Chicago	IL	60606
307	PFP Columbus, LLC	General Counsel	150 East Gay Street, 24th Floor		Columbus	OH	43215
322	Mayflower Emerald Square, LLC		M.S. Management Associates Inc.	225 West Washington Street	Indianapolis	IN	46204-3438
315	BRE Throne Shops at Highland Village LLC	General Counsel	420 Lexington Avenue, 7th Floor	c/o Brixmor Property Group	New York	NY	10170

315	BRE Throne Shops at Highland Village LLC	Regional Counsel	c/o Brixmor Property Group	390 I Bellaire Boulevard	Houston	TX	77025
318	The Shoppes at Buckland Hills	Law/Lease Administration Department	c/o Pavilions at Buckland Hills LLC	110 N. Wacker Dr.	Chicago	IL	60606
318	The Shoppes at Buckland Hills	General Manager	194 Buckland Hills Dr, Suite 2500		Manchester	CT	6040
316	WEA Southlake LLC	Legal Department	11601 Wilshire Blvd, 11th Floor		Los Angeles	CA	90025
311	Coconut Point Town Center, LLC		M.S. Management Associates Inc.	225 West Washington Street	Indianapolis	IN	46204-3438
319	CF Murfreesboro Associates	Corporate Secretary	c/o Cousins Properties Incorporated	191 Peachtree Street, Suite 3600	Atlanta	GA	30303-1740
319	Cousins Properties Incorporated	Associate General Counsel—Retail	191 Peachtree Street, Suite 3600		Atlanta	GA	30303-1740
319	FCD-Development, LLC	James Culpepper, IV	121 West Trade Street, 27th Floor		Charlotte	NC	28202-5399
320	Partridge Creek Fashion Park, LLC	Lease Administration	200 East Long Lake Road	P.O. Box 200	, Bloomfield	MI	48303-0200
321	Lakeline Developers		c/o M.S. Management Associates Inc.	225 West Washington Street	Indianapolis	IN	46204-3438
325	The Mall in Columbia	Law/Lease Administration Department	c/o The Mall In Columbia Business Trust	110 N. Wacker Drive	Chicago	IL	60606
325	The Mall in Columbia	General Manager	10300 Little Patuxent Parkway		Columbia	MD	21044
306	WEA Chesterfield LLC	Legal Department	11601 Wilshire Blvd. 11th Fl.		Los Angeles	CA	90025
HQ Office	TTMC as nominee for 50 West 23rd Street		c/o Two Trees Management Co. LLC	45 Main Street, Suite 602	Brooklyn	NY	11201
313	Zona Rosa Development LLC	Lease Administration	c/o Mall Properties	5500 New Albany Rd East, Suite 310	New Albany	OH	43054
210	Natick Mall	Law/Lease Administration Department	c/o Gen. Growth Props—Natick Lmtd Partnership	110 N. Wacker Dr	Chicago	IL	60606
324	Southpark Mall LLC	Legal Department	11601 Wilshire Blvd, 11th Floor		Los Angeles	CA	90025
326	Westroads Mall	Law/Lease Administration Department	c/o Westroads Mall L.L.C.	110 N. Wacker Dr.	Chicago	IL	60606
326	Westroads Mall	General Manager	1000 California St.	Suite 1221	Omaha	NE	68114
331	The Shops at Fallen Timbers	Law/Lease Adminstration Dept	c/o Northwest Ohio Mall L.L.C.	110 N. Wacker Dr.	Chicago	IL	60606
331	The Shoppes at Fallen Timbers	General Manager	6832 Russell Road		Maumee	OH	43537
332	Beachwood Place	Law/Lease Administration Department	c/o Beachwood Place Mall, LLC	110 N. Wacker Dr.	Chicago	IL	60606
332	Beachwood Place Mall	General Manager	26300 Cedar Road		Beachwood	OH	44122
333	Terminal Tower		50 Public Square	Suite 700	Cleveland	OH	44113-2203
333	Bank of America	James J. Magaldi	One Federal Street 4Ih Floor		Boston	MA	2110
202	Willowbrook Mall	Law/Lease Administration Department	c/o Willowbrook Mall, LLC	110 N. Wacker Dr.	Chicago	IL	60606
202	Willowbrook Mall (NJ)	Nancy Barbary	1400 Willowbrook Mall		Wayne	NJ	7470
215	Towson Town Center	Law/Lease Administration Department	c/o Towson TC, LLC	110 N. Wacker Dr.	Chicago	IL	60606
215	Towson Town Center	General Manager	825 Dulaney Valley Road		Towson	MD	21204
328	CBL & Associates Management, Inc.		CBL Center, Suite 500	2030 Hamilton Place Blvd.	Chattanooga	TN	37421-6000
335	Yorktown Holdings, L.L.C.		Long-Pehrson Associates, LLC.,	203 Yorktown	Lombard	IL	60148
334	WEA Southcenter LLC	Legal Department	11601 Wilshire Boulevard, 11th Floor		Los Angeles	CA	90025
340	Simon Property Group (Texas), L.P.		c/ M.S. Management Associates Inc	225 West Washington Street	Indianapolis	IN	46204-3438
338	Brentwood Specialty Center, LLC		c/o Continental Real Estate Companies	150 East Broad Street, Suite 800	Columbus	OH	43215
339	Roseville Shoppingtown LLC	Legal Department	11601 Wilshire Blvd, 11th Floor		Los Angeles	CA	90025
336	Bellwether Prop. of Massachusetts Ltd Partnership		c/o M.S. Management Associates Inc.	225 West Washington Street	Indianapolis	IN	46204-3438
342	Fox Valley Mall LLC	Legal Department	c/o Westfield, LLC	11601 Wilshire Boulevard, 11th Floor	Los Angeles	CA	90025
341	Mall of Louisiana	Law/Lease Administration Department	110 N. Wacker Dr.		Chicago	IL	60606
341	Mall of Louisiana	General Manager	6401 Bluebonnet Blvd.	Suite 5050	Bato Rouge	LA	70836
343	Mall At Rockingham, LLC		c/o M.S. Management Associates Inc.	225 West Washington Street	Indianapolis	IN	46205-3438
352	Fox River Mall	Law/Lease Administration Department	c/o Fox River Shopping Center, LLC	110 N. Wacker Dr.	Chicago	IL	60606
352	Fox River Mall	General Manager	4301 West Wisconsin Avenue		Appleton	WI	54913
350	Mall at Smith Haven, LLC		c/o M.S. Management Associates, Inc.	225 West Washington Street	Indianapolis	IN	46204-3438
344	Mall at Northshore, LLC		c/o M.S. Management Associates Inc.	225 West Washington Street	Indianapolis	IN	46204-3438
351	Livingston Mall Venture		c/o M.S. Management Associates Inc.	225 West Washington Street	Indianapolis	IN	46204-3438
345	The Maine Mall	Law/Lease Administration Department	c/o GGP-Maine Mall L.L.C.	110 N. Wacker Dr.	Chicago	IL	60606
345	The Maine Mall	General Manager	364 Maine Mall Road		South Portland	ME	4106
229	The Retail Property Trust		c/o M.S. Management Associates Inc.	225 West Washington Street	Indianapolis	IN	46204-3438
376	Hawthorn, L.P.	Legal Department	11601Wilshire Boulevard, 11th Floor		Los Angeles	CA	90025
353	West Town Mall, LLC		c/o M.S. Management Associates Inc.	225 West Washington Street	Indianapolis	IN	46204
356	Christina Mall	Law/Lease Administration Department	c/o Christiana Mall LLC	110 N. Wacker Dr.	Chicago	IL	60606
356	Christiana Mall	General Manager	132 Christiana Mall		Newark	DE	19702
354	Braintree Property Associates Limited Partnership		c/o M.S. Management Associates Inc.	225 West Washington Street	Indianapolis	IN	46204-3438

355	Tucson Mall	Law/Lease Administration Department	c/o GGP-Tucson Mall LLC	110 N Wacker Drive	Chicago	IL	60606
355	Tucson Mall	General Manager	4500 N Oracle Road		Tucson	AZ	85705
357	Park Place Mall	Law/Lease Administration Department	c/o Park Mall L.L.C.	110 N. Wacker Drive	Chicago	IL	60606
357	Park Place	General Manager	5870 East Broadway Blvd		Tucson	AZ	85711
219	Woodfield Mall LLC		200 East Long Lake Road	P.O. Box 200	Bloomfield Hills	MI	48303-0200
256	Easton Town Center II, LLC	Lease Adminstration	4016 Townsfair Way, Suite 201		Columbus	OH	43219
363	Rivertown Crossings	Law/Lease Administration Department	c/o GGP-Grandville L.L.C.		Chicago	IL	60606
363	RiverTon Crossing	General Manager	4700 Canal Avenue SW		Grandville	MI	49418
368	Peninsula Town Center, LLC c/o Mall Properties	Lease Administration	5500 New Albany Rd East	Suite 310	New Albany	OH	43054
216	King of Prussia Associates	Legal Department	c/o Kravco Simon Company	234 Mall Boulevard	King of Prussia	PA	19406-2954
359	Westland Garden State Plaza Limited Partnership	Legal Department	c/o Westfield, LLC	11601 Wilshire Boulevard, 11th Floor	Los Angeles	CA	90025
362	Plaza Bonita LP	Legal Department	c/o Westfield, LLC	11601 Wilshire Boulevard, 11th Floor	Los Angeles	CA	90025
364	Bangor Mall, LLC	Legal Department	234 Mall Boulevard		King of Prussia	PA	19406-2954
373	Rockaway Center Associates		M.S. Management Associates Inc.	225 West Washington Street	Indianapolis	IN	46204-3438
375	ROUSE PROPERTIES, LLC C/O PROVIDENCE PLACE	LAW/LEASE ADMIN	110 N. WACKER DR.		CHICAGO	IL	60606
375	PROVIDENCE PLACE	GM	ONE PROVIDENCE PLACE		PROVIDENCE	RI	2903
374	Westchester Mall, LLC		c/o M.S. Management Associates Inc	225 West Washington	Indianapolis	IN	46204
250	THE CLINTON EXCHANGE	MANAGEMENT DIVISION	FOUR CLINTON SQUARE		SYRACUSE	NY	13202-1078
250	PYRAMID MANAGEMENT GROUP LLP	GENERAL COUNSEL	THE CLINTON EXCHANGE	4 CLINTON SQUARE	SYRACUSE	NY	13202

Schedule 5.09

Environmental Matters

The Real Estate at 348 Poplar Street, Hanover, Pennsylvania 17331 has been the subject of remediation efforts with respect to the presence of underground fuel oil, waste oil and gasoline tanks and leakage and contamination associated therewith. The prior owner of the facility received a release from liability from Pennsylvania Department of Environmental Protection with regard to soil contamination at the property, dated July 26, 1999, and approval for a remedial action plan to remediate the ground water at the property. A deed notice was required to be filed because the property had not yet been remediated to residential standards. Subsequently, the on-site soil contamination was remediated. Groundwater remediation activities were also undertaken at the site. On December 3, 1999 the Pennsylvania Department of Environmental Protection issued correspondence to indicate that the soil at the site meets the residential statewide health standards and a deed notice for the property is not required. On July 31, 2001, the Pennsylvania Department of Environmental Protection also issued correspondence to indicate that the site meets residential statewide health standards for ground water.

Schedule 5.10

Insurance

See Attached

dELiA*s

INSURANCE COVERAGE

ITEM	COVERAGE	CARRIER	LIMITS	DEDUCTIBLE	POLICY #	BROKER	TERM
1	Package: Property, General Liability and Auto Liability	Hartford	Property: $175,403,558; General and Auto Liability: $1,000,000 per occurrence;	Property: $5,000 $75,000 Hanover GL/Auto: $0	21UUNAN0301	MARSH	1/31/13-1/31/14

2	Boiler & Machinery	Included as part of Item 1				MARSH

3	General Liability (see item 1)	Included as part of Item 1				MARSH

4	Auto Liability (see item 1)	Included as part of Item 1				MARSH

5	Workers’ Compensation	Hartford	Statutory; Employer’s Liability $500,000	$0	21WBAG8459	MARSH	1/31/13-1/31/14

6	Foreign Liability	ACE	$1 MILLION $500K Exec. Asst.	$0	21-HIPPP5862	MARSH	1/31/13-1/31/14

7	Umbrella Liability	Hartford	$25 MILLION	$10,000	21XHUPP9708	MARSH	1/31/13-1/31/14

8	Earthquake	Included as part of Item 1		$50,000 except $100,000 for CA		MARSH

9	Directors & Officers Liability	Chartis/AIG (Illinois National) Allied World Assurance Hudson Insurance Group	$10 MILLION $5 MILLION ($5 xs $10) $5 MILLION ($5 xs $15)	$250,000 $0 $0	01-682-34-24 (Sides A, B + C) 0305-2822 (Side A) HN-0303-2895-013113 (Side A)	AJG	1/31/13-1/31/14 1/31/13-1/31/14 1/31/13-1/31/14

10	Employment Practices Liability	Chartis/AIG	$3 MILLION	$100,000	01-682-55-56	AJG	1/31/13-1/31/14

		(National Union)

11	Fiduciary Liability	Chartis/AIG	$3 MILLION	$0	[01-540-56-47]	AJG	1/31/13-1/31/14

		(Illinois National)

12	Crime Insurance	Chartis/AIG	$1 MILLION	$15,000	01-641-14-07	MARSH	1/31/13-1/31/14

		(National Union)

13	Ocean Cargo	Hartford	$100,000	$0	OC-91284500	MARSH	10/3/12-10/3/13

a)	All coverage is on an Occurrence basis except for Items 9, 10, 11 & 12 which are on a Claims Made basis.

Delia_s Schedule 5.10 to Credit Agreement (Insurance)

Schedule 5.13

Subsidiaries; Other Equity Investments; Equity Interests in the Borrower

(a) Legal name, jurisdiction of incorporation or formation and authorized Equity Interests of Subsidiaries.

Name	Record Member/Owner	Types of Interest Held by Record Owner/Member	State of Incorporation
dELiA*s Assets Corp.	dELiA*s, Inc.	100 Shares	Delaware

Alloy Merchandise, LLC	dELiA*s, Inc.	Membership Interest	Delaware

DACCS, Inc.	dELiA*s, Inc.	100 Shares	Ohio

dELiA*s Group, Inc.	dELiA*s Assets Corp. (formerly dELiA*s Corp.)	1,000 Shares	Delaware

dELiA*s Brand LLC	dELiA*s Assets Corp.	Membership Interest	Delaware

dELiA*s Operating Company	dELiA*s Group, Inc. (formerly dELiA*s Inc.)	100 Shares	Delaware

dELiA*s Distribution Company	dELiA*s Group, Inc. (formerly dELiA*s Inc.)	100 Shares	Delaware

dELiA*s Retail Company	dELiA*s Group, Inc. (formerly dELiA*s Inc.)	100 Shares	Delaware

AMG Direct, LLC	dELiA*s Operating Company	Membership Interest	Delaware

There are no outstanding rights to purchase any Equity Interests in any Subsidiary.

(b) Other Equity Interests. None

(c) Owned Amounts. See part (a) above. All subsidiary interests are 100% owned by their respective parents. dELiA*s, Inc. is a publicly traded company.

Schedule 5.18

Collective Bargaining Agreements

None

Schedule 5.21(a)

DDAs

See Attached

dELiA*s, Inc. & Subs.

Depository & Other Accounts

Name on Account	Account Description	Store Number	Bank Account No.	Bank Name	Bank Address	Phone No.
Delia’s, Inc.	Delias Inc Funding Account*		xxx-xx3293	JP Morgan Chase	4 Chase Metrotech Center, Floor 14, Brooklyn, NY 11245	Tom Walsh 646-582-7260
Delia’s, Inc.	Delias Inc Blocked Account*		xxx-xx2090	JP Morgan Chase	4 Chase Metrotech Center, Floor 14, Brooklyn, NY 11245	Tom Walsh 646-582-7260
Delia’s, Inc.	Delias Inc Depository		xxx-xx9979	JP Morgan Chase	4 Chase Metrotech Center, Floor 14, Brooklyn, NY 11245	Tom Walsh 646-582-7261
Delia’s, Inc.	Delias Inc Empire Blue Cross**		xxx-xx3834	JP Morgan Chase	4 Chase Metrotech Center, Floor 14, Brooklyn, NY 11245	Tom Walsh 646-582-7260
Delia’s Distribution Company	Delias Distribution Co - depository		xxx-xx6111	JP Morgan Chase	4 Chase Metrotech Center, Floor 14, Brooklyn, NY 11245	Tom Walsh 646-582-7260
Delia’s Retail Company	Credit card depository*		xxx-xx2545	JP Morgan Chase	4 Chase Metrotech Center, Floor 14, Brooklyn, NY 11245	Tom Walsh 646-582-7260
Delia’s Operating Company	Credit card depository*		xxx-xx5689	JP Morgan Chase	4 Chase Metrotech Center, Floor 14, Brooklyn, NY 11245	Tom Walsh 646-582-7260
Delia’s Operating Company	Depository - checks		xxx-xx7714	JP Morgan Chase	4 Chase Metrotech Center, Floor 14, Brooklyn, NY 11245	Tom Walsh 646-582-7260
Delia’s Operating Company	Payroll		xxx-xx0095	JP Morgan Chase	4 Chase Metrotech Center, Floor 14, Brooklyn, NY 11245	Tom Walsh 646-582-7260
Delia’s Retail Company	Payroll		xxx-xx0079	JP Morgan Chase	4 Chase Metrotech Center, Floor 14, Brooklyn, NY 11245	Tom Walsh 646-582-7260
Delia’s, Inc.	Payroll		xxx-xx8688	JP Morgan Chase	4 Chase Metrotech Center, Floor 14, Brooklyn, NY 11245	Tom Walsh 646-582-7260
Delia’s Distribution Company	Payroll		xxx-xx0082	JP Morgan Chase	4 Chase Metrotech Center, Floor 14, Brooklyn, NY 11245	Tom Walsh 646-582-7260
Delia’s Distribution Company	Depository - Cancer Kickers**		xx-xxxx-1673	PNC Bank	1416 Baltimore Street, Hanover, PA 17331	717-633-7210
Delia’s Distribution Company	Depository - checks		xx-xxxx-6566	PNC Bank	1416 Baltimore Street, Hanover, PA 17331	717-633-7210
Delia’s Distribution Company	Depository - Postage**		xx-xxxx-1242	PNC Bank	1416 Baltimore Street, Hanover, PA 17331	717-633-7210
AMG Direct, LLC	Payroll		xxx-xx0452	JP Morgan Chase	4 Chase Metrotech Center, Floor 14, Brooklyn, NY 11245	Tom Walsh 646-582-7260
Delia’s, Inc.	FSA**		xxx-xx0074	JP Morgan Chase	4 Chase Metrotech Center, Floor 14, Brooklyn, NY 11245	Tom Walsh 646-582-7260
Delia’s Operating Company	Refund accounts		xxxx-xxxxx5-509	JP Morgan Chase	4 Chase Metrotech Center, Floor 14, Brooklyn, NY 11245	Tom Walsh 646-582-7260
Delia’s Operating Company	Disbursements account		xxx-xx1477	JP Morgan Chase	4 Chase Metrotech Center, Floor 14, Brooklyn, NY 11245	Tom Walsh 646-582-7260
Delia’s Retail Company	Disbursements account		xxx-xx1485	JP Morgan Chase	4 Chase Metrotech Center, Floor 14, Brooklyn, NY 11245	Tom Walsh 646-582-7260
Delia’s, Inc.	Disbursements account		xxx-xx8670	JP Morgan Chase	4 Chase Metrotech Center, Floor 14, Brooklyn, NY 11245	Tom Walsh 646-582-7260
Delia’s Retail	Store Depository Acct	364	xxxxxx4266	Bangor Savings Bank
Delia’s Retail	Store Depository Acct	Master BOA	xxxxxx6172	Bank of America
Delia’s Retail	Store Depository Acct	207	xxxxxx6991	Bank of America
Delia’s Retail	Store Depository Acct	210	xxxxxx6191	Bank of America
Delia’s Retail	Store Depository Acct	215	xxxxxx6214	Bank of America
Delia’s Retail	Store Depository Acct	267	xxxxxx6295	Bank of America
Delia’s Retail	Store Depository Acct	269	xxxxxx6313	Bank of America
Delia’s Retail	Store Depository Acct	271	xxxxxx7116	Bank of America
Delia’s Retail	Store Depository Acct	275	xxxxxx9241	Bank of America
Delia’s Retail	Store Depository Acct	277	xxxxxx2319	Bank of America
Delia’s Retail	Store Depository Acct	281	xxxxxx5407	Bank of America
Delia’s Retail	Store Depository Acct	282	xxxxxx6718	Bank of America
Delia’s Retail	Store Depository Acct	284	xxxxxx8076	Bank of America
Delia’s Retail	Store Depository Acct	285	xxxxxx8519	Bank of America
Delia’s Retail	Store Depository Acct	288	xxxxxx9283	Bank of America
Delia’s Retail	Store Depository Acct	291	xxxxxx0409	Bank of America
Delia’s Retail	Store Depository Acct	295	xxxxxx0423	Bank of America
Delia’s Retail	Store Depository Acct	297	xxxxxx0777	Bank of America
Delia’s Retail	Store Depository Acct	299	xxxxxx6793	Bank of America
Delia’s Retail	Store Depository Acct	303	xxxxxx0400	Bank of America
Delia’s Retail	Store Depository Acct	306	xxxxxx9027	Bank of America
Delia’s Retail	Store Depository Acct	308	xxxxxx9022	Bank of America
Delia’s Retail	Store Depository Acct	315	xxxxxx8923	Bank of America
Delia’s Retail	Store Depository Acct	318	xxxxxx6764	Bank of America
Delia’s Retail	Store Depository Acct	322	xxxxxx6783	Bank of America
Delia’s Retail	Store Depository Acct	323	xxxxxx5317	Bank of America
Delia’s Retail	Store Depository Acct	325	xxxxxx1612	Bank of America
Delia’s Retail	Store Depository Acct	334	xxxxxx0006	Bank of America
Delia’s Retail	Store Depository Acct	336	xxxxxx4281	Bank of America
Delia’s Retail	Store Depository Acct	339	xxxxxx7871	Bank of America
Delia’s Retail	Store Depository Acct	343	xxxxxx6319	Bank of America
Delia’s Retail	Store Depository Acct	344	xxxxxx8059	Bank of America
Delia’s Retail	Store Depository Acct	345	xxxxxx9280	Bank of America
Delia’s Retail	Store Depository Acct	351	xxxxxx6151	Bank of America
Delia’s Retail	Store Depository Acct	354	xxxxxx1470	Bank of America
Delia’s Retail	Store Depository Acct	355	xxxxxx4501	Bank of America
Delia’s Retail	Store Depository Acct	357	xxxxxx4488	Bank of America
Delia’s Retail	Store Depository Acct	359	xxxxxx0017	Bank of America
Delia’s Retail	Store Depository Acct	368	xxxxxx2290	Bank of America
Delia’s Retail	Store Depository Acct	373	xxxxxx3158	Bank of America
Delia’s Retail	Store Depository Acct	374	xxxxxx6177	Bank of America
Delia’s Retail	Store Depository Acct	341	xxxxxx5158	Capital One
Delia’s Retail	Store Depository Acct	219	xxxxx3854	Chase
Delia’s Retail	Store Depository Acct	279	xxxxx3854	Chase
Delia’s Retail	Store Depository Acct	280	xxxxx3854	Chase
Delia’s Retail	Store Depository Acct	292	xxxxxx6834	Chase
Delia’s Retail	Store Depository Acct	304	xxxxx7399	Chase
Delia’s Retail	Store Depository Acct	320	xxxxx8723	Chase
Delia’s Retail	Store Depository Acct	333	xxxxx4797	Chase
Delia’s Retail	Store Depository Acct	350	xxxxx2675	Chase
Delia’s Retail	Store Depository Acct	352	xxxxx2469	Chase
Delia’s Retail	Store Depository Acct	363	xxxx4236	Chemical Bank
Delia’s Retail	Store Depository Acct	229	xxxxxx4675	Citibank
Delia’s Retail	Store Depository Acct	375	xxxxxx8477	Citizens
Delia’s Retail	Store Depository Acct	313	xxx5608	Citizens Bank & Trust
Delia’s Retail	Store Depository Acct	251	xxxxxx1706	Comerica
Delia’s Retail	Store Depository Acct	278	xxxxxx1706	Comerica
Delia’s Retail	Store Depository Acct	301	xxxx1370	Commerce Bank
Delia’s Retail	Store Depository Acct	316	xxxx2676	Fifth Third
Delia’s Retail	Store Depository Acct	331	xxxxxx2898	Fifth Third
Delia’s Retail	Store Depository Acct	335	xxxxxx3052	Fifth Third
Delia’s Retail	Store Depository Acct	376	xxxxxxx1201	First American
Delia’s Retail	Store Depository Acct	273	xxxx3795	First Citizens Bank
Delia’s Retail	Store Depository Acct	257	xxxxx5924	First Tennessee
Delia’s Retail	Store Depository Acct	319	xxxxx5128	First Tennessee
Delia’s Retail	Store Depository Acct	353	xxxxx8104	First Tennessee
Delia’s Retail	Store Depository Acct	326	xx8515	First West Roads Bank
Delia’s Retail	Store Depository Acct	287	xxxxx8866	HSBC
Delia’s Retail	Store Depository Acct	256	xxxxxx6669	Huntington
Delia’s Retail	Store Depository Acct	307	xxxxxx2733	Huntington
Delia’s Retail	Store Depository Acct	258	xxxxxx4632	IBC Bank
Delia’s Retail	Store Depository Acct	321	xxxxxx4411	IBC Bank
Delia’s Retail	Store Depository Acct	340	xxxxxx4979	IBC Bank
Delia’s Retail	Store Depository Acct	250	xxxxxxxx8186	Key Bank
Delia’s Retail	Store Depository Acct	309	xxxxxxxx8186	Key Bank
Delia’s Retail	Store Depository Acct	324	xxxxxxxx8186	Key Bank
Delia’s Retail	Store Depository Acct	290	xxxxxx4963	M&T Bank
Delia’s Retail	Store Depository Acct	332	xxxxx7655	Ohio Savings Bank
Delia’s Retail	Store Depository Acct	283	xxxxx3912	Old National Bank
Delia’s Retail	Store Depository Acct	342	xxxxxxx3722	Old Second Bank
Delia’s Retail	Store Depository Acct	233	xxxxxx7213	PNC
Delia’s Retail	Store Depository Acct	242	xxxxxx7213	PNC
Delia’s Retail	Store Depository Acct	276	xxxxxx7213	PNC
Delia’s Retail	Store Depository Acct	286	xxxxxx7897	PNC
Delia’s Retail	Store Depository Acct	294	xxxxxx5036	PNC
Delia’s Retail	Store Depository Acct	356	xxxxxx7213	PNC
Delia’s Retail	Store Depository Acct	305	xxxx1953	United Bank
Delia’s Retail	Store Depository Acct	274	xxxxx1392	US Bank
Delia’s Retail	Store Depository Acct	289	xxxxx1392	US Bank
Delia’s Retail	Store Depository Acct	202	xxxx0256	Valley National
Delia’s Retail	Store Depository Acct	Master WF	xxxxxxxxx7291	Wells Fargo
Delia’s Retail	Store Depository Acct	212	xxxxxxxx7669	Wells Fargo
Delia’s Retail	Store Depository Acct	216	xxxxxx2885	Wells Fargo
Delia’s Retail	Store Depository Acct	241	xxxxxxxxx0495	Wells Fargo
Delia’s Retail	Store Depository Acct	260	xxxxxxxxx0466	Wells Fargo
Delia’s Retail	Store Depository Acct	265	xxxxxxxxx0482	Wells Fargo
Delia’s Retail	Store Depository Acct	268	xxxxxxxxx0479	Wells Fargo
Delia’s Retail	Store Depository Acct	270	xxxxxxxxx0411	Wells Fargo

dELiA*s, Inc. & Subs.

Depository & Other Accounts

Name on Account	Account Description	Store Number	Bank Account No.	Bank Name	Bank Address	Phone No.
Delia’s Retail	Store Depository Acct	272	xxxxxxxxx0424	Wells Fargo
Delia’s Retail	Store Depository Acct	296	xxxxxxxxx0440	Wells Fargo
Delia’s Retail	Store Depository Acct	298	xxxxxx4154	Wells Fargo
Delia’s Retail	Store Depository Acct	311	xxxxxxxxx0453	Wells Fargo
Delia’s Retail	Store Depository Acct	328	xxxxxx4162	Wells Fargo
Delia’s Retail	Store Depository Acct	338	xxxxxx2441	Wells Fargo
Delia’s Retail	Store Depository Acct	362	xxxxxx2382	Wells Fargo

*	= subject to Blocked Account Agreement
**	= Excluded Account

Schedule 5.21(b)

Credit Card Arrangements

1.	Select Merchant Payment Instrument Processing Agreement, dated as of December 2009, among dELiA*s, Inc., dELiA*s Retail Company, dELiA*s Distribution Company and Alloy Merchandise, LLC, as amended by that certain Additional Company Amendment dated as of December 2009 and that certain December 2012 Amendment dated as of December 2012.

2.	Merchant Agreement, dated as of March 16, 2010, among dELiA*s, Inc., Paypal, Inc. and Bill Me Later, Inc.

Schedule 5.24

Material Contracts

1.	Daisy License Agreement

2.	Media Services Agreement

SCHEDULE 6.02

FINANCIAL AND COLLATERAL REPORTING

DUE	NAME OF REPORT	(X)
Weekly (by 5:00 pm EST on Tuesday of each week or, if such day is not a Business Day, on the next succeeding Business Day), and on the requested date of each Committed Borrowing
A Borrowing Base Certificate with summary backup information; provided that the Borrowing Base Certificate delivered pursuant to Section 2.02(b) of the Credit Agreement shall reflect the Borrowing Base in the Borrowing Base Certificate most recently delivered pursuant to Section 6.02(c) of the Credit Agreement and shall be updated solely to reflect changes to Availability based on the aggregate Total Outstandings.

Concurrently with each Borrowing Base Certificate:
A detailed Inventory system/perpetual report specifying the cost value of the Borrowers’ Inventory,

A detailed calculation of Inventory categories of Borrowers that are not eligible for the Borrowing Base with additional detail showing additions to and deletions therefrom,

A detailed calculation of outstanding Credit Card Receivables by day,

A weekly flash sales report, and

A Stock ledger report as of the close of business on Sunday of the immediately preceding week

Monthly (30 days after month end), per Section 6.01(c) of the Credit Agreement:
\Monthly financial statements required by Section 6.01(c) of the Credit Agreement,

A detailed inventory report by category and an inventory aging report,

A comparison of same store sales,

An accounts payable aging, and

A Compliance Certificate,

Quarterly (45 days after Fiscal Quarter end), per Section 6.01(b):
Quarterly Financial Statements required by Section 6.01(b) of the Credit Agreement,

A detailed inventory report by category and an inventory aging report,

A comparison of same store sales,

An accounts payable aging,

A Compliance Certificate, and

A management discussion and analysis,

Annually (90 days after Fiscal Year end), per Section 6.01(a):
Audited Annual Financial Statements required by Section 6.01(a) of the Credit Agreement,

A Compliance Certificate, and

A management discussion and analysis

Annually (within 30 days prior to the end of each Fiscal Year):

The draft annual Business Plan for the immediately following Fiscal Year.

Annually (within 15 days after the end of each Fiscal Year), per Section 6.01(d):

The final annual Business Plan for the immediately following Fiscal Year.

The purpose of the above reporting is to provide Salus Capital Partners with the same financial information prepared in the normal course of business to monitor, evaluate and report the Lead Borrower’s financial results. If the above information is provided in an existing Lead Borrower report in a different format please call to discuss substituting the Lead Borrower’s report for the one above. Please note that per Section 6.02 of the Term Loan Agreement, Salus Capital Partners may require, from time to time, additional information or reporting from the Lead Borrower

Schedule 7.01

Existing Liens

See Attached

Schedule 7.02

Existing Investments

None

Schedule 7.03

Existing Indebtedness

See Attached

Schedule 7.09

Affiliate Transactions

None

Schedule 10.02

Agent’s Office, Certain Address for Notices

Loan Parties:

c/o dELiA*s, Inc.

50 West 23rd Street

New York, New York 10010

Attn: David Dick

Telephone: (212) 590-6285

Facsimile: (212) 590-6310

Email: ddick@deliasinc.com

with copies to:

c/o dELiA*s, Inc.

50 West 23rd Street

New York, New York 10010

Attn: Marc G. Schuback

Telephone: (212) 590-6204

Facsimile: (212) 590-6310

Email: mschuback@deliasinc.com

Troutman Sanders LLP

405 Lexington Avenue

The Chrysler Building

New York, New York 10174

Attn: William D. Freedman, Esq.

Telephone: (212) 704-6193

Facsimile: (212) 704-5935

Email: William.freedman@troutmansanders.com

Agent:

Salus Capital Partners, LLC

197 First Avenue, Suite 250

Needham, Massachusetts 02494

Attn: Danielle L. Prentis

Telephone: (617) 420-2820

Facsimile: (781) 459-0058

Email: dprentis@saluscapital.com

with a copy to:

Choate, Hall & Stewart LLP

Two International Place

Boston, Massachusetts 02110

Attn: John F. Ventola, Esq.

Telephone: (617) 248-5085

Facsimile: (617) 502-5085

Email: jventola@choate.com

EXHIBIT A

[FORM OF] COMMITTED LOAN NOTICE

TO:	Salus Capital Partners, LLC, as Administrative Agent

RE:	Credit Agreement, dated as of June 14, 2013, by and among dELiA*s, Inc., a Delaware corporation for itself and as Lead Borrower for the other Borrowers party thereto from time to time (in such capacity, the “Lead Borrower”), the Borrowers party thereto from time to time, the Guarantors party thereto from time to time, the Lenders party thereto from time to time, and Salus Capital Partners, LLC, as Administrative Agent and Collateral Agent (as amended, modified, extended, restated, replaced, or supplemented from time to time, the “Credit Agreement”; capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Credit Agreement)

DATE:	[Date]

The undersigned hereby requests a Committed Borrowing of Committed Loans:

1. On (the “Credit Extension Date”)

2. In the amount of $

The Committed Borrowing requested herein complies with Section 2.02(b) of the Credit Agreement.

The Lead Borrower hereby represents and warrants that the conditions specified in Section 4.02 shall be satisfied on and as of the date of the Credit Extension Date. The most recently submitted Borrowing Base Certificate, updated to reflect the Committed Borrowing requested herein, is attached hereto.

Delivery of an executed counterpart of a signature page of this notice by fax transmission or other electronic mail transmission (e.g. “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this notice.

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DELIA*S, INC., as Lead Borrower

By:
Name:
Title:

EXHIBIT B

[FORM OF] NOTE

$[                    ]

[                ,             ]

FOR VALUE RECEIVED, the undersigned (the “Borrowers”), hereby jointly and severally promise to pay to [                    ] or registered assigns (the “Lender”), in accordance with the provisions of the Credit Agreement (as hereinafter defined), the principal sum of [                    ($                     )], or, if less, the aggregate unpaid principal balance of each Committed Loan from time to time made by the Lender to the Borrowers under that certain Credit Agreement, dated as of June 14, 2013, among the Borrowers named therein, the Guarantors named therein, the Lenders from time to time party thereto, and Salus Capital Partners, LLC, as Administrative Agent and Collateral Agent (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement;” the terms defined therein being used herein as therein defined).

The Borrowers promise to pay interest on the unpaid principal amount of each Committed Loan made by the Lender from the date of such Committed Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Credit Agreement. All payments of principal and interest shall be made to the Agent for the account of the Lenders in Dollars in immediately available funds at the Agent’s Office. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Credit Agreement.

This Note is one of the Notes referred to in the Credit Agreement, and the holder is entitled to the benefits thereof. Committed Loans made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this Note and endorse thereon the date, amount and maturity of its Committed Loans and payments with respect thereto.

Each Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Note.

Delivery of an executed counterpart of a signature page of this Note by fax transmission or other electronic mail transmission (e.g. “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Note.

THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO THE CONFLICTS OF LAWS PRINCIPLES THEREOF, BUT INCLUDING SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW.

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5760182

IN WITNESS THEREOF, the Borrowers have caused this Note to be duly executed as of the date set forth above.

DELIA*S, INC.

By:
Name:
Title:

DELIA*S DISTRIBUTION COMPANY

By:
Name:
Title:

ALLOY MERCHANDISE, LLC

By:
Name:
Title:

DELIA*S OPERATING COMPANY

By:
Name:
Title:

DELIA*S RETAIL COMPANY

By:
Name:
Title:

DELIA*S GROUP INC.

By:
Name:
Title:

DELIA*S BRAND LLC

By:
Name:
Title:

AMG DIRECT, LLC

By:
Name:
Title:

EXHIBIT C

[FORM OF] COMPLIANCE CERTIFICATE

Financial Statement Date: [                    ,               ]

TO:	Salus Capital Partners, LLC, as Administrative Agent

RE:	Credit Agreement, dated as of June 14, 2013, by and among dELiA*s, Inc., a Delaware corporation for itself and as Lead Borrower for the other Borrowers party thereto from time to time (in such capacity, the “Lead Borrower”), the Borrowers party thereto from time to time, the Guarantors party thereto from time to time, the Lenders party thereto from time to time, and Salus Capital Partners, LLC, as Administrative Agent and Collateral Agent (as amended, modified, extended, restated, replaced, or supplemented from time to time, the “Credit Agreement”; capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Credit Agreement)

DATE:	[Date]

The undersigned Responsible Officer hereby certifies, in [his/her] capacity as a Responsible Officer and not in [his/her] individual capacity, as of the date hereof, that [he/she] is the [                    ] of the Lead Borrower, and that, as such, [he/she] is authorized to execute and deliver this Compliance Certificate to the Agent on the behalf of the Lead Borrower and the other Loan Parties, and that:

[Use following paragraph 1 for fiscal year-end financial statements]

1. The Lead Borrower has delivered the year-end audited Consolidated financial statements required by Section 6.01(a) of the Credit Agreement for the Fiscal Year of the Lead Borrower and its Subsidiaries ended as of the above date, together with the report and opinion of an independent certified public accountant required by such section.

[Use following paragraph 1 for fiscal quarter-end financial statements]

1. The Lead Borrower has delivered the unaudited financial Consolidated statements required by Section 6.01(b) of the Credit Agreement for the Fiscal Quarter of the Lead Borrower and its Subsidiaries ended as of the above date. Such Consolidated financial statements fairly present the financial condition, results of operations, Shareholders’ Equity and cash flows of the Lead Borrower and its Subsidiaries as of the end of such Fiscal Quarter in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes.

[Use following paragraph 1 for fiscal month-end financial statements]

1. The Lead Borrower has delivered the unaudited financial Consolidated statements required by Section 6.01(c) of the Credit Agreement for the Fiscal Month of the Lead Borrower and its Subsidiaries ended as of the above date. Such Consolidated financial statements fairly present the financial condition, results of operations, Shareholders’ Equity and cash flows of the Lead Borrower and its Subsidiaries as of the end of such Fiscal Month in accordance with GAAP, subject only to normal quarterly and year-end audit adjustments and the absence of footnotes.

5760185

2. The undersigned has reviewed and is familiar with the terms of the Credit Agreement and has made, or has caused to be made under [his/her] supervision, a detailed review of the transactions and condition (financial or otherwise) of the Lead Borrower and its Subsidiaries during the accounting period covered by such financial statements.

3. A review of the activities of the Lead Borrower and its Subsidiaries during such fiscal period has been made under the supervision of the undersigned with a view to determining whether during such fiscal period the Lead Borrower and each of the other Loan Parties performed and observed all its obligations under the Loan Documents, and

[select one:]

[to the best knowledge of the undersigned, during such fiscal period each of the Loan Parties performed and observed each covenant and condition of the Loan Documents applicable to it, and no Default or Event of Default has occurred and is continuing.]

[or]

[to the best knowledge of the undersigned, the following covenants or conditions have not been performed or observed and the following is a list of each such Default and Event of Default and its nature and status:]

Delivery of an executed counterpart of a signature page of this Compliance Certificate by fax transmission or other electronic mail transmission (e.g. “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Compliance Certificate.

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DELIA*S, INC., as Lead Borrower

By:
Name:
Title:

[Exhibit D]

EXHIBIT D

[FORM OF] ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and [between][among] [the][each]1 Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each]2 Assignee identified in item 2 below ([the][each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees]3 hereunder are several and not joint.]4 Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Agent as contemplated below (a) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and any other Loan Documents in the amount[s] and equal to the percentage interest[s] identified below of all the outstanding rights and obligations under the respective facilities identified below and (b) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other Loan Documents or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (a) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (a) and (b) above being referred to herein collectively as [the][an] “Assigned Interest”). Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the][any] Assignor.

1. Assignor[s]:	__________________________
__________________________

2. Assignee[s]:	__________________________
__________________________

[1]

For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language. If the assignment is from multiple Assignors, choose the second bracketed language.

[2]	For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language. If the assignment is to multiple Assignees, choose the second bracketed language.
[3]	Select as appropriate.
[4]	Include bracketed language if there are either multiple Assignors or multiple Assignees.

[Exhibit D]

5760189

[for each Assignee, indicate [Affiliate][Approved Fund] of Lender]]

3. Lead Borrower: dELiA*s, Inc., a Delaware corporation

4.	Agent: Salus Capital Partners, LLC, as the administrative agent and the collateral agent under the Credit Agreement

5.	Credit Agreement: Credit Agreement, dated as of June 14, 2013 (as amended, restated, supplemented or otherwise modified and in effect from time to time), among the Lead Borrower, the other Borrowers party thereto, the Guarantors party thereto, the Lenders party thereto from time to time, and Salus Capital Partners, LLC, as Agent

6. Assigned Interest:

Assignor[s][5]	Assignee[s][6]	Amount of Assignor’s Commitment/ Loans[7]		Amount of Commitment/ Loans Assigned[8]		Percentage of Assignor’s Commitment/ Loans Assigned[9]		Resulting Commitment/ Loans Amount for Assignor		Resulting Commitment/ Loans Amount for Assignee
		$	_________	$	______	_________	%	$	______	$	_______

		$	_________	$	______	_________	%	$	______	$	_______

		$	_________	$	______	_________	%	$	______	$	_______

[7. Trade Date:                     ]10

[7/8.]	Effective Date: , 20 [TO BE INSERTED BY AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

List each Assignee, as appropriate.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

[5]	List each Assignee, as appropriate.
[6]	List each Assignee, as appropriate.
[7]	Amounts in this column and in the column immediately to the right to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.
[8]	Subject to minimum amount requirements pursuant to Section 10.06(b)(i) of the Credit Agreement and subject to proportionate amount requirements pursuant to Section 10.06(b)(ii) of the Credit Agreement.
[9]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.
[10]	To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

[Exhibit D]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE

[NAME OF ASSIGNOR]

By:
Name:
Title:

[Consented to and][11] Accepted:

SALUS CAPITAL PARTNERS, LLC, as Agent

By:
Name:
Title:

[11]	To be added only if the consent of the Agent is required by the terms of the Credit Agreement.

[Signature Page to Assignment and Assumption]

ANNEX 1 TO ASSIGNMENT AND ASSUMPTION

Standard Terms and Conditions for Assignment and Assumption

1. Representations and Warranties.

1.1. Assignor. [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Lead Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Lead Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee. [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under the terms of the Credit Agreement (subject to such consents, if any, as may be required under the terms of the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement and the other Loan Documents as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by [the][such] Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire [the][such] Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to the terms of the Credit Agreement, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon the Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, and (vii) if it is a Foreign Lender, attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by [the][such] Assignee; and (b) agrees that (i) it will, independently and without reliance upon the Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignor for amounts which have accrued to but excluding the Effective Date and to [the][the relevant] Assignee for amounts which have accrued from and after the Effective Date.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by fax transmission or other electronic mail transmission (e.g. “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York, without giving effect to principles of conflicts of laws thereof, but including Section 5-1401 of the New York General Obligation Law.

4. Fees. Unless waived by the Agent in accordance with Section 10.06(b)(iv) of the Credit Agreement, this Assignment and Assumption shall be delivered to the Agent with a processing recordation fee of $3,500.

5. Delivery. If the Assignee is not a Lender, the Assignee shall deliver to the Agent an Administrative Questionnaire.

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EXHIBIT F

[FORM OF] CREDIT CARD NOTIFICATION

[PREPARE ON BORROWER LETTERHEAD—ONE FOR EACH PROCESSOR]

[                    ,         ]

To:	(the “Processor”)

[Address]

[Address]

[City, State Zip]

Re:	[ ] (the “Company”)

[Account Numbers]

Dear Sir/Madam:

Under various agreements between and among, among others, the Company and Salus Capital Partners, LLC, as administrative agent and collateral agent (in such capacities, the “Agent”) for a syndicate of lenders and other credit parties party to that certain Credit Agreement dated as of June14,2013 (as amended, restated, supplemented or otherwise modified and in effect from time to time), the Company has granted to the Agent, for its own benefit and the benefit of the other credit parties, security interests in and to the Company’s inventory, accounts, general intangibles, equipment, and other assets, including, without limitation, all amounts due or to become due from the Processor to the Company.

Under such agreements, the Company is obligated to deliver (or cause to be delivered) all proceeds of the Company’s accounts, accounts receivable, and inventory to the Agent. Such proceeds include all payments with respect to credit card charges (the “Charges”) submitted by the Company to the Processor for processing and the amounts which the Processor owes to the Company on account thereof (the “Credit Card Proceeds”).

ARTICLE IUntil the Processor receives written notification from an officer of the Agent to the contrary, all amounts as may become due from time to time from the Processor to the Company shall continue to be transferred only as follows:

1.01	By ACH, Depository Transfer Check, or Electronic Depository Transfer to:

Bank:	[ ]
Bank Address:	[ ]
ABA Routing Number:	[ ]
Account Number:	[ ]
Account Name:	[ ]

or

5760196

1.02	As the Processor may be instructed from time to time in writing by an officer of the Agent.

ARTICLE IIUpon request of the Agent, a copy of each periodic statement provided by the Processor to the Company should be provided to the Agent by mail (electronically or otherwise), at the following addresses:

Salus Capital Partners, LLC

Attention: Danielle L. Prentis

197 First Avenue, Suite 250

Needham, Massachusetts 02494

E-Mail: dprentis@saluscapital.com

Facsimile: (781) 459-0058

ARTICLE IIIThe Processor shall be fully protected in acting on any order or direction by the Agent respecting the Charges and the Credit Card Proceeds without making any inquiry whatsoever as to the Agent’s right or authority to give such order or direction or as to the application of any payment made pursuant thereto.

This letter may be amended only by the written agreement of the Processor, the Company, and an officer of the Agent and may be terminated solely by written notice signed by an officer of the Agent.

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Very truly yours,
[ ]

By:
Name:
Title:

cc: Salus Capital Partners, LLC

EXHIBIT G

[FORM OF] DDA NOTIFICATION

[PREPARE ON BORROWER LETTERHEAD—ONE FOR EACH DEPOSITORY]

[                    ,          ]

To: [Name and Address of Bank]

Re: [                    ] (the “Company”)

[Account Numbers]

Dear Sir/Madam:

This letter relates to the Account Numbers referenced above (individually and collectively, the “Account”) that the Company now or hereafter maintains with you. The term “Account” shall also mean any certificates of deposit, investments or other evidence of indebtedness previously or hereafter issued by you to or for the account of the Company.

Under various agreements between and among, among others, the Company and Salus Capital Partners, LLC, as administrative agent and collateral agent (in such capacities, the “Agent”) for a syndicate of lenders and other credit parties (collectively, the “Loan Documents”), the Company has granted to the Agent security interests in and to, among other things, the Company’s accounts, accounts receivable, inventory, and proceeds therefrom, including, without limitation, the proceeds now or hereafter deposited in the Account or evidenced thereby. Therefore, the present and all future contents of the Account constitute the Agent’s collateral.

Until you receive written notification from the Agent that the interest of the Agent in the Accounts has been terminated, all funds from time to time on deposit in each of the Accounts, net of such minimum balance, not to exceed $2,500.00, as may be required by you to be maintained in each of the Accounts, shall be transferred on each business day only as follows:

(a) By ACH, Depository Transfer Check, or Electronic Depository Transfer to:

Bank:                                [                    ]

Bank Address:               [                    ]

ABA Routing Number: [                    ]

Account Number:          [                    ]

Account Name:              [                    ]

or

(b) As you may be otherwise instructed from time to time in writing by an officer of the Agent.

Upon request of the Agent, a copy of each statement issued with respect to the Account should be provided to the Agent, by mail (electronically or otherwise), at the following addresses:

Salus Capital Partners, LLC

Attention: Danielle L. Prentis

197 First Avenue, Suite 250

Needham, Massachusetts 02494

E-Mail: dprentis@saluscapital.com

Facsimile: (781) 459-0058

You shall be fully protected in acting on any order or direction by the Agent respecting the Accounts without making any inquiry whatsoever as to the Agent’s right or authority to give such order or direction or as to the application of any payment made pursuant thereto. Nothing contained herein is intended to, nor shall it be deemed to, modify the rights and obligations of the Company and the Agent under the terms of the loan arrangement and the Loan Documents, as amended and in effect from time to time, executed in connection therewith between, among others, the Company and the Agent.

This letter may be amended only by notice in writing signed by the Company and an officer of the Agent and may be terminated solely by written notice signed by an officer of the Agent.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

Very truly yours,
[ ]

By:
Name:
Title:

cc: Salus Capital Partners, LLC